                                                                   EXHIBIT 10.4

                  UNIT REDEMPTION, RELEASE, AND SALE AGREEMENT

         This Unit Redemption, Release, and Sale Agreement ("Agreement") is entered into by and among Touch America, Inc., a Montana corporation ("TA"); Sierra Pacific Communications, a Nevada corporation ("SPC"); and Sierra Touch America LLC, a Nevada limited liability company ("STA"), as of the 9th day of September, 2002, to be effective on the "Closing Date," as defined below. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Operating Agreement of STA, dated April 25, 2000 (the "Operating Agreement"). Each party may be referred to individually as a "Party" and collectively as the "Parties" in this Agreement.

         WHEREAS, SPC desires to purchase from STA certain of the telecommunications assets and rights of STA, as described on Exhibit A (the "Assets"), together with all necessary occupancy rights and rights of access to and operation of the Assets (the "Related Rights"), in connection with the following business elements

         (i) The redemption of the SPC membership interest in STA, effecting the relinquishment of and abandonment by SPC of its ownership interest in STA;

         (ii)     Delivery of SPC's secured promissory note to STA;

         (iii) STA's covenant to SPC to promptly complete the fiber optic conduit system, which extends from Sacramento, California to Salt Lake City, Utah (the "System"); and

         (iv) STA's provision of collocation space to SPC, and STA's maintenance of the System, as set forth in this Agreement, its Exhibits and Attachments.

         WHEREAS, each Party to this Agreement acknowledges that the purchase and conveyance of the Assets and redemption of the SPC membership interest in STA shall not be consummated until the date that SPC has entered into a binding and enforceable agreement to sell the First Conduit extending the entire System route from Sacramento, California to Salt Lake City, Utah (the "First Conduit"), which date shall be not more than sixty (60) days following the date of this Agreement (the "Closing" or "Closing Date").

         WHEREAS, each Party to this Agreement acknowledges that SPC has been and is currently negotiating with Qwest Communications Corporation for the sale of the First Conduit to Qwest.

         NOW, THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

I.       PURCHASE PRICE

The total purchase price for the Assets is Forty-Eight Million Five Hundred Thousand Dollars ($48,500,000), as adjusted in Section II below, and payable as set forth in Section III below (the "Purchase Price").
SPC shall be entitled to retain, free and clear of all material encumbrances, any third-party deposits and other consideration previously received by it in connection with the marketing of the First Conduit.

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II.      REDEMPTION OF SPC'S MEMBERSHIP INTEREST

STA, SPC, and TA shall take all necessary limited liability company action to redeem the SPC membership interest in STA, causing SPC to relinquish and abandon its ownership units in STA. Such redemption shall be effected pursuant to the terms and conditions of the Redemption Agreement in substantially the form of Appendix A hereto. The Parties agree that the redemption price shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the "Redemption Price"), which is equivalent to SPC's present cash investment in STA. The Redemption Price shall be offset against the Purchase Price. At the Closing, STA and TA shall execute an amendment to the Operating Agreement to reflect that SPC is no longer a member of STA. SPC shall execute and deliver to TA and STA such documentation, in addition to the Redemption Agreement, as may be reasonably requested by TA or STA to evidence that the SPC membership interest has been redeemed by STA as of the Closing Date.

III.     PAYMENT OF PURCHASE PRICE

After offset of the Redemption Price described in Section II, the Purchase Price in the amount of Thirty-Five Million Dollars ($35,000,000) shall be evidenced by a secured promissory note made by SPC to STA and is attached hereto as Appendix B (the "Note"). Payment and performance of the Note shall be secured by a security agreement wherein SPC shall grant to STA a security interest in all of the Assets conveyed and transferred to SPC at Closing. The Security Agreement is attached hereto as Appendix C (the "Security Agreement"). STA agrees to release its security interest in specific Assets or rights conveyed or sold by SPC promptly upon STA's receipt of payment equal to the full proceeds less directly related transaction fees and expenses ("Net Proceeds") received by SPC from any such sale. Any sale and release of security shall be in accordance with the terms of the Security Agreement. The Note and Security Agreement shall be executed and delivered at Closing.

SPC shall directly assign any and all payments it receives from the sale of the First Conduit it intends to sell to Qwest Communications including but not limited to the (i)Second Payment of Five Million Dollars ($5,000,000) payment due on execution of the Amended and Restated Agreement for the Construction and Sale of Conduit between SPC and Qwest, net payable to STA of $4,375,000; and
(ii) Final Payment, of $10,000,000 net of transaction fees of $750,000 for $9,250,000. SPC agrees to appoint STA as its agent for the purpose of directly collecting any payment due to STA from Qwest with full authority to direct the manner in which any payment is made. SPC will be responsible for transaction fees and only those proceeds actually received by STA will be deducted from SPC's balance due under the Note.

IV.      ALLOCATION OF PURCHASE PRICE

The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit A.

V.       TRANSFER AND CONVEYANCE OF ASSETS BY STA

         1.       ASSETS TO BE TRANSFERRED

         At the Closing, STA shall convey, transfer, and distribute to SPC the following:

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                  (a)      the First Conduit; and

                  (b)      the Reno Metro Conduit; and

                  (c)      the Related Rights for (a) and (b) above

         Additionally at the Closing, STA shall convey, transfer, and distribute to SPC the following assets, by conveying to SPC an indefeasible right of use ("IRU") for the useful life of such assets ("useful life" of an asset is defined in Section 1.13 of the Conduit and Dark Fiber IRU and Sale Agreement, Appendix
E):

                  (d) Sixty (60) strands of fiber extending between Sacramento, California and Salt Lake City, Utah

                  (e) Two (2) conduits extending between Reno, Nevada and Spanish Fork, Utah ("IRU Conduits").

         2.       CONDUITS, AND RELATED RIGHTS

         At the Closing, STA shall convey to SPC ownership of the First Conduit and transfer the Related Rights, by an assignment and bill of sale which is attached hereto as Appendix D (the "Assignment and Bill of Sale"). STA shall partially assign to SPC the Related Rights owned or secured by STA. Such partial assignment of rights shall be of the same quality of title and duration as such rights are vested in STA. If STA is unable to directly assign to SPC any Related Right, then STA shall grant access rights to SPC - to the extent that such rights are legally transferable - through license, IRU, or otherwise, so that SPC has full rights of occupancy and access to the First Conduit. STA shall cooperate with SPC in obtaining any required consents to such transfers from private entities or governmental authorities, and each Party shall be responsible for any annual recurring fees it is assessed or charged in connection with its occupancy rights. If a governmental entity requires SPC or its permitted assigns to obtain a separate license or permit, then SPC shall be responsible to obtain such license or permit at SPC's sole cost and expense. STA agrees to use commercially reasonable efforts in cooperating with SPC with respect to SPC's efforts to secure such licenses or permits.

         STA shall assign to SPC all assignable contract, easement, and other occupancy rights held by STA and necessary for SPC to occupy any Union Pacific Railroad ("UPR") right of way along the entire System route. If the UPR requires a separate agreement and additional compensation specific to the placement of SPC's fiber in the First Conduit or the IRU Conduits, then SPC shall be solely responsible to secure an agreement with the UPR and to pay any additional compensation required by the UPR.

         3.       OP-AMP ("OA") SITES

         STA shall convey to SPC interests in real property on which STA's OA Sites are situated. Such real property interests shall be of the same quality of title as possessed by STA. The size and location of each parcel of real property conveyed to SPC is set forth with particularity on Exhibit B attached hereto. SPC understands and agrees that STA shall not convey to SPC any real property at or near STA's OA Sites in Provo, UT, Auburn, CA; Blue Canyon, CA; or Truckee, CA. SPC shall be solely responsible for all costs and expenses associated with constructing SPC's OA facilities, including, but not limited to, costs and expenses relating to site preparation, construction, and placement of conduit and fiber.

         Notwithstanding any provision of this Agreement or any other agreement entered into by

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
the Parties to the contrary, SPC specifically understands and agrees that STA's obligation to deliver executed and transferable conveyance documents relating to the First Conduit shall not arise until SPC pays to STA Thirteen Million Six Hundred Twenty Five Thousand Dollars ($13,625,000) toward satisfaction and reduction of the Purchase Price.

         The IRU Agreement shall also include provision for a Collocation Agreement substantially in the form of Appendix G allowing SPC to purchase or lease access to and space in Op-Amp sites owned by STA.

         The IRU will be delivered free and clear of all material liens, security interests, pledges, easements, claims, conditions, covenants, and restrictions that may have a material adverse effect on SPC's rights to use and occupy the property conveyed by the IRU, subject to immaterial exceptions that SPC approves and the security interest granted to STA in the Security Agreement.

VI.      SPC TRANSFER AND CONVEYANCE OF ASSETS

In addition to execution of the Note and Security Agreement, at Closing, SPC shall transfer and convey by IRU to STA an interest in twelve (12) fibers from the Reno metropolitan network and in four (4) fibers from the Las Vegas metropolitan network The Parties shall execute a separate IRU Agreement (the "Metro IRU Agreement"), Appendix K, to convey the above fibers. Such Metro IRU shall be freely assignable by STA. SPC shall also provide to STA a detailed route map, including, without limitation, streets and point-of-presence ("POP") locations, and a detailed list showing the collocation space, POP space, equipment, and related facilities needed for the use, operate, and maintenance of such Metro fibers that relate to each fiber network.

VII.     STA COVENANTS

         1.       SYSTEM COMPLETION.

         STA acknowledges that SPC will negotiate the sale of the First Conduit to Qwest Communications Corporation, substantially in the form of Appendix M hereto (the "Qwest Agreement"). STA shall use its commercial best efforts to promptly complete the System according to the schedule set forth on Exhibit E of the Qwest Agreement, including without limitation, the construction, testing, and maintenance thereof (including the maintenance and retention of all licenses, permits, authorizations, and other rights, in whatever form necessary, to access, operate, and maintain the System) and the payment of operational costs related thereto, and shall perform such other obligations related thereto and existing at the Effective Date. STA further agrees to promptly and in good faith cooperate with SPC in the timely discharge of SPC's obligations under the Qwest Agreement, where the character and time of performance of such obligations require the assistance, collaboration, support, or consent of STA.

         2.       SUBSTITUTE BUILDER.

         STA agrees that if STA becomes unable to comply with its obligation to complete the System described in section VII.1 above, or if SPC receives a notice of default under section 4.01(a) of the Qwest Agreement and such default is caused by STA's failure or inability to complete the System in accordance with the Specifications and within the time period described therein, or if STA does not send SPC a Notice of Completion on or before May 1, 2002, SPC shall

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have the right, following notice to STA and without prejudice to any other right or remedy, to cause the System to be completed in accordance with the Specifications. In such event STA will recognize SPC or SPC's agent, designee, or transferee (the "Substitute Builder") and will promptly consent to the pledge and collateral assignment of STA's right, title and interest in, to, and under any System construction or professional services agreements to the Substitute Builder, and will acknowledge the right of the Substitute Builder to make all demands, give all notices, take all actions and exercise all rights of STA under such agreements; and will further undertake and assign, as necessary, all actions required to permit the Substitute Builder to fully perform. It is specifically agreed that all costs incurred by SPC as a result of causing the system to be completed pursuant to this Section VII.2, which shall include but not be limited to all gearing-up costs, labor, materials, handling and storage costs, capital costs, contractors, administrative and general costs, related overhead costs, penalties and other assessments, shall operate to reduce SPC's indebtedness to STA under the Note.

         3.       APPROVAL OF STA TRANSACTIONS.

         STA agrees to hold meetings of its respective members and Management Committee not later than September 10, 2002, for the purpose of approving the terms of this Agreement, the Exhibits and Appendices, and the transactions contemplated hereby and thereby.

VIII.    SPC COVENANTS

         1.       APPROVAL OF STA TRANSACTIONS.

         SPC, as a member of the Management Committee, shall undertake such action and vote for the approval of such resolutions that may be presented to the Management Committee to authorize, adopt, and approve the transactions contemplated by this Agreement and the Appendices hereto.

         2.       OCCUPANCY AND ACCESS RIGHTS.

         At the Closing, SPC shall execute such instruments of conveyance, assignment, and transfer necessary to convey or assign to STA all private and public easements, licenses, government authorizations, permits (including environmental permits), and access rights (collectively, "occupancy rights") held by SPC for the System, to the extent such occupancy rights are legally transferable. SPC shall, at its own cost and expense, obtain all necessary "consents to assign" any occupancy rights to STA and use its commercial best efforts to cause the occupancy rights held by SPC to be validly transferred to STA.

         3.       SALE OF SPC ASSETS OR SALE OF SPC CAPITAL STOCK.

         As long as an outstanding balance remains on the Note, SPC shall provide or cause to be provided to STA prompt written notice of any change in control of all or substantially all of SPC assets. SPC shall make no cash or other distributions to its parent company, Sierra Pacific Resources, a Nevada corporation ("SPR"), or any other related entity prior to fully satisfying its obligations under this Note, provided, however, that this prohibition shall not act to prohibit SPC from raising additional capital necessary to build or maintain SPC's business, including, without limitation, the receipt of investment funds from SPR or a non-affiliated entity, the entering into of a joint venture arrangement affecting SPC, or the entering into of a transaction that dilutes SPR's ownership interest in SPC in exchange for cash associated with SPC's operating or capital expenditure requirements, provided, further, that SPC shall provide STA with at least thirty (30)

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
days' written notice of the intent to raise such additional capital. In the event that any stock or equity interest in SPC is sold, conveyed, or transferred by SPC's present owner, SPC covenants, and agrees that this Note shall be paid in full before the transaction is consummated. SPC shall cause a legend to be placed on the existing stock certificate of SPC held by SPR evidencing this restriction. Until this note is paid in full, SPC shall provide on a quarterly basis, financial statements including income statements, balance sheets, and cash flow reports; and annually audited balance sheet and income statement accurately and completely showing the financial condition of SPC.

IX.      TA COVENANTS

         1.       APPROVAL OF STA TRANSACTIONS.

         TA, as a member of the Management Committee, shall undertake such action and vote for the approval of such resolutions that may be presented to the Management Committee to authorize, adopt, and approve the transactions contemplated by this Agreement and the Appendices hereto.

         2.       APPROVAL OF STA PERFORMANCE.

         TA, as the sole member and manager of STA after the Closing, shall cause STA to perform its obligations set forth in the Agreement.

X.       ADDITIONAL AGREEMENTS

In addition to the Note to be executed by SPC at the Closing, Appendix B, and the Security Agreement to be executed by SPC at Closing, Appendix C, SPC and STA shall execute, at the Closing, the following documents except the Collocation Agreement that will be executed when collocation services are ordered:

         1.       IRU AGREEMENT.

         A definitive IRU agreement, Appendix E, will be executed at the Closing and which shall govern the Parties' rights and obligations relating to the sixty
(60) strands of fiber extending from Sacramento, CA to Salt Lake City, UT and two (2) conduits extending from Reno, NV to Spanish Fork, UT. The Agreement shall provide that, beginning on August 1, 2003, SPC shall pay to STA Twenty Dollars ($20.00) per month, per route mile, for the entire System route from Sacramento, CA to Salt Lake City, UT, for maintenance of the backbone route.

         2.       COLLOCATION AGREEMENT.

         A collocation agreement in substantially the form of Appendix G (the "Collocation Agreement") shall establish the rights and responsibilities of the Parties regarding collocation and interconnection of the Parties' facilities. This sample agreement reflects current pricing available but is subject to change. Collocation fees for space and services are set forth in the Collocation Agreement. Such collocation fees are not part of the consideration for this Agreement and are in addition to SPC's obligation to repay the Note.

         3.       MEMBERSHIP REDEMPTION AGREEMENT.

         A Membership Redemption Agreement, Appendix A (the "Membership
Interest

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
Redemption Agreement"), will be executed at Closing and shall establish the rights and responsibilities of TA and SPC with respect to the redemption of SPC's membership interest in STA and SPC's relinquishment and abandonment thereof.

         4.       QUITCLAIM DEED.

         A definitive quitclaim deed, Appendix I (the "QuitClaim Deed Metro Conduit"), will be executed at Closing and shall reflect the distribution of the real-property portion of the Metro Conduit to SPC.

         5.       ASSIGNMENT AND BILL OF SALE.

         A definitive assignment and bill of sale, Appendix J (the "Metro Conduit Assignment and Bill of Sale"), will be executed at Closing and shall reflect the distribution of the personal-property portion of the Metro Conduit to SPC.

         6.       METRO IRU AGREEMENT.

         A definitive IRU agreement, Appendix K, (the "Metro IRU Agreement"), will be executed at Closing and shall establish the Parties' rights and obligations with respect to twelve (12) fibers from the Reno metropolitan network and four (4) fibers from the Las Vegas metropolitan network, shall be executed by the Parties at Closing.

XI.      REPRESENTATIONS AND WARRANTIES

EACH of STA, SPC, and TA represents and warrants to each other (except with respect to Item 6) as of the date hereof and shall represent and warrant on the Closing Date that:

         1. It has the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement.

         2. It has taken all requisite corporate action to approve the execution, delivery, and performance of this Agreement.

         3. This Agreement shall constitute a legal, valid, and binding obligation enforceable against such party in accordance with its terms, except as the enforceability thereof may be affected by (i) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

         4. Execution, delivery, and performance of this Agreement shall not violate any of the organizational documents of such party, applicable existing regulations, rules, statutes, or court orders or any local, state, or federal government agency, court or body or any agreement, document, indenture, or instrument to which it is a party.

         5. Except as set forth on Schedule I, there are no actions, suits, claims, demands, or other proceedings or investigations, either administrative or judicial, pending or threatened, affecting the Assets or the transactions contemplated by this Agreement, at law or in equity, before or by any federal, state, municipal, or other governmental department, that can reasonably be expected to result in any materially adverse change (in the aggregate) in the condition of the Assets.

         6. STA shall represent and warrant to SPC that, as of the Closing Sale, (i) STA, to its

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                  knowledge, has good and marketable title to all of the Assets, and except as otherwise disclosed on Schedule II, the Assets are subject to no material liens, security interests, claims, leases, or encumbrances; and (ii) STA has duly and validly redeemed the SPC membership interest pursuant to applicable Nevada law. STA agrees to pass on and assign to SPC or its asigns any assignable warranties gven to STA by third party vendors, supplies, contractors or manufacturers that relate to construction of the System.

XII.     LIABILITIES

Except as otherwise expressly provided herein, and subject to the provisions of
Article XIII, SPC shall not assume or otherwise be responsible for any liability or obligation previously disclosed by SPC relating to the System or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof. STA will retain all liabilities that are not specifically assumed by SPC.

XIII.    INDEMNIFICATION

         1.       INDEMNIFICATION BY STA.

         STA shall indemnify, defend, and hold harmless SPC and SPC's successors and assigns from and against any claim, demand, obligation, liability, loss, cost, damage, or expense, including interest, penalties, and reasonable attorneys' fees, caused by or arising out of (i) any breach or default in the performance by STA of any obligation of STA contained in this Agreement; or (ii) any liability arising out of the construction, management, ownership, or operation of the System or otherwise asserted against STA as of, or arising after, the Closing Date; provided, however, that if SPC shall have failed to disclose to TA in writing any such claim, demand, obligation, liability, loss, cost, damage or expense of which it had actual knowledge prior to the execution of this Agreement, then SPC shall remain liable for fifty percent (50%) of the total cost and expense (including attorneys fees) of defending and satisfying such non-disclosed liability.

         2.       INDEMNIFICATION BY SPC.

         SPC shall indemnify, defend, and hold harmless STA and STA's successors and assigns from and against any claim, demand, obligation, liability, loss, cost, damage, or expense, including interest, penalties, and reasonable attorneys' fees, caused by or arising out of (i) any breach or default in the performance by SPC of any obligation of SPC contained in this Agreement; (ii) the assumption in writing by SPC on or before the Closing Date of any liability;
(iii) any liability arising after the Closing date with respect to its ownership and operation of the Assets or Related Rights; or (iv) any sale or transfer of System, Assets or rights in the System by SPC to any third party including, but not limited to, Qwest Communications Corporation.

         3.       COOPERATION BY SPC.

         SPC agrees, at its own cost and expense, to promptly and in good faith cooperate with STA

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
in the defense and prosecution of any litigation whether currently pending or arising in the future that relates to the System. This obligation includes, but is not limited to, making available employees or persons under the control of SPC or its affiliates available for testimony at depositions or at trials, the production of documents and consultation with STA and its attorneys. Additionally, should STA require support or assistance in further negotiations or resolution of issues arising from SPC's activities associated with the construction of the Assets, SPC shall at its own cost and expense promptly and in good faith cooperate with STA in the resolution of said issues.

XIV.     CONDITION TO OBLIGATIONS OF TA AND STA

Notwithstanding anything to the contrary in this Agreement or in any Appendix hereto, SPC agrees that a condition to the obligations of TA and STA to proceed with the redemption of SPC's membership interest and to the other performance obligations of TA and STA described herein are contingent on the payment by SPC to STA of Four Million Three Hundred Seventy Five Thousand Dollars ($4,375,000), paid promptly following the execution of the Qwest Agreement substantially in the form of Exhibit M hereto. If SPC fails to make the above payment or fails to reach a binding agreement with Qwest, or Qwest fails to perform such agreement, TA and STA shall have the absolute right to terminate this Agreement or to insist on specific performance of this Agreement.

XV.      MISCELLANEOUS

         1.       MUTUAL COOPERATION.

         The Parties agree and covenant to execute all documents and to take all actions necessary to effectuate this Agreement in a prompt and timely manner, to fully cooperate with each other to complete transactions with third parties related to this Agreement, and to perform all other acts required hereby or thereby.

         2.       CONFIDENTIALITY.

         EXCEPT in any filing required to be made by either Party, or as may be required in connection with the submission or approvals by the Parties to any regulatory agency or third party whose prior consent is required to effect the proposed transaction, no Party shall make or cause to be made, any press release or public announcement with respect to the proposed transaction or the execution of this Agreement or otherwise communicate with any news media in respect thereof without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

         3. ENTIRE AGREEMENT; INAPPLICABILITY OF "DEADLOCKS" PROVISIONS OF OPERATING AGREEMENT OF STA.

         This Agreement, and all exhibits, constitute the only agreement among the Parties with respect to the acquisition of SPC's interest in STA by TA, and the related transactions described herein. This Agreement, and all exhibits, supersede all prior oral and written agreements with respect to the subject matter hereof. This Agreement, and all exhibits, may not be modified except by a written instrument executed by all of the Parties. No dispute arising out of or relating to this Agreement, the Note, the Security Agreement, any related agreements or instruments, or brought

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
under applicable law, shall be subject to the provisions of Article X ("Deadlocks"), or any other provisions, of the Operating Agreement of STA dated as of April 25, 2000.

         4.       LIMITATION OF LIABILITY.

         In no event shall either Party be liable for any punitive, consequential, incidental, indirect, or special damages or lost profits incurred or alleged to have to been incurred by anyone whether arising out of tort, breach of contract, breach of warranty, strict liability, or any other claim.

         5.       JOINT WORK PRODUCT.

         This Agreement is the joint work of the Parties; accordingly, in the event of an ambiguity, no presumption shall be imposed against any Party for reason of document preparation.

         6.       NOTICES.

         Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or telecopied, or sent by certified, registered mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or telecopied (with a confirming telephone call) or if mailed, four days after the date of mailing, as follows (or to such successor entity or such new address as a party may notify to the other):

      SPC:
      Richard Coyle                             Mark Backus
      President                                 Attorney
      5860 S. Pecos, Bldg. G, Ste. 100          6226 West Sahara Avenue
      Reno, NV 89120                            Las Vegas, NV 89151
      Tele: 702.949.7910                        Tele: 702.367.5692
      Fax: 702.949.7928                         Fax: 702.227.2069

      TA:
      Mike Zimmerman                           Tom Joyce
      Vice President                           Attorney
      130 North Main                           130 North Main
      Butte, MT 59701                          Butte, MT 59701
      Tele: 406-497-5426                       Tele: 406-497-5521
      Fax: 406-497-5240                        Fax: 406-497-5203

         7.       APPLICABLE LAW; JURISDICTION AND VENUE.

         This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

         8.       NO ASSIGNMENT.

         This Agreement and any right hereunder may not assigned by any Party without the prior written consent of the other Parties, except by operation of law.

         9.       NO THIRD PARTY RIGHTS.

         This Agreement is not intended and shall not be construed to create any rights in any parties

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
other than SPC and TA and STA, and no person shall assert any rights as third-party beneficiary hereunder.

         10.      SEVERABILITY.

         If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected, impaired, or invalidated thereby.

         11.      COUNTERPARTS AND FACSIMILE COPIES.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute on and the same instrument. The Parties agree that facsimile copies may be accepted as original signatures.

         12.      HEADINGS.

         The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

         13.      APPENDICES.

         Terms of appendices referenced or attached hereto govern the rights and responsibilities of the Parties with respect to the subject matter thereof.

         14.      EXPENSES.

         Each Party will bear its own costs and expenses with respect to this Agreement and any other transactions contemplated herein including, without limitation, legal fees and fees of other advisors.

URRS Agreement                    Page 11              Dated: September 9, 2002

IN WITNESS WHEREOF, and intending to be bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

SIERRA PACIFIC COMMUNICATIONS,
A NEVADA CORPORATION

By:  ________________________
     RICHARD J. COYLE, JR.
     Its President

TOUCH AMERICA, INC.,
A MONTANA CORPORATION

By:  ________________________
     MICHAEL J. MELDAHL
     Its President

SIERRA TOUCH AMERICA LLC,
A NEVADA LIMITED LIABILITY COMPANY

By:  _______________________                   By:  ___________________________
     RICHARD COYLE, MANAGER                         MICHAEL J. MELDAHL, MANAGER

By:  _______________________                   By:  ___________________________
     PETER FENNEY, MANAGER                          KEVIN DENNEHY, MANAGER

URRS Agreement                    Page 12              Dated: September 9, 2002

                                    EXHIBIT A

                     ASSETS AND ALLOCATION OF PURCHASE PRICE

         1. One (1) of the original six (6) conduits installed for the System and which extends the full length of the System route as follows:

                  (i) one (1) one-and-one-quarter inch (1.25") conduit of approximately one hundred forty-six (146) miles in length between Sacramento, California and Reno, Nevada ("Leg One");

                  (ii) one (1) two inch (2") conduit of approximately three hundred fifty (350) miles in length between Reno, Nevada and Ely, Nevada ("Leg Two");

                  (iii) one (1) two inch (2"") conduit of approximately three hundred sixteen (316) miles in length between Ely, Nevada and Salt Lake City, Utah ("Leg Three").

         for Twenty Million Dollars ($20,000,000).

         2. An Indefeasible Right of Use (IRU) for the useful life of the asset in two (2) additional conduits in excess of the original six (6) conduits installed for the System and which extend in that segment of the System route from Reno, Nevada to Spanish Fork, Utah, for Seven Million Dollars ($7,000,000).

         3. All Reno metropolitan area conduits in the System route in excess of the original six (6) conduits installed for the System, for Ten Million Five Hundred Thousand Dollars ($10,500,000).

         4. An IRU for the useful life of the asset in sixty (60) strands of System fiber, which extend the full length of the System route from Sacramento, California to Salt Lake City, Utah, for Nine Million Dollars ($9,000,000).

         5. One full, equally sized quadrant at each OA site on the real property on which STA's OA sites are situated, as well as easements through the remaining quadrants as set forth on Exhibit B (and subject to the qualifications therein and herein), for a one-time fee of Two Million Dollars ($2,000,000). STA will be under no obligation to convey land for OA sites in the following locations at or near: Provo, Utah; Auburn, California; Blue Canyon, California; and Truckee, California.

URRS Agreement                    Page 13              Dated: September 9, 2002
Exhibit A

                                    EXHIBIT B

                          DESCRIPTION OF REAL PROPERTY
                              TO BE CONVEYED TO SPC

                     VERDI, NEVADA TO SACRAMENTO, CALIFORNIA

         This portion of the route consists of approximately 131 miles (691,680') in length. The telecommunications system along the route from the Union Pacific Railroad milepost 227, approximately 8/10 of a mile east of the California - Nevada State Line near Verdi Nevada to Hirshdale Road UPRR MP 218.3, approximately 11 miles (58,080'). From Hirshdale Road to West Truckee, approximately 16.5 miles (87,120'). West Truckee to Soda Spring, approximately
6.8 miles (35,904'). Soda Springs to Cisco Grove approximately 9.1 miles (48,048'). Cisco Grove to Blue Canyon approximately 12 miles (63,360'). Blue Canyon to Colfax UPRR MP 142, approximately 21 miles (110,880'). UPRR MP 142 to Sacramento UPRR MP 89 approximately 53.7 mile (283,536'). Sacramento UPRR MP 89 to 1005 North B Street approximately 1 mile (5280').

                                   RENO METRO

         The fiber optic cable line will start .8 of a mile from the California border into Nevada and ties in with a Williams handhole between UPRR and 1-80 and ends at the Wells Fargo building at 200 South Virginia Street. Phase II begins at 200 South Virginia Street, Wells Fargo building, and ends at South Meadows Parkway.

                                    LONG HAUL

         The fiber optic cable line will start at the intersection of South Meadows Parkway and South Virginia Street in Reno and follow the highway right-of-way south from Reno along U.S. highway 395 to East Lake Boulevard. From East Lake Boulevard, the cable will continue southward along a corridor to Goni Road and then to Arrowhead Drive in Carson City. At Arrowhead Drive it will head eastward to US Highway 50 and continue east crossing the rest of Nevada, passing through the cities of Fallon, Austin, Eureka, and Ely and continuing into Delta Utah. At Delta the route would follow US Highway 6 northeastward to State Route 132 In Lynndyl, Utah. At State Route 132 the cable would continue northeast to just west of Nephi, Utah, where it would intersect State Route 91. On State Route 91 the fiber optic cable would continue northward through Mona to Santaquin, Utah. The cable would then head northeast, following side roads and a portion of State Route 115 on the west side of Interstate 15 (1-15). Just north of Spanish Fork the fiber optic cable would cross under 1-15 and tie in with another fiber optic cable system on 4800 South, approximately 0.2 miles east of 1-15. The route would then continue north on I-15 to Provo, UT, run along city streets into the Provo POP located at the corner of East 100 and North 100, then along city streets to I-15, then north on I-15 to the vicinity of the Bangerter Highway, north to west 700 south, along city streets to 161 Regent Street, north on Regent Street to the termination point at 100 South State Street.

                                   CALIFORNIA

-        Verdi Nevada on UPRR MP 227 to MP 218.3 at Hirshdale Rd. spread 5.1.

-        Hirshdale Rd. to West Truckee, spread 5.2.

-        West Truckee to Soda Springs, spread 5.3

-        Soda Springs to Cisco Grove, spread 5.4

-        Cisco Grove to Blue Canyon, spread 5.5

-        Blue Canyon to Colfax UPRR MP 142, spread 5.6

-        Colfax UPRR MP 142 to Sacramento UPRR 89, spread 6

URRS Agreement                    Page 14              Dated: September 9, 2002
Exhibit B

-        Sacramento UPRR 89 to 1005 North "B" Street, Sacramento Ca, spread 7

                                     NEVADA

-        Reno Metro, Phase 1 is approximately 74,406 feet

-        Phase 2 is approximately 51,069 feet.

- Spread 1, South Meadow Parkway to Lyon County line Is approximately 321,496 feet.

- Spread 2, Churchill County line to the Lander County line is approximately 567,791 feet.

- Spread 3, Lender County line to the White Pine County line is approximately 578,458 feet.

- Spread 4, White Pine County to Utah border is approximately 702,319 feet.

                                      UTAH

- Spread 5, Millard County at the Nevada/Utah border to Juab County line is approximately 616,238 feet.

- Spread 6, Juab County line to north of Spanish Fork approximately 0.2 miles east of 1-15 end is approximately 355,097 feet.

-        Spanish Fork to Provo, UT approximately 7.95 miles (42,000 feet).

- Provo north to Salt Lake City, UT approximately 59.14 miles (312,265 feet).

URRS Agreement                    Page 15              Dated: September 9, 2002
Exhibit B

                            MAP OF THE RIGHT-OF-WAY

                                   [GRAPHIC]

URRS Agreement                    Page 16              Dated: September 9, 2002
Exhibit B

                                   SCHEDULE I

                                   LITIGATION

         1. Bayport Pipeline, Inc. v. STA and Mastec North America, Inc.; Case No. CV-02-0187-HDM (VPC); United States District Court for the District of Nevada; alleged breach of contract action.

         2. Cleveland Inspection Services, Inc. v. Sierra Pacific Communications and Touch America, Inc.; Cause No. 0020905259; Salt Lake City, UT; lien foreclosure action.

         3. Sorensen Construction, Inc. v. STA; Cause No. 020901281; Salt Lake City, UT; lien foreclosure action.

URRS Agreement                    Page 17              Dated: September 9, 2002
Schedule I

                                   SCHEDULE II

                     MATERIAL LIENS, ENCUMBRANCES AND CLAIMS

         1. Bayport Pipeline, Inc. obtained a Writ of Attachment from the Federal District Court in the amount of $793,000 on the fiber optic system constructed by STA in Lyon, Carson City, Churchill, and Washoe Counties in Nevada.

         2. Cleveland Inspection Services, Inc. filed a lien in Salt Lake City, Utah against property that STA has an interest pursuant to a construction contract with Adesta, Inc. in the amount of $663,723.75.

         3. Sorensen Construction, Inc. filed a lien in Salt Lake County, Utah on property that STA has an interest pursuant to a construction contract with America Fiber Systems, Inc. in the amount of $415,945.00.

         4. Master Construction, Inc. and Master Professional Services, Inc. claim STA owes them approximately $5,000,000. STA disputes these claims. No liens have been filed or legal action taken to date.

         5. STA entered into a contract with Adesta Communications whereby Adesta agreed to build install conduits and associated facilities, along the Route. Adesta failed to fully perform the contract and filed bankruptcy. STA paid Adesta $634,790 and would have owed Adesta $1,903,790 if the contract as completed. Adesta rejected all of its contracts in Utah in bankruptcy and no longer has an interest in the conduits.
                  The liens filed by Clevland and Sorensen resulted from Adesta's nonpayment and failure to complete its project.

SPC Material Liens

         Upon closing of this transaction, the only lien or security interest SPC has granted will be the security interests granted to Qwest Communications Corporation as set forth in Appendix M "Amended and Restated Agreement to Purchase Conduit System" Section 2.05 subject to the default provisions set forth in Section 4.01.

URRS Agreement                    Page 18              Dated: September 9, 2002
Schedule II

                                   APPENDIX A

                    MEMBERSHIP INTEREST REDEMPTION AGREEMENT

         This Membership Interest Redemption Agreement (the "Agreement") is entered into and shall be effective as of September 9, 2002 by and among SIERRA TOUCH AMERICA LLC, a Nevada limited liability company, (the "Company")], SIERRA PACIFIC COMMUNICATIONS, a Nevada corporation (the "Withdrawing Member"), a member of the Company, and TOUCH AMERICA, INC., a Montana corporation the continuing member of the Company (the "Continuing Member). The Withdrawing Member, the Continuing Member, and the Company are sometimes referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

A.       The Withdrawing Member and the Continuing Member formed the
Company under Chapter 86 of the Nevada Revised Statutes (the "Act") pursuant to those certain Articles of Organization filed with the Nevada Secretary of State on April 24, 2000, and the Operating Agreement of the Company dated April 25, 2000 (the "Operating Agreement").

B. The Parties have agreed that the Withdrawing Member's entire right, title, and interest in the Company (the "Interest") shall be redeemed by the Company and the Withdrawing Member shall withdraw from the Company, all as set forth herein.

         Based on the foregoing, and in consideration of the mutual agreements, covenants, and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.       REDEMPTION OF INTEREST

         The Interest shall be redeemed by the Company effective as of the close of business on September 9, 2002, (the "Effective Date"), all in accordance with the provisions set forth in this Agreement. The Withdrawing Member shall sell, assign, and transfer the entire Interest to the Company as of the close of business on the Effective Date.

2.       WITHDRAWAL

         Upon completion of the sale, assignment, and transfer of the Interest to the Company as set forth herein, the Withdrawing Member shall withdraw from the Company as of the close of business on the Effective Date.

3.       CONSIDERATION

         In consideration for the redemption of the Interest, to which the Parties have agreed has a value of $13,500,000.00, and other good and valuable consideration to be received by the Company, the Company agrees to distribute to the Withdrawing Member the Assets and Related Rights, each as defined in that certain Unit Redemption, Release and Sale Agreement of even date herewith among the Parties (the "Sale Agreement"). Upon consummation of the transactions contemplated in the Sale Agreement, the Withdrawing Member shall not retain an interest in, or be entitled to receive distributions of, any other assets of the Company.

URRS Agreement                    Page 19              Dated: September 9, 2002
Appendix A

4.       INDEMNIFICATION

         The Parties hereto shall indemnify, defend and hold each other harmless to the extent and pursuant to the provisions of Article XIII in the Sale Agreement.

5.       CONTINUATION OF COMPANY

         The Parties hereby agree that the Company shall continue and shall not be dissolved because of the redemption of the Interest or the withdrawal of the Withdrawing Member.

6.       REPRESENTATIONS, WARRANTIES, AND COVENANTS

         6.1.     REPRESENTATIONS AND WARRANTIES OF EACH PARTY

                  The Company, the Withdrawing Member, and the Continuing Member each hereby represents and warrants to and covenants to each other Party that:

         (a) Neither the execution nor the delivery of this Agreement, the incurrence of the obligations herein set forth, the consummation of the transactions herein contemplated, nor the compliance with the terms of this Agreement will conflict with, or result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence or indebtedness or any contract, indenture, mortgage, deed of trust, loan agreement, lease, or other agreement or instrument to which such Party is a party or by which such Party may be bound.

         (b) Such Party has the right, power, legal capacity, and authority to execute and enter into this Agreement and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Agreement.

         (c) No approval or consent not heretofore obtained by any person or entity is necessary in connection with the execution of this Agreement by such Party or the performance of such Party's obligations under this Agreement.

         (d) Such Party has received independent tax and legal advice from its attorneys with respect to the advisability of executing this Agreement.

         (e) Such Party has made such investigation of the facts pertaining to this Agreement, and all of the matters pertaining thereto, as he deems necessary.

         (f) Except as expressly provided herein, no person has made any statement or representation to such Party regarding any fact relied upon by such Party in entering into this Agreement and each Party specifically does not rely upon any statement, representation, or promise of any other person in executing this Agreement.

         (g) Such Party will not take any action which would interfere with the performance of this Agreement by any other Party or which would adversely affect any of the rights provided for herein.

         6.2.     TITLE TO INTEREST

                  The Withdrawing Member hereby represents and warrants to and covenants to each other Party that the Withdrawing Member owns the Interest free and clear of any and all liens, claims, encumbrances, and adverse equities.

URRS Agreement                    Page 20              Dated: September 9, 2002
Appendix A

         6.3.     COMPANY ASSETS

                  The Parties have agreed to value the Withdrawing Member's interest in the Company's assets at US $ 13,500,000.00

         6.4.     WITHDRAWING MEMBER'S DISTRIBUTIVE SHARE OF CURRENT COMPANY
                  INCOME

                  The Withdrawing Member's distributive share of the Company's income,gain, loss, and deduction for taxable year of the Company that includes the Effective Date shall be determined on the basis of an interim closing of the books of the Company as of the close of business on the Effective Date and shall not be based upon a proration of such items for the entire taxable year. The Withdrawing Member shall not be allocated a distributive share of any Company items for any subsequent year except to the extent such allocations are required by or are consistent with the provisions set forth in this Agreement.

         6.5.     TAX RETURNS

                  The Parties shall each file all required Federal, state, and local income tax returns and related returns and reports in a manner consistent with the foregoing provisions of this Section 6. In the event a Party does not comply with the preceding sentence, the noncomplying Party shall indemnify and hold the other Parties wholly and completely harmless from all cost, liability, and damage that such other Parties may incur (including, without limitation, incremental tax liabilities, legal fees, accounting fees, and other expenses) as a consequence of such failure to comply.

         6.6.     FILINGS AND NOTICES

                  The Company may prepare and file fictitious business name statements and such other statements or documents as the Continuing Member deems appropriate to reflect the withdrawal of the Withdrawing Member from the Company and the continuation of the business of the Company.

7.       MISCELLANEOUS

         7.1.     ATTORNEYS' FEES

                  In the event any Party shall maintain or commence any action, proceeding, or motion against any other Party to enforce this Agreement or any provision thereof, the prevailing Party therein shall be entitled to recover his actual attorneys' fees and costs therein incurred. Each Party agrees that if such Party hereafter commences, joins in, or in any manner asserts against any other Party any of the claims released hereunder, then it will pay to the other Party, in addition to any other damages caused to the other Party thereby, all actual attorneys' fees and costs incurred in defending or otherwise responding to such suit or claim.

         7.2.     SURVIVAL

                  All of the terms, representations, warranties, and other provisions of this Agreement shall survive and remain in effect after the Effective Date.

URRS Agreement                    Page 21              Dated: September 9, 2002
Appendix A

         7.3.     EXECUTION OF DOCUMENTS

                  Each Party agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with each other for the expeditious filing of any and all documents and the fulfillment of the terms of this Agreement.

         7.4.     SUCCESSORS AND ASSIGNS

                  This Agreement shall inure to the benefit of the transferees, successors, assigns, heirs, beneficiaries, executors, administrators, members, agents, employees, and representatives of each Party.

         7.5.     GOVERNING LAW

                  This Agreement has been entered into in the State of Nevada and the Agreement, including any rights, remedies, or obligations provided for thereunder, shall be construed and enforced in accordance with the laws of the State of Nevada and the Act.

         7.6.     NOTICES

                  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Party or to an officer of the Party to whom the same is directed, or sent by regular, registered, or certified mail, addressed to the person to whom directed at the following address, or to such other address as such Party may from time to time specify by notice to the Parties:

         (a)      If to the Company or the Continuing Member:

                      Mike Zimmerman                    Tom Joyce
                      Vice President                    Attorney
                      130 North Main                    130 North Main
                      Butte, MT 59701                   Butte, MT 59701
                      Tele: 406-497-5426                Tele: 406-497-5521
                      Fax: 406-497-5240                 Fax: 406-497-5203

         (b)      If to the Withdrawing Member:

                      Richard Coyle                     Mark Backus
                      President                         Attorney
                      5860 S. Pecos, Bldg. G, Ste. 100  6226 West Sahara Avenue
                      Las Vegas, NV 89120               Las Vegas, NV 89151
                      Tele: 702.949.7910                Tele: 702.367.5692
                      Fax: 702.949.7928                 Fax: 702.227.2069

                  Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally or if sent by regular mail, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid. Any Party may from time to time specify a different address by choice to the other Parties.

         7.7.     AMENDMENTS

URRS Agreement                    Page 22              Dated: September 9, 2002
Appendix A

                  Any amendment to this Agreement shall be in writing and executed by each Party hereto.

         7.8.     ENTIRE AGREEMENT

                  This Agreement contains the entire understanding among the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreements between them respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties relating to the subject matter of this Agreement that are not fully set forth herein. This Agreement amends and restates the Operating Agreement with respect to the subject matter of this Agreement, and shall be considered part of the Operating Agreement for all purposes under the Act.

         7.9.     DESCRIPTIVE HEADINGS

                  The descriptive headings of the several sections contained in this Agreement are included for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

URRS Agreement                    Page 23              Dated: September 9, 2002
Appendix A

         IN WITNESS WHEREOF, the Parties hereto have approved and executed this Agreement as of the date first set forth above.

THE COMPANY:                                 THE WITHDRAWING MEMBER:

SIERRA TOUCH AMERICA LLC                     SIERRA PACIFIC COMMUNICATIONS, INC.

By: ________________________                 By: ___________________________
Name: MICHAEL J. MELDAHL                     Name: RICHARD J. COYLE, JR.
Title: Manager                               Title: President

THE CONTINUING MEMBER:

TOUCH AMERICA, INC.

By: _____________________
Name: MICHAEL J. MELDAHL
Title: President

URRS Agreement                    Page 24              Dated: September 9, 2002
Appendix A

                                   APPENDIX B

                             SECURED PROMISSORY NOTE

$35,000,000.00                                                Butte, Montana
                                                              September 9, 2002

1. PROMISE TO PAY. The undersigned, Sierra Pacific Communications, a Nevada corporation ("Maker"), hereby promises to pay to the order of Sierra Touch America, LLC, a Nevada limited liability company, or its successors ("Holder"), at such place as the Holder may designate in writing, in lawful money of the United States of America, the principal sum of Thirty-Five Million Dollars ($35,000,000), with interest on the unpaid principal, on the terms and conditions set forth herein. This Note and the rights and obligations of Maker hereunder are subject to the terms and conditions of that certain Unit Redemption, Release, and Sale Agreement among Maker, Holder, and Touch America, Inc., a Montana corporation, dated as of September 9, 2002 (the "Agreement") and that certain Security Agreement between Maker and Holder dated as of September 9, 2002 (the "Security Agreement").

2. INTEREST RATE. This Note shall bear interest at the rate of eight percent (8%) per annum (the "Interest Rate"), calculated monthly on the outstanding balance and beginning on the date hereof.

3.       PAYMENT. Principal and interest shall be paid as follows:

         If Maker makes no prepayments during the term of this Note, the balance of all unpaid principal and interest on this Note shall be paid in twelve (12) equal monthly installments of Three Million Two Hundred Ninety-Seven Thousand Two Hundred Ninety-Five Dollars ($3,297,295) commencing on July 31, 2003 and on the last day of each and every succeeding calendar month thereafter until the unpaid principal and interest is paid in full, with the twelfth (12th) and final payment due and owing on June 30, 2004. The parties acknowledge and agree that this twelfth (12th) and final payment of the unpaid balance of principal and interest shall be in an amount to retire all indebtedness hereunder. If Maker makes prepayments during the term of this Note, the parties acknowledge and agree that Maker shall not be in default as long as Maker has made payments sufficient to reduce principal amounts outstanding in accordance, at all times, with the amortization schedule developed on Attachment A hereto that will fully amortize the remaining indebtedness in equal monthly installments over the succeeding twelve (12) month period beginning July 31, 2003. Any payments made in addition to such installments after July 31, 2003 will operate to reduce the principal owed and shorten the term of indebtedness, but shall not relieve Maker of making any installment payments as provided in the amortization schedule. Maker and Holder agree that, if Maker receives funds required to be applied toward prepayment of this Note, the amortization schedule on Attachment A shall be adjusted to reflect the outstanding balance owed as of July 31, 2003.

4. PREPAYMENT. Maker shall have the right to prepay, without penalty, this Note in full or in part at any time, provided, however, that Maker covenants and agrees that, during the term of this Note, it shall apply all net proceeds derived from (a) sales of any assets held by Holder prior to Maker's September 9, 2002 exit from Holder, (b) sales of any assets of Maker, including, without limitation, Maker's metropolitan-area network, and (c) transactions described in Paragraph 6 hereof, toward prepayment of the Note.

URRS Agreement                    Page 25              Dated: September 9, 2002
Appendix B

5. APPLICATION OF PAYMENTS. Payments made hereunder shall be applied first to accrued interest, and then to principal.

6. COVENANTS OF MAKER AND MAKER'S PARENT COMPANY. Maker shall make no cash or other distributions to its parent company, Sierra Pacific Resources, a Nevada corporation ("SPR"), or any other related entity prior to fully satisfying its obligations under this Note, provided, however, that this prohibition shall not act to prohibit SPR or Maker from raising additional capital necessary to build or maintain Maker's business, including, without limitation, the receipt of investment funds from SPR or a non-affiliated entity, the entering into of a joint venture arrangement affecting Maker, or the entering into of a transaction that dilutes SPR's ownership interest in Maker in exchange for cash associated with Maker's operating or capital expenditure requirements, provided, further, that Holder shall be provided with at least thirty (30) days' written notice of the intent of SPR or Maker, as applicable, to raise such additional capital, and the raising of such additional capital shall be subject to Holder's sole and absolute discretion. In the event that any stock or equity interest in Maker is sold, conveyed, or transferred by Maker's present owner, Maker covenants, and agrees that this Note shall be paid in full before the transaction is consummated. SPC shall cause a legend to be placed on the existing stock certificate of SPC held by SPR evidencing this restriction.

7. ACCELERATION; CROSS-DEFAULT; DEFAULT INTEREST RATE. This Note shall be in default if payment of any installment is not made when due or if there occurs any failure or default in Maker's observance or performance of any covenants, terms, or provisions of (1) the Agreement, provided, however, that such failure or default shall remain unremedied for fifteen (15) days after Maker has become aware of such failure or default; (2) the Security Agreement; (3) any other instruments relating to or securing this Note executed by Maker; or (4) any instruments evidencing, securing, or relating to any other indebtedness of Maker to Holder. Upon such default or at any time thereafter, the whole sum of principal and accrued interest hereunder shall, at the option of Holder, become immediately due and payable, anything herein or any instrument securing this Note to the contrary notwithstanding, time being of the essence. As long as this
Note is in default, then, at the option of Holder, without prior notice, this Note shall bear interest at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law (the "Default Interest Rate").

8. CURING OF MONETARY DEFAULTS. A default in payment of any amount due hereunder may be cured, at the sole and absolute discretion of Holder, only by payment in full of the installment or installments in default, plus the additional interest due at the Default Interest Rate, plus any late charges that may be due hereunder or under any other instrument evidencing, securing, or relating to Maker's debt to Holder, plus any reasonable attorneys' fees incurred by Holder by reason of such default.

9. NONWAIVER. Failure to exercise any right Holder may have or be entitled to in the event of any default hereunder shall not constitute a waiver of such right or any other right in the event of any subsequent default. No dispute arising out of or relating to this Note, the Security Agreement, the Agreement, any related agreements or instruments, or brought under applicable law, shall be subject to the provisions of Article X ("Deadlocks"), or any other provisions, of the Operating Agreement of Holder dated as of April 25, 2000.

10. WAIVER OF PRESENTMENT. Maker waives presentment for payment, protest and demand, notice of protest, demand, dishonor, or nonpayment of this Note, and consents that Holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, by agreement between Holder and Maker, and such consent shall not

URRS Agreement                    Page 26              Dated: September 9, 2002
Appendix B
alter or diminish the liability of Maker or the enforceability of this Note. Except as otherwise provided, each and every party signing or endorsing this Note binds itself as a principal and not as a surety. In any action or proceeding to recover any sum herein provided for, no defense of adequacy of security or that resort must first be had to security or to any other person shall be asserted. Except as otherwise provided, this Note shall bind the undersigned and its or their successors and assigns, jointly and severally.

11. SECURITY OF NOTE. This Note is secured by the Security Agreement, which covers all of Maker's property including, without limitation, furniture, fixtures, equipment, accounts receivable, contract rights, and general intangibles. Maker understands and agrees that the Security Agreement provides inspection rights for Holder with respect to Maker's books and records during the term of this Note, and that it obligates Maker to provide financial and operating certain reports to Holder.

12. COLLECTION COSTS. Maker agrees to pay all costs, including reasonable attorneys' fees, incurred by Holder in any suit, action, or appeal therefrom, with or without suit, in connection with collection hereof or foreclosure under the Security Agreement.

13. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings defined in the Agreement.

14. NOTICE. Any demand or notice to be made or given under the terms hereof or any instrument now or hereafter securing this Note by Holder hereof to Maker shall be effective when mailed or delivered in the manner specified in the Agreement.

15. APPLICABLE LAW; JURISDICTION AND VENUE. This Note shall be governed by the laws of the State of Nevada.

                                     MAKER:

                                     SIERRA PACIFIC COMMUNICATIONS,
                                     a Nevada corporation

                                     By: ___________________________
                                         RICHARD J. COYLE JR., PRESIDENT

URRS Agreement                    Page 27              Dated: September 9, 2002
Appendix B

                                   APPENDIX B

                             SECURED PROMISSORY NOTE

                                  ATTACHMENT A

                   OUTSTANDING        INTEREST         OUTSTANDING       PAYMENT        OUTSTANDING
                     BALANCE       ON OUTSTANDING    BALANCE (P + I)     MADE AT          BALANCE
PAYMENT   PAYMENT  AT BEGINNING      BALANCE FOR         AT END            END             AT END
DUE DATE  NUMBER    OF PERIOD          PERIOD          OF PERIOD        OF PERIOD        OF PERIOD
--------  ------    ---------          ------          ---------        ---------        ---------
07/31/02    -    $   35,000,000     $   233,333      $  35,233,333              -      $  35,233,333
08/31/02    -    $   35,233,333     $   234,889      $  35,468,222              -      $  35,468,222
09/30/02    -    $   35,468,222     $   236,455      $  35,704,677              -      $  35,704,677
10/31/02    -    $   35,704,677     $   238,031      $  35,942,708              -      $  35,942,708
11/30/02    -    $   35,942,708     $   239,618      $  36,182,326              -      $  36,182,326
12/31/02    -    $   36,182,326     $   241,216      $  36,423,542              -      $  36,423,542
01/31/03    -    $   36,423,542     $   242,824      $  36,666,365              -      $  36,666,365
02/28/03    -    $   36,666,365     $   244,442      $  36,910,808              -      $  36,910,808
03/31/03    -    $   36,910,808     $   246,072      $  37,156,880              -      $  37,156,880
04/30/03    -    $   37,156,880     $   247,713      $  37,404,592              -      $  37,404,592
05/31/03    -    $   37,404,592     $   249,364      $  37,653,956              -      $  37,653,956
06/30/03    -    $   37,653,956     $   251,026      $  37,904,983              -      $  37,904,983
07/31/03    1    $   37,904,983     $   252,700      $  38,157,683      3,297,295      $  34,860,388
08/31/03    2    $   34,860,388     $   232,403      $  35,092,790      3,297,295      $  31,795,495
09/30/03    3    $   31,795,495     $   211,970      $  32,007,465      3,297,295      $  28,710,170
10/31/03    4    $   28,710,170     $   191,401      $  28,901,572      3,297,295      $  25,604,277
11/30/03    5    $   25,604,277     $   170,695      $  25,774,972      3,297,295      $  22,477,677
12/31/03    6    $   22,477,677     $   149,851      $  22,627,528      3,297,295      $  19,330,233
01/31/04    7    $   19,330,233     $   128,868      $  19,459,101      3,297,295      $  16,161,807
02/28/04    8    $   16,161,807     $   107,745      $  16,269,552      3,297,295      $  12,972,257
03/31/04    9    $   12,972,257     $    86,482      $  13,058,739      3,297,295      $   9,761,444
04/30/04   10    $    9,761,444     $    65,076      $   9,826,520      3,297,295      $   6,529,225
05/31/04   11    $    6,529,225     $    43,528      $   6,572,753      3,297,295      $   3,275,459
06/30/04   12    $    3,275,459     $    21,836      $   3,297,295      3,297,295      $           -

URRS Agreement                    Page 28              Dated: September 9, 2002
Appendix B

                                   APPENDIX C

                               SECURITY AGREEMENT

         THE UNDERSIGNED, Sierra Pacific Communications, a Nevada corporation (referred to as "Debtor"), hereby grants to Sierra Touch America, LLC, a Nevada limited liability company (referred to as "Secured Party"), a security interest in all right, title, and interest, whether now owned or hereafter acquired, including the proceeds thereof, in and to the following property of Debtor:

         (a) Subject to Section 9 herein, all of Debtor's right, title, and interest in any property of whatever nature that was previously owned by Secured Party and distributed to Debtor, (b) all property described on Exhibit A to the Unit Redemption, Release, and Sale Agreement dated September 9, 2002 among Debtor; Secured Party; and Touch America Inc., and (c) all property and property rights that relate in any way to the telecommunications system being constructed by Secured Party from Sacramento, CA to Salt Lake City, UT. The secured property includes, without limitation, accounts, inventory, equipment, fixtures, contract rights, general intangibles, instruments, documents, and other property.

         All such collateral is collectively referred to herein as the "Property".

         This Security Agreement is given to secure the payment and performance of all indebtedness, obligations, terms, and conditions imposed upon Debtor by virtue of the following documents and agreements:

         (i). the Unit Redemption, Release, and Sale Agreement dated as of September 9, 2002 among Debtor, Secured Party, and Touch America, Inc., a Montana corporation ("Agreement");

         (ii). the Promissory Note from Debtor to Secured Party in the amount of Thirty-Five Million Dollars ($35,000,000) dated September 9, 2002 ("Promissory Note"); and

         (iii).   this Security Agreement.

         Default in the payment of any indebtedness or the performance of any obligations under the above-referenced agreements shall constitute a default under this Security Agreement.

         DEBTOR REPRESENTS, COVENANTS, AND AGREES WITH SECURED PARTY AS FOLLOWS:

1. DEBTOR AND COLLATERAL LOCATION. The address appearing under Debtor's signature below is the address of Debtor's chief executive office. If the Property is not located at the Debtor's address appearing below, it shall be located at the following locations:

In the states of California, Nevada, and Utah: In each and every county where the fiber optic facilities subject to this Security Agreement are located. Debtor shall give Secured Party prior written notice of any change in either the Debtor's chief executive office or the location of the Property.

URRS Agreement                    Page 29              Dated: September 9, 2002
Appendix C

2. NOTICES; APPOINTMENT OF AGENT; COLLECTION. The accounts receivable and general intangibles which constitute the collateral under this Security Agreement include accounts receivable, customer lists, supplier lists, computer data, and other materials. In the event of a default, Secured Party is authorized to notify the parties who have a relationship with the Debtor represented by the collateral, and to effect direct collection of any amounts due to Debtor pursuant to those relationships. At the request of Secured Party, Debtor agrees to enter into appropriate notices to such parties. In the event of default, Secured Party is irrevocably appointed Debtor's attorney-in-fact and may in Debtor's name and place make demand, collect, receive, and give acquittance for any and all amounts that may be or become due pursuant to those relationships and in its discretion may file any claim, commence a proceeding, or take any action to enforce or collect payment. Secured Party shall not be obligated to perform any duty or obligation to such parties.

3. OWNERSHIP AND LIENS. Subject to Section 9 (Limited Release of Security Interest on Sale of Property), Debtor owns the Property and the same is free and clear of all security interests and encumbrances of every nature created by Debtor. Debtor shall not create nor permit the existence of any lien or security interest other than that created hereby on the Property without the prior written consent of Secured Party, which consent can be withheld in Secured Party's sole and absolute discretion.

4.       ACCOUNTING AND INSPECTION OF BOOKS.

         a. Debtor agrees to keep adequate records and books of account covering the collateral and to deliver to Secured Party such books if so requested by Secured Party after an event of default.

         b. Debtor agrees to deliver to Secured Party on demand, or upon the termination of the Debtor's authority to collect by Secured Party, all of the papers in Debtor's possession relating to the collateral covered by this Security Agreement which will facilitate collection or enforcement thereof by Secured Party, including, but not limited to, correspondence, invoices, shipping documents and records, sales slips, orders and order acknowledgements, contracts, and all other instruments relating thereto.

         c. Secured Party or its authorized agent may at reasonable times and upon reasonable notice examine and make copies of and abstract from books of account and other written records evidencing the collateral.

5. TAXES. Debtor shall pay before delinquency all taxes or other governmental charges that are or may become a lien or charge on the Property and shall pay any tax which may be levied on any obligation secured hereby (except claims whose validity or amount is being contested in good faith by Debtor in appropriate proceedings with provisions having been made to the satisfaction of Secured Party for the payment thereof in the event the contest is determined adversely to Secured Party).

6. REPAIRS AND INSPECTIONS. Debtor shall keep the Property in reasonably good working order and condition, except ordinary wear and tear and casualty losses, and will make needed repairs.

7. INSURANCE. Debtor shall keep the Property continuously insured by an insurer approved by Secured Party against fire, theft, and other hazards designated at any time by Secured Party, in an amount equal to the full insurable value thereof or to all sums secured hereby. In the event of loss, Secured Party shall have full power to collect any and all insurance upon the Property and to apply the same at its option to any obligation secured hereby, whether or not matured, or to the restoration

URRS Agreement                    Page 30              Dated: September 9, 2002
Appendix C
or repair of the Property. Secured Party shall have no liability whatsoever for any loss that may occur by reason of the omission or lack of coverage of any such insurance.

8. REMOVAL OR SALE. Without the prior written consent of Secured Party, which can be withheld in Secured Party's sole and absolute discretion, Debtor shall not remove the Property from the locations described in Section 1 of this Security Agreement, and Debtor will not sell or lease the Property or such portion as constitutes, in the reasonable opinion of Secured Party, a substantial portion. This restriction shall not apply to disposition or replacement in the ordinary course of business.

9. LIMITED RELEASE OF SECURITY INTEREST ON SALE OF PROPERTY. Notwithstanding any provision of this Security Agreement, the Agreement, the Promissory Note, or any related agreements to the contrary, if the Debtor (after obtaining the prior written consent of Secured Party, which consent can be withheld in Secured Party's sole and absolute discretion) sells a portion of the Property and remits the entire proceeds from such sale to Secured Party, Secured Party shall release its security interest in the portion of the Property sold to allow the purchaser to obtain clear title thereto. In such event, Secured Party agrees to execute a lien release or other appropriate instrument to release its security interest in the portion of the Property sold.

         Debtor and Secured Party acknowledge that, contemporaneous with the distribution and conveyance of the Property from STA to SPC, SPC will enter into an agreement with Qwest Communications Corporation ("Qwest") for the sale of a conduit from the Property of approximately eight hundred seventeen (817) miles in length from Sacramento, California to Salt Lake City, Utah; such conduit is described as the "First Conduit" in the Unit Redemption, Release, and Sale Agreement. Upon (i) the consummation of such agreement between Debtor and Qwest and (ii) SPC's payment of Four Million Three Hundred Seventy Five Thousand Dollars ($4,375,000) to Secured Party promptly following the execution of such agreement, Secured party shall remise and release its security interest in Legs One and Two of the Conduit System.

         As long as STA is not in default and completes construction of the First Conduit, its security interest in Leg Three of the Conduit System will not be released until SPC pays STA a total of Thirteen Million Six Hundred Twenty-Five Thousand Dollars ($13,625,000) for the First Conduit on the Note.

10. EXPENSES INCURRED BY SECURED PARTY. Secured Party is not required to, but may at its option, pay any tax or other charge or expense payable by Debtor and any filing or recording fees and any amounts so paid shall be repayable by Debtor upon demand. Debtor shall also repay upon demand all of Secured Party's expenses incurred in collecting, insuring, conserving, or protecting the collateral or in any inventories, audits, inspections, or other examinations by Secured Party in respect of the collateral. All such sums shall bear interest at the Default Interest Rate under the Promissory Note from the date of payment by the Secured Party until repaid by Debtor and such sums and interest thereon shall be secured hereby. The rights granted by this paragraph are not a waiver of any other rights of Secured Party in the event of default.

11. WAIVERS. This Security Agreement shall not be qualified or supplemented by course of dealing. No waiver or modification by Secured Party of any of the terms or conditions hereof shall be effective unless in writing signed by Secured Party. No waiver nor indulgence by Secured Party as to any required performance by Debtor shall constitute a waiver as to any subsequent required performance or other obligations of Debtor hereunder.

URRS Agreement                    Page 31              Dated: September 9, 2002
Appendix C

12. DEFAULT. Time is of the essence in this Security Agreement, and any of the following events shall constitute "Events of Default":

         a. Any failure to pay when due principal, interest, or taxes under the Promissory Note; or

         b. Any default or breach under this Security Agreement or the Agreement, provided, however, that such default or breach shall remain unremedied for fifteen (15) days after Debtor has become aware of such default or breach after Debtor has received notice of such failure or default from Secured Party; or

         c. The falsity in any material respect of any representation by Debtor in this Security Agreement, the Agreement, or in any financial statement given by Debtor to Secured Party as a basis for any extension of credit secured hereby; or

         d. If the Property should be seized or levied upon under any legal or governmental process against Debtor or against the Property; or

         e. If Debtor becomes insolvent or is the subject of a petition in bankruptcy, either voluntary or involuntary, or in any other proceeding under the federal bankruptcy laws, or makes an assignment for the benefit of creditors, or if Debtor is named in or the Property is subjected to a suit for the appointment of a receiver; or

         f. Loss, substantial damage to, or destruction of any material portion of the Property which is uninsured; or

         g.       Dissolution or liquidation of Debtor.

         If any of such Events of Default are not remedied, the entire amount of indebtedness secured hereby shall then or at any time thereafter, at the option of Secured Party, become immediately due and payable without notice or demand, and Secured Party shall have an immediate right to pursue the remedies set forth in this Security Agreement.

13. REMEDIES. In the event of a default hereunder, Secured Party shall have all remedies provided by law and, without limiting the generality of the foregoing, shall be entitled as follows:

         a. Debtor agrees to put Secured Party in possession of the Property on demand; and

         b. Secured Party is authorized to enter any premises where the Property is situated and take possession of the Property without notice or demand and without legal proceedings; and

         c. At the request of Secured Party, Debtor will assemble the Property and make it available to Secured Party at a place designated by Secured Party which is reasonably convenient to both parties; and

         d. Debtor agrees that a period of fifteen (15) days from the time notice is sent, by first-class mail or otherwise, shall be a reasonable period of notification of a sale or other disposition of Property;

         e. Debtor agrees that any notice or other communication by Secured Party to Debtor shall be sent to the address of the Debtor stated herein or such other address as Debtor may notify Secured

URRS Agreement                    Page 32              Dated: September 9, 2002
Appendix C

Party in writing; and

         f. Debtor agrees to pay on demand the amount of all expenses reasonably incurred by Secured Party in protecting or realizing on the Property in the event that this Security Agreement or any obligation secured by it is referred to an attorney for protecting or defending the priority of Secured Party's interest or for collection or realization procedures. Debtor agrees to pay reasonable attorneys' fees, including fees incurred in both trial and appellate courts, or fees incurred without suit, and expenses of title search and all court costs and costs of public officials. The sum agreed to be paid in this subparagraph shall be secured hereby; and

         g. If Secured Party disposes of the Property, Debtor agrees to pay any deficiency remaining after application of net proceeds to any indebtedness secured hereby.

         h. No dispute arising out of or relating to this Security Agreement, the Agreement, the Promissory Note, any related agreements or instruments, or brought under applicable law, shall be subject to the provisions of Article X ("Deadlocks"), or any other provisions, of the Operating Agreement of Secured Party dated as of April 25, 2000.

14. CONSTRUCTION. This Security Agreement, with the Agreement, the Promissory Note, and the associated Uniform Commercial Code Financing Statements (the preparation and filing of which Debtor agrees to facilitate), represent the entire agreement among the parties with respect to the transactions contemplated thereby and supersede all prior agreements, written or oral, with respect thereto. In the event of any conflict between this Security Agreement and the Agreement, the latter shall control.

15. APPLICABLE LAW; JURISDICTION AND VENUE. This Security Agreement shall be governed by the laws of the State of Nevada. Debtor hereby irrevocably submits to the jurisdiction of the Secured Judicial District Court sitting in Reno, Nevada and agrees that venue in any suit or action hereunder may, at the election of any holder hereof, be in any court having jurisdiction and that Debtor shall not claim that any such forum selected by Secured Party is an inconvenient forum.

         SIGNED this 9th day of September 2002.

                                        SIERRA PACIFIC COMMUNICATIONS,
                                        a Nevada corporation

                                        By _______________________________
                                           RICHARD J. COYLE JR., PRESIDENT

                                        Address:
                                        5860 S. Pecos, Bldg. G, Ste. 100
                                        Las Vegas, NV  89120

URRS Agreement                    Page 33              Dated: September 9, 2002
Appendix C

                                   APPENDIX D

                           ASSIGNMENT AND BILL OF SALE

         SIERRA TOUCH AMERICA, LLC., a Nevada limited liability company (the "Seller"), for good and valuable consideration paid to it by SIERRA PACIFIC COMMUNICATIONS, a Nevada corporation (the "Purchaser"), pursuant to a Unit Redemption, Release, and Sale Agreement dated as of September 9, 2002 between Seller and Purchaser (the "Agreement"), and for other good and valuable consideration, receipt and sufficiency of which are hereby mutually acknowledged, does hereby sell, assign, transfer, convey, and deliver to Purchaser, its successors and assigns, the following:

         The property and assets described or identified in Section V.2 of the Agreement, or on schedules relating thereto, free and clear of any and all material claims, liens, and encumbrances except as specifically identified or assumed by Purchaser as set forth in the Agreement.

         Seller hereby covenants and agrees that it will warrant and defend the sale of these assets against each and every person or persons whomsoever claiming against any or all of the same.

         This instrument shall be binding upon, inure to the benefit of, and be enforceable by, Seller and Purchaser and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment and Bill of Sale as of this 9th day of September 2002.

                                        SELLER:

                                        SIERRA TOUCH AMERICA LLC,
                                        a Nevada limited liability company

                                        By ____________________________________
                                           MICHAEL J. MELDAHL,
                                           Manager

                                        PURCHASER:

                                        SIERRA PACIFIC COMMUNICATIONS,
                                        a Nevada corporation

                                        By ___________________________________
                                           RICHARD J. COYLE JR., President

URRS Agreement                    Page 34              Dated: September 9, 2002
Appendix D

                                   APPENDIX E

                  CONDUIT AND DARK FIBER IRU AND SALE AGREEMENT

          This CONDUIT AND DARK FIBER IRU AND SALE AGREEMENT (the "Agreement") is made as of September 9, 2002, between SIERRA TOUCH AMERICA LLC, a Nevada limited liability company, with offices at 130 North Main, Butte, Montana 59701 ("Owner"), and SIERRA PACIFIC COMMUNICATIONS, LLC, a Nevada corporation, with offices at 5860 S. Pecos, Bldg. G, Suite 100, Las Vegas, NV, ("SPC").

         WHEREAS, Owner has commenced construction of a fiber optic communication system along the route of Sacramento, California to Salt Lake City, Utah via Reno, Nevada, including optical amplifier and regenerator sites, described in Exhibit B hereto (the "Description of Real Property"), and

         WHEREAS, upon the terms and conditions set forth below and set forth in the Unit Redemption, Release, and Sale Agreement between Touch America, Inc., Sierra Pacific Communications, and Sierra Pacific Resources, and Sierra Touch America LLC, dated September 9, 2002 (the "URRS Agreement"), SPC desires to acquire from Owner and Owner desires to convey to SPC (a) legal title to one (1) fiber optic conduit installed along the entire Route ("First Conduit"); (b) an indefeasible right of use or IRU in two (2) additional fiber optic conduits installed along the Route between Reno, Nevada and Spanish Fork, Utah (" IRU Conduit"), (c) and an IRU in sixty (60) strands of dark fiber installed along the entire length of the Route; and (d) an interest in Owner's occupancy rights and Owner's OA Sites.

         NOW, THEREFORE, in consideration of the mutual promises set forth below, the Parties hereby agree as follows:

1.       DEFINITIONS

         As used in this Agreement:

         1.1. Authorized Use means a business purpose of SPC's optical fiber telecommunications network for telecommunication traffic of SPC or SPC's Customers.

         1.2. Fiber Optic Facilities means fiber optic cable and a number of conduit.

         1.3. Strands means individual fiber optic strands within the Fiber Optic Facilities.

         1.4. Dark Fiber means one or more Strands subject to this Agreement through which an associated light, signal or light communication transmission must be provided to furnish service.

         1.5. SPC Conduit means the (a) one (1) fiber optic conduit installed along the entire Route ("First Conduit") and (b) two (2) additional fiber optic conduits installed along the Route between Reno, Nevada and Spanish Fork, Utah ("IRU Conduit"), as designated by Owner.

         1.6. SPC Strands means sixty (60) strands, as designated by Owner, of Dark Fiber of the Fiber Optic Facilities.

URRS Agreement                    Page 35              Dated: September 9, 2002
Appendix E

         1.7. Indefeasible Right of Use or IRU means an exclusive right to use SPC's Strands and Conduit.

         1.8. Environmental, Health, or Safety Complaint means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or communication from any federal, state, or municipal authority or any other private party involving a Hazardous Discharge from, in or at or along Owner's Route or Owner's facilities installed in the Route or any violation related to Owner's Route or its facilities installed in the Route of any order, permit, or Environmental, Health and Safety Law.

         1.9. Environmental, Health and Safety Laws means any federal, state, or local statute, regulation, rule, ordinance or applicable governmental order, decree, or settlement agreement, or principle or requirement of common law, regulating or protecting the environment or human health or safety, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and the Occupational Safety and Health Act (29 U.S.C.
         Section 651 et seq.), as amended, and regulations promulgated thereunder.

         1.10. Hazardous Discharge means any release, spill, leak, pumping, emission, discharge, injection, leaching, pouring, disposing or dumping of a Hazardous Substance.

         1.11. Hazardous Substance means any pollutant or contaminant or any hazardous or toxic chemical, waste, material, or substance, including without limitation any defined as such under Environmental, Health and Safety Laws, and including without limitation asbestos, petroleum products and wastes, polychlorinated biphenyl's, and radon gas.

         1.12. Service Provider or SP means Owner and Service Recipient or SR means SPC.

         1.13. Useful Life means the period from the Acceptance Date of SPC's Strands and SPC's Conduit until the date they are no longer capable of producing commercial revenues.

2.       SALE

         Pursuant to the terms of the URRS Agreement, Owner has agreed to convey to SPC ownership of the First Conduit.

3.       GRANT OF IRU

         3.1. Upon the terms, covenants and conditions contained in this Agreement and subject to the terms and conditions contained in URRS Agreement, Owner grants to SPC and SPC accepts from Owner an Indefeasible Right of Use of SPC Strands and the IRU Conduit solely for Authorized Use (the "IRU") during the term of the IRU as provided in this Agreement. Except for an interest in the Occupancy Rights and OA Sites as described herein and in the URRS Agreement, SPC shall have no further right, title or other interest in Owner's Route, its Fiber Optic Facilities or SPC's Strands. Owner shall have the right to grant and renew rights to any entity to use Owner's Route, the Fiber Optic Facilities or any other property of Owner (exclusive of the SPC Strands and the

URRS Agreement                    Page 36              Dated: September 9, 2002
Appendix E

         SPC Conduit during the term of the IRU).

         3.2. It is understood and agreed as between the Parties that the grant of the IRUs shall be treated for federal and all applicable state and local tax purposes as the sale and purchase of the SPC Strands and the SPC Conduit, and that on or after the exercise of its IRU, SPC shall be treated as the owner of the SPC Strands and the SPC Conduit for such purposes. The parties agree to file their respective income tax returns, property tax returns and other returns and reports for their respective Assessments on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith.

4.       CONSTRUCTION

         4.1. Owner shall use reasonable efforts to provide, construct and install the Fiber Optic Facilities on or before May 1, 2003.

         4.2. Owner shall test all SPC's Strands in accordance with the procedures specified in Schedule C ("Fiber Cable Splicing, Testing, and Acceptance Procedures ") to verify that SPC's Strands are installed and operational in accordance with the specifications described in Schedule C. Fiber Acceptance Testing shall progress span by span along each segment as cable splicing progresses, so that test results may be reviewed in a timely manner. Owner shall provide SPC reasonable advance notice of the date and time of each Fiber Acceptance Testing such that SPC shall have the opportunity to have a person or persons present to observe Owner's Fiber Acceptance Testing. When Owner has determined that the results of the Fiber Acceptance Testing with respect to a particular span show that the SPC's Strands so tested are installed and operating in conformity with the applicable specifications as set forth in Schedules B and C, Owner shall promptly provide SPC with a copy of such test result.

         4.3. If and when Owner gives written notice to SPC that the test results of the Fiber Acceptance Testing are within parameters of the specifications in Schedules B and C with respect to an entire segment, SPC shall provide Owner with written notice accepting (or rejecting by specifying the defect or failure in the Fiber Acceptance Testing that is the basis for such rejection) SPC's Strands. If SPC fails to notify Owner of its acceptance or rejection of the final test results with respect to SPC's Strands comprising a segment within twenty (20) days after SPC's receipt of notice of such test results, SPC shall be deemed to have accepted such segment. If, during the course of such construction, installation and testing, any material deviation from the specifications set forth in Schedules B and C is discovered, the construction or installation of the affected portion of the segment shall be repaired to such specification by Owner at Owner's sole cost and expense. The date of such notice of acceptance (or deemed acceptance) of SPC's Strands for all segments along the Route shall be the "Acceptance Date" for the Route.

5.       CONSIDERATION

         5.1. As consideration for the SPC Conduit and the SPC Strands, SPC shall pay to Owner the sums set forth in the URRS Agreement and in accordance with the provisions of the URRS Agreement, and related documents.

         5.2. Beginning on August 1, 2003, SPC shall pay to Owner an annual maintenance fee

URRS Agreement                    Page 37              Dated: September 9, 2002
Appendix E
         of Two Hundred Forty dollars ($240.00) per route mile each year during the term of this Agreement for maintenance of the SPC's Strands and the SPC Conduit. Thereafter, SPC shall pay the annual maintenance fee on or before the anniversary date of this Agreement each year. This amount shall be adjusted annually to reflect changes in the U.S. Producer Price Index (Bureau of Labor Standards "All Finished Goods" Series ID WPUSOP3000), but in no event shall such amount be less than $20 per actual route mile per month.

         5.3. Except as otherwise specifically provided, SPC shall pay all applicable fees and charges provided for in this Agreement, within thirty (30) days after receipt of invoice.

         5.4. All payments not made within thirty (30) days of the due date shall bear a late payment charge of one (1%) percent per month of the unpaid balance or the highest lawful rate, whichever is less.

         5.5. The parties acknowledge that pursuant to the URRS Agreement, SPC has granted Owner a security interest in the SPC Strands and the SPC Conduit and any proceeds thereof.

6.       TERM.

         6.1. As to the SPC Strands and the IRU Conduit, the Term of this Agreement shall begin on the date first above written and shall end upon the expiration of the Useful Life of the SPC Strands and the IRU Conduits.

         6.2. Upon the expiration of the Term of this Agreement, SPC's IRU in the SPC Strands and the IRU Conduit shall immediately terminate and all rights of SPC to use the SPC Strands and the IRU Conduit, or any part thereof, shall cease and Owner shall owe SPC no additional duties or consideration.

7.       OCCUPANCY RIGHTS.

         OCCUPANCY RIGHTS FOR THE FIRST CONDUIT.

         7.1. Owner has obtained certain easements, leases, licenses, fee interests, rights-of-way, permits, authorizations and other rights necessary to allow Owner to install and operate the Fiber Optic Facilities ("Occupancy Rights"). Subject to the terms of the URRS agreement and as provided therein, Owner shall partially assign to SPC the Occupancy Rights it owns or has secured for SPC's use in accessing the First Conduit. If Owner is unable to directly assign to SPC Occupancy Rights, then Owner shall grant, to the extent it is able, access rights to SPC through license, IRU, or otherwise. If a governmental entity requires SPC or its permitted assigns to obtain a separate license or permit, then SPC shall be responsible to obtain such license or permit at its sole cost and expense. Owner agrees to use commercially reasonable efforts in cooperating with SPC with respect to SPC's efforts to secure such licenses or permits.

         7.2. Owner shall assign to SPC the Occupancy Rights for the First Conduit held by Owner to occupy any Union Pacific Railroad right-of-way.

         7.3. For those Occupancy Rights for the First Conduit that Owner is unable to partially assign to SPC, Owner shall use commercially reasonable efforts to cause the Occupancy rights to remain effective throughout the term of this IRU. Owner's failure to cause

URRS Agreement                    Page 38              Dated: September 9, 2002
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
         Occupancy Rights to remain effective does not constitute a breach of any warranty, representation or covenant of Owner.

         7.4. SPC shall pay Owner SPC's proportionate share of any recurring fees, including but limited to any renewal or extension fees, related to the Owner Occupancy Rights that Owner cannot partially assign to SPC. SPC's proportionate share shall be determined as provided in Section 8.14. SPC is responsible directly to third parties for any recurring fees, including but not limited to renewal or extension fees, associated with the Occupancy Rights that Owner partially assigns to SPC.

         OCCUPANCY RIGHTS FOR THE IRU CONDUITS AND SPC FIBER.

         7.5. Owner shall provide the right of access to IRU Conduits and SPC Fiber as set forth herein and in the attached Schedule D. SPC shall comply with provisions and procedures set forth in the Maintenance Agreement as a condition to the access provided in this Section 7.5.

                  7.5.1. SPC shall have the exclusive right of use of the IRU Conduit, including the exclusive right to have SPC Facilities installed within the IRU Conduit, and to use such SPC Facilities in the conduct of the SPC's business, which shall include without limitation sub-leasing or otherwise allowing use by third parties of any or all of the SPC's Facilities

                  7.5.2 SPC shall have the right to replace the SPC Facilities at SPC's cost and expense. SPC shall request, in writing, permission from Owner before attempting to access the IRU Conduit and SPC Fiber or SPC Facilities within the Route, which request shall be granted by Owner in its sole discretion, reasonably exercised. SPC shall have the right to have the IRU Conduits connected to other facilities owned or controlled by SPC at any location approved by Owner along the SPC Route.

8.       MAINTENANCE AND OPERATION

         8.1. Owner shall maintain the SPC Strands and the SPC Conduit in accordance with the requirements and procedures set forth in Schedule D ("Maintenance Specifications and Procedures"). SPC shall cooperate with and assist, as may be reasonably required, Owner in performing said maintenance.

         8.2. In the event of service outages, Owner agrees to use commercially diligent efforts to respond promptly and restore SPC's Strands within the parameters of the specifications in Schedule B; provided however, that SPC shall solely be responsible, at its own expense, for restoring an outage caused by a failure of light, signal or light communication transmission. SPC shall also be solely responsible, at its own expense, for the operation, maintenance and repair of all terminal equipment and facilities required in connection with the use of SPC's Strands.

         8.3. Owner shall provide SPC access to SPC's Strands by cable stub taken by Owner from the Fiber Optic Facilities and delivered to SPC at a splice point or, as mutually agreed to by the parties, in selected Owner OA Sites at the fiber distribution panel. SPC

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
         shall designate in writing within 30 days of the Acceptance Date of the SPC's Strands, all splice points along the Route through which it wants access to the SPC Strands. If a splice point is not located at an Owner manhole/handhole, Owner shall, if mutually agreed, construct, at SPC's expense, a manhole/handhole for SPC. All other splice points shall be located at an Owner manhole/handhole. SPC is permitted to request access to additional splice points in the future, provided SPC reimburses Owner for any costs it incurs in providing access to such additional splice points.

                  8.3.1. Owner shall accomplish sheath opening and stub out of SPC's Strands at the splice points in SPC's and Owner's manholes/handholes. SPC may splice its own fiber optic cable to SPC's Strands only in SPC's manholes/handholes. Owner shall splice SPC's fiber optic cable to SPC's Strands in Owner's manhole/handholes.

                  8.3.2. The parties may enter into a Collocation Agreement pursuant to which Owner may sell or lease collocation space to SPC at Owner's OA Sites along the Route, such space and related services to be specifically defined in the Collocation Agreement. Should SPC subsequently request additional space in Owner facilities along the Route not identified in the Collocation Agreement, Owner agrees to provide such space if it is available at the time SPC requests such additional space. All billings for collocation space shall be made under the Collocation Agreement, and not this Agreement.

         8.4. Within thirty (30) days after the Acceptance Date, Owner shall provide to SPC as-built drawings for the Route. The drawings shall contain ROW detail, splice locations, manhole/handhole locations.

         8.5. In exercising its rights under this Agreement, both parties shall at their own expense comply with all applicable Environmental, Health and Safety Laws; the requirements and specifications of the National Electrical Code and the National Electrical Safety Code (all of the foregoing collectively referred to as "EHS Requirements"); other applicable governmental laws, regulations, ordinances, rules, codes, orders, guidance, permits, and approvals; and applicable easement or license conditions. Any notice, report, correspondence, or submissions made by SPC to federal, state, or municipal environmental, safety, or health authorities related to the Owner's Route or Fiber Optic Facilities shall be provided by SPC to Owner promptly, and in no case later than twenty-four (24) hours. SPC also shall promptly provide to Owner a copy of any Environmental, Health or Safety Complaint received by SPC, and in no case late than three
         (3) business days after SPC's receipt of same. SPC shall ensure that its employees are trained in the proper procedures for entering and operating in the Owner's Route and in its Fiber Optic Facilities, optical amplifier sites and regenerator sites.

         8.6. SPC agrees to reimburse Owner the reasonable cost of Owner (i) constructing manholes/handholes for SPC; (ii) accomplishing all sheath openings and stub out of SPC's Strands; and (iii) splicing SPC's fiber optic cable to SPC's Strands. Such charges shall be at Owner's fully loaded labor rates then in effect and Owner's cost of material plus fifteen (15%) per cent.

         8.7. Should SPC's splices or other work not be placed and maintained in accordance with the provisions of this Agreement, Owner may at its option correct said condition. Owner shall notify SPC in writing prior to performing such work whenever practicable. However, when such conditions pose an immediate safety threat, interfere with the

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
         (performance of Owner's service obligations, or pose an immediate threat to the physical integrity of Owner's facilities, Owner, may perform such work and take such action that it deems necessary without first giving notice to SPC. As soon as practicable thereafter, Owner shall advise SPC of the work performed and the action taken and shall endeavor to arrange for re-accommodation of SPC's Strands so affected. SPC shall promptly reimburse Owner for all reasonable costs incurred by Owner for all such work, action, and re-accommodation performed by Owner.

         8.8. In the event a Hazardous Discharge or other conditions are discovered or created at or near work being performed by SPC in on or around Owner's Route that may require (i) investigation or remediation or (ii) unforeseen measures to protect the environment, health or safety (collectively "Adverse EH&S Conditions"), the party discovering the condition shall immediately notify the other party. The party in the best position to do so (or, if the parties are equally situated, SPC) shall then immediately take reasonable measures to temporarily contain or otherwise avoid exacerbation of or exposure to the Adverse EH&S Conditions. Unless Owner affirmatively notifies SPC otherwise, SPC shall also take such other actions as applicable EH&S Requirements prescribe.

         8.9. SPC shall be responsible for obtaining and maintaining, at its sole expense, from the appropriate public or quasi-public authority, any franchises, licenses, permits or other similar authorizations required to enter upon the property where Owner's Route is located and to operate and maintain the SPC Strands and the SPC Conduit in the Owner's Route.

         8.10. SPC, at its sole cost and expense, shall (i) use SPC's Strands and (ii) conduct all work in or around Owner's Route in a safe condition and in a manner reasonably acceptable to Owner, so as not to physically, electronically or inductively conflict or interfere or otherwise adversely affect Owner's Route or the facilities placed therein by Owner, joint users, or other authorized SPC's. Owner agrees to operate its facilities in the Owner's Route in a similar manner.

         8.11. SPC must obtain prior written authorization from Owner approving any future work and the party performing such work before SPC shall perform any work in or around Owner's Route.

         8.12. In the event SPC receives information that Owner's Route or the Fiber Optic Facilities are damaged, it shall notify Owner of said damage by phone at: 877-638-6621.

         This is a 24 hour, 7 day per week notification number. In the event Owner receives information that SPC's Strands are damaged, Owner will notify SPC of said damage by phone at SPC's emergency telephone number. The call shall be directed to the Supervisor on Duty, and the caller shall provide the following information.

                  8.12.1.  Name of Company making report.

                  8.12.2.  Location reporting problem.

                  8.12.3.  Name of contact person reporting problem.

                  8.12.4.  Telephone number to call back with progress report.

                  8.12.5. Description of the problem in as much detail as possible.

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
                  8.12.6.  Time and date the problem occurred or began.

                  8.12.7. State whether or not the problem presents a jeopardy situation to Owner's Route, the Fiber Optic Facilities or SPC's Strands

         8.13. Owner shall designate the particular Strands of Dark Fiber that will constitute the SPC Strands and the particular conduits that will constitute the SPC Conduit and the location and manner in which they will enter and exit Owner's Route

         8.14. If Owner moves, replaces or changes the location, alignment or grade of Owner's Route ("Relocation"), Owner shall concurrently relocate the SPC Strands and the IRU Conduit. If the Relocation is because of an event of Force Majeure, pursuant to Section 26.2, or of any governmental or third party authority, including a Taking by right of eminent domain, SPC shall reimburse Owner for SPC's proportionate share of the costs of the Relocation of Owner's Route. To the extent Owner receives reimbursement from a third party which is allocable to a Relocation of Owner's Route, it will credit or reimburse SPC for its proportionate share of the reimbursement. SPC's proportionate share shall be based first on the ratio of the number of IRU Conduit relative to the total number of conduits relocated, then on the number of SPC Strands relative to the total fiber count in the affected conduit. SPC shall be responsible for all costs associated with Relocation of the Sale Conduit.

         8.15. SPC shall be deemed the generator of all waste associated with its work related to Owner's Route and shall both remove that waste from the area and dispose of or otherwise manage it at its own expense in compliance with all applicable laws. "Waste" shall include without limitation, any manmade materials (including asbestos) and any soil or other environmental media that may be removed or excavated by SPC, and all hazardous and non-hazardous substances and materials associated with the work that are intended to be discarded, scrapped, or recycled. It shall be presumed that all the substances and material brought to the area of that work that are not incorporated into the work (including without limitation damaged components or tools, leftovers, containers, garbage, scrap, residues, or byproducts), except for substances and materials that SPC intends to use in their original form in connection with similar work, are waste to which the above SPC obligations apply.

9.       OWNERSHIP.

         9.1. Legal title to the SPC Strands and the IRU Conduit shall at all times be vested in Owner. Neither the provision of the use of the SPC Strands and the IRU Conduit by Owner to SPC hereunder, nor the payments by SPC contemplated hereby, shall create or vest in SPC any easement, interest, or any other ownership or property right of any nature in the SPC Strands or the IRU Conduit, except as granted in
         Section 3 and Section 7 hereof. Except as provided in the URRS Agreement, SPC shall not grant any security interest in the SPC Strands, the SPC Conduit or any part or component or proceeds thereof.

         9.2. Owner may use or permit the use of Owner's Route, the Fiber Optic Facilities and the telecommunications capacity thereof for any lawful purpose. Nothing in this Agreement shall be construed or interpreted to prohibit Owner from leasing or licensing the Fiber Optic Facilities or otherwise providing capacity to others or from installing

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
         additional fibers or capacity, including without limitation, fiber optic capacity, within Owner's Route (other than the SPC Strands and the SPC Conduit during the term of the IRU) or to prohibit Owner from operating such Fiber Optic Facilities (alone or in combination with others) in competition with SPC.

10.      EMINENT DOMAIN.

         If there is a taking of the SPC Strands or the IRU Conduit by right of eminent domain (a "Taking") which results in the remainder of the SPC Strands or the IRU Conduit being unable to be restored to a condition suitable for SPC's business needs within ninety (90) days from the date of the Taking ("Substantial Taking"), SPC will be permitted to participate, to the extent of its interest and at its expense, in such eminent domain proceeding, and this Agreement may be terminated as a result of such proceedings. In such event the IRU fee and maintenance fee shall abate from the date of Taking and any previously paid IRU fee and/or maintenance fee attributable for any period beyond such date shall be returned to SPC. If there shall be a Taking which does not constitute a Substantial Taking, this Agreement shall not terminate but Owner shall, with due diligence, restore SPC's Strands and IRU Conduit as speedily as practical to its condition before the Taking in accordance with the provisions of Section 8.14.

11.      INDEMNIFICATION.

         11.1. SPC will indemnify, defend, and hold harmless Owner and Owner's agents, officers and employees, from any and all losses, damages, costs, expenses (including reasonable attorneys fees), statutory fines or penalties, actions, or claims for personal injury (including death), damage to property, or other damage in any way arising from SPC's activities undertaken pursuant to this Agreement (including, without limitation, the installation, construction, operation or maintenance of the SPC Strands and SPC Conduit), except to the extent caused by the negligence or willful misconduct on the part of Owner or Owner's agents, officers or employees.

         11.2. Without limiting the foregoing, SPC specifically will indemnify, defend, and hold harmless Owner and Owner's agents, officers and employees from any and all claims asserted by SPC's customers in any way arising out of or in connection with this Agreement, the SPC Strands or the SPC Conduit, except to the extent caused by the negligence or willful misconduct on the part of Owner or Owner's agents, officers or employees.

         11.3. Owner will indemnify, defend, and hold harmless SPC and SPC's agents, officers and employees, from any and all losses, damages, costs, expenses (including reasonable attorneys fees), statutory fines or penalties, actions, or claims for personal injury (including death), damage to property, or other damage in any way arising from Owner's activities undertaken pursuant to this Agreement (including, without limitation, the installation, construction, operation or maintenance of the Route), except to the extent caused by the negligence or willful misconduct on the part of SPC or SPC's agents, officers or employees.

         11.4. Except for personal injury and property damage as provided above, in no event shall either party be liable to the other party for any special, consequential or indirect

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
         (including by way of illustration, lost revenues and lost profits), punitive or exemplary damages arising out of this Agreement or any obligation arising thereunder, whether in an action for or arising out of breach of contract, tort or otherwise.

12.      INSURANCE.

         During the term of this Agreement, each party shall obtain and maintain and shall require any of its permitted contractors to obtain and maintain not less than the following insurance:

-----------------------------------------------------------------------------------------------------------------------
TYPE OF COVERAGE                                                              AMOUNT OF COVERAGE
-----------------------------------------------------------------------------------------------------------------------
Worker's Compensation Insurance                            Statutory Amount
-----------------------------------------------------------------------------------------------------------------------
Employer's Liability Occupational Disease and Bodily       $1 million each accident
Injury Insurance                                           $1 million disease each employee
                                                           $1 million disease-policy limit
-----------------------------------------------------------------------------------------------------------------------
Commercial General Liability Insurance, including          Combined single limit personal injury and
premises-operations, products/completed                    property damage on an occurrence policy form with policy
operations, independent contractors, contractual           amounts of (i) not less than $5 million per occurrence
(blanket), broad form property damage, with                (without a limitation on aggregate amount); or (ii) not
umbrella excess liability (collectively,                   less than $5 million per occurrence with an aggregate annual
"Comprehensive Coverage")                                  amount of not less than $5 million
-----------------------------------------------------------------------------------------------------------------------
Automobile Liability Insurance for owned, hired and        $2 million combined single limit bodily injury/property
non-owned autos ("Automobile Liability Coverage")          damage
-----------------------------------------------------------------------------------------------------------------------

         The limits set forth above are minimum limits and will not be construed to limit either party" liability.

         This insurance shall cover the amounts and types of liability listed above with respect to each party's obligations under this Agreement.

         Each policy evidencing the insurance described in this Section 10 must contain a provision that the insurance policy, and the coverage it provides, shall be primary and noncontributing with respect to any policies carried by the party and its affiliates, and that any policies carried by the party and its affiliates shall be excess insurance.

         The comprehensive general liability policies and umbrella excess liability policies of the party and its subcontractors each shall contain a provision including the other party, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees and agents, as additional insureds.

         Prior to commencement of any work under this Agreement, each party must furnish to the other certificates of insurance stating that the insurer will use best efforts to notify the other part at least thirty (30) days prior to cancellation of, or any material change in, the coverage provided.

         Either party is entitled to self-insure coverages under this Agreement through programs adopted by their respective risk management departments.

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
13.      COMPLIANCE WITH LAWS.

         Notwithstanding anything to the contrary in this Agreement, each Party shall ensure that any and all activities it performs pursuant to this Agreement shall comply with all applicable laws. Without limiting the generality of the foregoing, each Party shall comply with all applicable provisions of i) workmen's compensation laws, ii) unemployment compensation laws, iii) the Federal Social Security Law, iv) the Fair Labor Standards Act, and v) Environmental, Health and Safety Laws.

14.      DISCLAIMER OF WARRANTIES

         EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, OWNER MAKES NO WARRANTIES REGARDING THE SERVICES OR DELIVERABLES PROVIDED UNDER THIS AGREEMENT AND MAKES NO WARRANTIES EXPRESS, IMPLIED, OR STATUTORY, AS TO THE INSTALLATION, DESCRIPTION, QUALITY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15.      OWNER SALES OR DISPOSITIONS.

         Nothing in this Agreement shall prevent or be construed to prevent Owner from, selling or otherwise disposing of any portion of Owner's Route or Fiber Optic Facilities or other property of Owner used for the SPC Strands or the IRU Conduit, provided, however, that in the event of a sale or other disposition, Owner shall condition such sale or other disposition subject to the rights of SPC under this Agreement.

16.      LIENS.

         SPC shall keep Owner's Route and the Fiber Optic Facilities and other property of Owner free from all mechanic's, artisan's, material-man's, architect's, or similar services' liens which arise in any way from or as a result of its activities and cause any such liens which may arise to be discharged or released.

17.      DEFAULT PROVISIONS AND REMEDIES.

         17.1. Each of the following shall be deemed an Event of Default by SPC under this Agreement:

                  17.1.1. Failure of SPC to pay the any sum required to be paid under the terms of this Agreement or the URRS Agreement, Note, Security Agreement or any related agreement and such default continues for a period of thirty (30) days after written notice thereof to SPC;

                  17.1.2. Failure by SPC to perform or observe any other terms, covenant, agreement or condition of this Agreement on the part of SPC to be performed and such default continues for a period of thirty (30) days after written notice thereof from Owner (provided that if such default cannot be cured within such thirty (30) day period, this period will be extended if SPC commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure);

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
                  17.1.3. The filing of a tax or mechanic's lien against Owner's Route or Fiber Optic Facilities or other property of Owner which is not bonded or discharged within thirty (30) days of the date SPC receives notice that such lien is filed.

         17.2. Upon the occurrence of an Event of Default, Owner, without further notice to SPC in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

                  17.2.1. Perform, on behalf and at the expense of SPC, any obligation of SPC under this Agreement which SPC has failed to perform and of which Owner shall have given SPC notice, the cost of which performance by Owner shall be payable by SPC to Owner upon demand;

                  17.2.2. Exercise any other legal or equitable right or remedy which it may have, including suspension or termination of maintenance services Owner provides to SPC hereunder, including any rights and remedies available to Owner pursuant to the URRS Agreement.

         17.3. The following events or occurrences shall constitute a default by Owner under this Agreement:

                  17.3.1. Failure by Owner to perform or observe any other terms, covenant, agreement or condition of this Agreement on the part of Owner to be performed and such default continues for a period of thirty (30) days after written notice thereof from SPC (provided that if such default cannot be cured within such thirty (30) day period, this period will be extended if Owner commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure.

         17.4. Upon the occurrence of an Event of Default, SPC, without further notice to Owner in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

                  17.4.1. Perform, on behalf and at the expense of Owner, any obligation of Owner under this Agreement which Owner has failed to perform and of which SPC shall have given Owner notice, the cost of which performance by SPC shall be payable by Owner to SPC upon demand;

                  17.4.2. Exercise any other legal or equitable right or remedy which it may have.

         17.5. All rights and remedies of either party set forth in this Agreement shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity, or both.

18.      FORCE MAJEURE.

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
         Neither Owner nor SPC shall be in default under this Agreement with respect to any delay in its performance caused by any of the following conditions (each a "Force Majeure Event"): (1) act of God; (2) fire; (3) flood;
(4) material shortage or unavailability not resulting from the responsible party's failure to timely place orders or take other necessary actions therefor;
(5) government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"); (6) war or civil disorder; (7) failure of a third party to grant or recognize an Owner Occupancy Right; or (8) any other cause beyond the reasonable control of such party; provided, however, that this
Section 20 shall not apply to the payment of money. The party claiming relief under this Section 20 shall promptly notify the other in writing of the existence of the Force Majeure Event relied on, the expected duration of the Force Majeure Event, and the cessation or termination of the Force Majeure Event. The party claiming relief under this Section 20 shall exercise commercially reasonable efforts to minimize the time for any such delay.

19.      TAXES AND USE OF PUBLIC RIGHTS-OF-WAY, LICENSE AND PERMIT FEES.

         19.1. Subject to Section 19.4, SPC shall be responsible for any and all sales, use, income, gross receipts, excise, transfer, ad valorem or other taxes, and any and all franchise fees or similar fees ("Assessments") assessed against it due to its ownership of an IRU, its use of the SPC Strands and the SPC Conduit, including the providing of services over the SPC Strands or SPC Conduit, or its ownership or use of facilities connected to the SPC Strands or the SPC Conduit.

         19.2. Subject to Section 19.1, Owner shall be responsible for any and all Assessments assessed against it due to its construction, ownership or use of the Owner Route or Fiber Optic Facilities, including providing of services over the Owner Route or its ownership or use of facilities connected to the Owner Route.

         19.3. Notwithstanding Sections 19.1 and 19.2 above, if Owner is assessed annual fees for use of public rights-or-way, SPC shall pay its proportionate share of such fees, its proportionate share being determined as provide in Section 8.14.

         19.4. In the event that Owner is assessed for any Assessments related to SPC's ownership of an IRU or SPC's use of the SPC Strands or SPC Conduit which may not feasibly be separately assessed, Owner within thirty (30) days of receipt of an invoice therefor, shall provide information and documentation to SPC sufficient to demonstrate the basis for the Assessments and the amount and due date for payment of the Assessments. In addition, Owner shall provide SPC with all information reasonably requested by SPC with respect to any such Assessments. After such thirty (30) day period, Owner, in it sole discretion, may pay such Assessment and invoice SPC for reimbursement. SPC shall reimburse Owner for such payment within ten
         (10) days of receipt of Owner's invoice. Notwithstanding such payment by Owner, SPC, at its option, shall have the right at its sole cost to contest any such Assessments and Owner will reasonably cooperate with SPC in pursuing any such contest; provided that SPC shall have reimbursed Owner for such Assessments. In the event
         Owner, in its sole discretion, elects to not pay such tax or fee, it shall so notify SPC. SPC, at its option, may pay the Assessments, or contest the payment; provided that SPC shall indemnify and hold harmless Owner for the payment of such Assessments and all interest and penalties related thereto; and provided further, that such contest shall be resolved or such

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         Assessments shall be paid so as to prevent any forfeiture of rights or property or the imposition of any lien on the Owner's Route or Owner's Fiber Optic Facilities.

20.      SUCCESSION, ASSIGNABILITY.

         20.1. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns.

         20.2. Except as provided in this Section 22, a party ("Transferring Party") shall not assign, encumber or otherwise transfer this Agreement or all or any portion of its rights or obligations hereunder to any party without the prior written consent of the other party ("Other Party"), which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Transferring Party shall have the right, without Other Party's consent, to (i) subcontract any of its construction or maintenance obligations hereunder or (ii) assign or otherwise transfer this Agreement in whole or in party (a) to any parent, subsidiary or affiliate of Transferring Party, or (b) any corporation or other entity which Transferring Party may be merged or consolidated or which purchases all or substantially all of the stock or assets of Transferring Party; provided that the assignee or transferee in any such circumstance shall be subject to all of the provisions of this Agreement, including without limitation, this
         Section 22 and provided further that promptly following any such assignment or transfer, Transferring Party shall give Other Party written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, Transferring Party shall remain the sole point of contact with Other Party. When Other Party's consent to assign is required, Other Party will have the right to withhold consent if, in its judgment reasonably exercised, the proposed assignee cannot adequately assume the obligations of this Agreement. In no event will any assignment by Other Party be permitted without the delivery to Other Party of a binding agreement in writing from the proposed assignee that (i) states that the proposed assignee will assume all current, future and outstanding past obligations under this Agreement as if such assignee had originally executed this Agreement and (ii) evidence proof satisfactory to Other Party that he proposed assignee has insurance coverage comparable to the described in Section 12 or other assurances that the proposed assignee can adequately perform the obligations it will assume under this Agreement.

         20.3. Notwithstanding the Provisions of Section 20, without the prior written consent of Owner, SPC shall have the right to lease, license, grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to, any of SPC's rights in the SPC Strands or the IRU Conduit and such lessee, licensee or other transferee shall have the ability to grant leases, licenses and grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to, any of such party's rights in the strands or conduit such party receives.

         20.4. Neither party shall attempt to circumvent any of its obligations under this Agreement, or deprive the Other Party of any anticipated benefit under this Agreement, through the use of ownership changes, reorganizations, creation of new entities, or other artificial devices.

         20.5. Neither this Agreement, nor any term or provision hereof, nor any inclusion by reference shall be construed as being for the benefit of any person or entity not a signatory

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hereto.

21.      NOTICES.

         Any demand, notice or other communication to be given to a party in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail, return receipt requested, by Tele-copy or commercial over night delivery service addressed to the recipient as set forth as follows or to such other address, individual or Tele-copy number as may be designated by notice given by the party to the other:

         OWNER:
         Sierra Touch America, LLC.
         130 North Main
         Butte, Montana  59701

         Attention: Contracts Officer
         Telephone Number: 406-497-5317
         Emergency Telephone Number: same
         FAX Number: 406-497-5203

         With a copy to:
         Sierra Touch America, LLC.
         130 North Main
         Butte, Montana 59701

         Attention: General Counsel
         Telephone Number: 406-497-5427
         Emergency Telephone Number: same
         FAX Number: 406-497-5203

         SPC:
         Sierra Pacific Communications, Inc.
         5860 S. Pecos, Bldg. G, St. 100, Las Vegas, NV  89120
         Attention: Director, Facilities
         Telephone Number: 702-949-7910
         Emergency Telephone Number: same
         FAX Number: 702-949-7928

         with a copy to:
         General Counsel
         6226 West Sahara Avenue
         Las Vegas, NV 89151
         Tele: 702.367.5692
         Fax: 702.227.2069

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         Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, return receipt requested on the date of receipt thereof and, if given by telecopy, on the day of transmittal thereof if given during the normal business hours of the recipient and on the next business day if not given during normal business hours.

22.      NON-WAIVER.

         No course of dealing, course of performance or failure of either party strictly to enforce any term, right or condition of this Agreement shall be construed as a waiver of any term, right or condition.

23.      CHOICE OF LAW

         The construction, interpretation and performance of this Agreement shall be as governed by the law of the state of Nevada.

24.      HEADINGS.

         All headings contained in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause.

25.      CONFIDENTIALITY AND PROPRIETARY INFORMATION.

         25.1. In connection with this Agreement, either party may furnish to the other certain information that is marked or otherwise specifically identified as proprietary or confidential ("Confidential Information"). This Confidential Information may include, among other things, private easements, licenses, utility agreements, permits, other right-of-way granting documents, specifications, designs, plans, drawings, data, prototypes, and other technical and/or business information. For purposes of this Section 25, the party that discloses Confidential Information is referred to as the "Disclosing Party", and the party that receives Information is referred to as the "Receiving Party".

         25.2. When Confidential Information is furnished in tangible form, the Disclosing Party shall mark it as proprietary or confidential. When Confidential Information is provided orally, the Disclosing Party shall, at the time of disclosure or promptly thereafter, identify the Confidential Information as being proprietary or confidential.

         25.3. With respect to Confidential Information disclosed under this Agreement, the Receiving Party and its employees shall:

                  25.3.1. hold the Confidential Information in confidence, exercising a degree of care not less than the care used by the Receiving Party to protect its own proprietary or confidential information that it does not wish to disclose.

                  25.3.2. restrict disclosure of the Confidential Information solely to those of its employees who have a need to know in connection with the performance of this Agreement, and not disclose the Confidential Information to any other person or entity without the prior written consent of the Disclosing Party;

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                  25.3.3.  advise those employees of their obligations with
         respect to the Confidential Information; and

                  25.3.4. use the Confidential Information only in connection with the performance of this Agreement, except as the Disclosing Party may otherwise agree in writing.

         25.4. Confidential Information shall be deemed the property of the Disclosing Party. Upon written request of the Disclosing Party, the Receiving Party shall return all Confidential Information received in tangible form, except that each party's legal counsel may retain one copy in its files solely to provide a record of such Confidential Information for archival purposes. If the Receiving Party loses or makes an unauthorized disclosure of Confidential Information, it shall notify the Disclosing Party and use reasonable efforts to retrieve the Confidential Information.

         25.5. The Receiving Party shall have no obligation to preserve the proprietary nature of Confidential Information which:

                  25.5.1. was previously known to the Receiving Party free of any obligation to keep it confidential; or

                  25.5.2. is or becomes publicly available by means other than unauthorized disclosure; or

                  25.5.3. is developed by or on behalf of the Receiving Party independently of any Confidential Information furnished under this Agreement; or

                  25.5.4. is received from a third party whose disclosure does not violate any confidentiality obligation.

         25.6. The existence of this Agreement, and all information that may be disclosed to Receiving Party pertaining to the identities, locations, and requirements of the Disclosing Party's SPCs, is Confidential Information of Disclosing Party.

         25.7. Under no circumstances shall either party disclose the other party's SPC Confidential Information to any third party (even if under contract to that party) or to any personnel of the party responsible for publicity or for end user sales or marketing.

         25.8. If the Receiving Party is required to disclose the Disclosing Party's Confidential Information by an order or a lawful process of a court or governmental body, the Receiving Party shall promptly notify the Disclosing Party, and shall cooperate with the Disclosing Party in seeking reasonable protective arrangements before the Confidential Information is produced.

         25.9. Each party agrees that a breach of this Section 25 by the Receiving Party or its representatives will result in irreparable harm for which there is no adequate remedy at law, and in the event of any such breach the Disclosing Party may, notwithstanding the default provisions in Section 17, seek a preliminary or permanent injunction and/or specific performance which shall be granted upon a finding of a breach (or substantial likelihood of a breach in the case of a preliminary injunction). Such remedies shall not be

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
         deemed to be the exclusive remedies for a breach of this Section 25 but shall be in addition to all other remedies available at law or in equity.

26.      PUBLICITY AND ADVERTISING.

         26.1. Neither party shall publish or use any advertising, sales promotions, or other publicity materials that use the other party's logo, trademarks, or service marks without the prior written approval of the other party.

         26.2. Each party shall have the right to review and approve any publicity material, press releases, or other public statements by the other that refer to such party or that describe any aspect of this Agreement. Each party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other party.

         26.3. Nothing in this Agreement establishes a license for either party to use any of the other party's brands, marks, or logos without prior written approval of the other party.

27.      REPRESENTATIONS AND WARRANTIES,

         Each party represents and warrants that:

         27.1. it has full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

         27.2. this Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

         27.3. its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court, or body.

28.      ENTIRE AGREEMENT; AMENDMENT.

         This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written communications, understandings and agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits and/or Schedules referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party.

29.      NO THIRD PARTY BENEFICIARIES.

         Except as set forth in Section 31, this Agreement does not provide and is not intended to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.

30.      NO PERSONAL LIABILITY.

         Each action or claim against any party arising under or relating to this Agreement shall be

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made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this
Section 32 and shall be entitled to enforce the obligations of this Section 30.

31.      RELATIONSHIP OF THE PARTIES.

         The relationship between the parties shall not be that of partners, agents or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. The parties, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

32.      SUCCESSORS AND ASSIGNS.

         This Agreement and each of the parties' respective rights and obligations under this Agreement shall be binding upon and shall inure to the benefit of the parties and each of their respective permitted successors and assigns.

33.      UNENFORCEABLE PROVISIONS.

         No provision of this Agreement shall be interpreted to require any unlawful action by either party. If any section or clause of this Agreement is held to be invalid or unenforceable, then the meaning of that section or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Agreement with respect to the matter in question, and the remainder of the Agreement shall remain in full force and effect. However, in the event such a section or clause is an essential element of the Agreement, the parties shall promptly negotiate a replacement that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

34.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives on the date first above written.

                                           SIERRA TOUCH AMERICA, LLC.

                                           By: ______________________
                                           Name: MICHAEL J. MELDAHL
                                           Title:Manager

                                           SIERRA PACIFIC COMMUNICATIONS, INC.

                                           By: ______________________
                                           Name:  RICHARD J. COYLE, JR.
                                           Title: President

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                                   APPENDIX E

                                   EXHIBIT B

                          DESCRIPTION OF REAL PROPERTY
                             TO BE CONVEYED TO SPC

                    VERDI, NEVADA TO SACRAMENTO, CALIFORNIA

         This portion of the route consists of approximately 131 miles (691,680') in length. The telecommunications system along the route from the Union Pacific Railroad milepost 227, approximately 8/10 of a mile east of the California - Nevada State Line near Verdi Nevada to Hirshdale Road UPRR MP 218.3, approximately 11 miles (58,080'). From Hirshdale Road to West Truckee, approximately 16.5 miles (87,120'). West Truckee to Soda Spring, approximately
6.8 miles (35,904'). Soda Springs to Cisco Grove approximately 9.1 miles (48,048'). Cisco Grove to Blue Canyon approximately 12 miles (63,360'). Blue Canyon to Colfax UPRR MP 142, approximately 21 miles (110,880'). UPRR MP 142 to Sacramento UPRR MP 89 approximately 53.7 mile (283,536'). Sacramento UPRR MP 89 to 1005 North B Street approximately 1 mile (5280').

                                   RENO METRO

         The fiber optic cable line will start .8 of a mile from the California border into Nevada and ties in with a Williams handhole between UPRR and 1-80 and ends at the Wells Fargo building at 200 South Virginia Street. Phase II begins at 200 South Virginia Street, Wells Fargo building, and ends at South Meadows Parkway.

                                   LONG HAUL

         The fiber optic cable line will start at the intersection of South Meadows Parkway and South Virginia Street in Reno and follow the highway right-of-way south from Reno along U.S. highway 395 to East Lake Boulevard. From East Lake Boulevard, the cable will continue southward along a corridor to Goni Road and then to Arrowhead Drive in Carson City. At Arrowhead Drive it will head eastward to US Highway 50 and continue east crossing the rest of Nevada, passing through the cities of Fallon, Austin, Eureka, and Ely and continuing into Delta Utah. At Delta the route would follow US Highway 6 northeastward to State Route 132 In Lynndyl, Utah. At State Route 132 the cable would continue northeast to just west of Nephi, Utah, where it would intersect State Route 91. On State Route 91 the fiber optic cable would continue northward through Mona to Santaquin, Utah. The cable would then head northeast, following side roads and a portion of State Route 115 on the west side of Interstate 15 (1-15). Just north of Spanish Fork the fiber optic cable would cross under 1-15 and tie in with another fiber optic cable system on 4800 South, approximately 0.2 miles east of 1-15. The route would then continue north on I-15 to Provo, UT, run along city streets into the Provo POP located at the corner of East 100 and North 100, then along city streets to I-15, then north on I-15 to the vicinity of the Bangerter Highway, north to west 700 south, along city streets to 161 Regent Street, north on Regent Street to the termination point at 100 South State Street.

                                   CALIFORNIA

-        Verdi Nevada on UPRR MP 227 to MP 218.3 at Hirshdale Rd. spread 5.1.

-        Hirshdale Rd. to West Truckee, spread 5.2.

-        West Truckee to Soda Springs, spread 5.3

-        Soda Springs to Cisco Grove, spread 5.4

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-        Cisco Grove to Blue Canyon, spread 5.5

-        Blue Canyon to Colfax UPRR MP 142, spread 5.6

-        Colfax UPRR MP 142 to Sacramento UPRR 89, spread 6

-        Sacramento UPRR 89 to 1005 North "B" Street, Sacramento Ca, spread 7

                                     NEVADA

-        Reno Metro, Phase 1 is approximately 74,406 feet

-        Phase 2 is approximately 51,069 feet.

- Spread 1, South Meadow Parkway to Lyon County line Is approximately 321,496 feet.

- Spread 2, Churchill County line to the Lander County line is approximately 567,791 feet.

- Spread 3, Lender County line to the White Pine County line is approximately 578,458 feet.

- Spread 4, White Pine County to Utah border is approximately 702,319 feet.

                                      UTAH

- Spread 5, Millard County at the Nevada/Utah border to Juab County line is approximately 616,238 feet.

- Spread 6, Juab County line to north of Spanish Fork approximately 0.2 miles east of 1-15 end is approximately 355,097 feet.

-        Spanish Fork to Provo, UT approximately 7.95 miles (42,000 feet).

- Provo north to Salt Lake City, UT approximately 59.14 miles (312,265 feet).

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                                   APPENDIX E

                                   SCHEDULE B
          STANDARD ENGINEERING, CONSTRUCTION AND FIBER SPECIFICATIONS

                       DIVISION 100: GENERAL REQUIREMENTS

                       SECTION 101 - DEFINITION OF TERMS

101.01.  DESCRIPTION

This section covers the definition of terms used in various portions of the Specifications.

101.02.  DEFINITIONS

1. Whenever the words "he" and "him", occur in these Specifications no particular gender is intended by use of such words.

2.       Words beginning with capital letters are generally defined in Section
         101.02

3. Wherever the following terms are used, the intent and meaning shall be interpreted as follows:

4. Abbreviations: Wherever the following abbreviations are used in these Specifications or on the Drawings, they shall be construed the same as the respective expressions represented.

         AASHTO   American Association of State Highway and Transportation
                  Officials

         ACI:     American Concrete Institute

         AGC:     Associated General Contractors

         ANSI:    American National Standards Institute, Inc.

         APWA:    American Public Works Association

         ASTM:    American Society for Testing and Measurements

         AWPA:    American Wood Preservers Association

         AWPB:    American Wood Preservers Bureau

         AWS:     American Welding Society

         ETL:     Electrical Testing Laboratories

         FM:      Factory Mutual Research Corporation

         HDPE:    High Density Polyethylene

         ICEA:    Insulated Cable Engineer's Association

         IEEE:    Institute of Electrical and Electronic Engineers

         LIU:     Lightguide Interconnect Unit

         NBFU:    National Board of Fire Underwriters

         NEC:     National Electrical Code

         NEMA:    National Electric Manufacturer's Association

         NESC:    National Electrical Safety Code

         NFPA:    National Fire Protection Association

         OSHA:    Occupational Safety and Health Act

         OSHA:    The Occupational Safety and Health Administration

         PE:      Polyethylene

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
         PVC:     Polyvinyl Chloride

         UBC:     Uniform Building Code

         SDR:     Size Dimension Ratio

         UL:      Underwriter's Laboratories

5. As-Built Records: The final updated version of Drawings reflecting how the plant was actually constructed.

6. TOUCH AMERICA Furnished Materials: Materials that are furnished directly by TOUCH AMERICA for the project which is listed in the Contract.

7. Casing Pipe: A section of continuous pipe installed under a road, railroad, stream, or over or under other utilities or obstruction through which the cable, conduit, and other system components shall be placed.

8. Codes: Regulations, ordinances, or statutory requirements of, or meant for adoption by, governmental units relating to building construction and occupancy, adopted and administered for the protection of the public health, safety, and welfare.

9. Competent Person: One who is capable of identifying existing and predictable hazards in the surroundings, or working conditions which are hazardous, unsanitary, or dangerous to employees, and who has authorization to take prompt corrective measures to eliminate them.

10. Conduit: A tube especially constructed for the purpose of placing and enclosing fiber optic cable.

11. Depth/Depth of cover: Trench depth or depth of cover is defined as the cover over the cable, conduit, pipe, duct or plant placed, or the distance from the top of the plant to finish grade.

12. Drawings: The approved plans, profiles, working drawings, and supplemental drawings, or exact reproductions thereof, which show the location, character, dimensions, and details of work to be done, except for shop drawings provided by the Builder.

13. Final Inspection: An inspection of prior to Builder Completion Date at which time a Punch List may developed.

14.      Innerduct: A high density polyethylene (HDPE) or polyvinyl chloride
         (PVC) tubing placed inside a pipe or conduit through which fiber optic cable or other system components can be pulled for installation.

15.      Lightguide Cable: Fiber Optic Cable.

16. Limits of Construction: The physical area within which the Builder is to perform work according to the Documents.

17. On-Site Work Force (OSWF): Local TOUCH AMERICA OSP personnel, or authorized TOUCH AMERICA representatives, responsible for the operation, maintenance, and protection of operating TOUCH AMERICA Plant.

18. Plant Protection: A cooperative effort involving all parties to ensure the integrity of service for all utilities during construction activities near buried or aerial plant.

19. Plant: Cables, wires, manholes, vaults, poles, markers, signs, ducts, pipes, and other appurtenances owned by TOUCH AMERICA or other utility companies.

20. Point of Presence (POP): A physical point of access to the TOUCH AMERICA Network.

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21.      Punch List: A list of items or deficiencies to be corrected or completed as a result of the final inspection of work.

22.      Quality: Conformance to Specifications or permit requirements.

23. Reasonable Care: A degree of care, precaution, or diligence as may fairly and properly be expected or required, having regard to the nature of the action, or of the subject matter and the surrounding circumstances of the action.

24. Regenerator or Optical Amplifier Building: A building or structure along a fiber optic cable route housing transmission equipment.

                         SECTION 102 - PLANT PROTECTION

102.01.  DESCRIPTION

This section covers plant protection to ensure the integrity of service for utilities during construction activities near underground, buried or aerial facilities.

102.02.  GENERAL

1. Plant protection is absolutely essential to ensure the integrity of TOUCH AMERICA's networks and networks of other utilities. Strict plant protection practices shall be understood and adhered to by all persons working near buried, or aerial utilities.

2. The Builder shall be solely responsible for locating and identifying all existing utilities or structures within the construction limits of work and elsewhere where construction operations may subject the utilities or structures to damage. This shall be done prior to the performance of work. All information relative to the above shall be recorded and incorporated into the records in a manner accepted by the TOUCH AMERICA Representative.

3. The Builder shall be fully responsible for locating existing utilities and for compliance with the requirements of statewide or local area "One-Call" program or agency including, but not limited to:

         A. Notify owners of existing utilities as required by local regulations or at least 48 hours in advance of excavation work, whichever is most restrictive and request them to locate such facilities. Documentation which includes date, time, and verification number shall be submitted to the TOUCH AMERICA Representative showing notification to owners of buried utilities or contact with the proper "One-Call" agency.

         B. Exercising all reasonable precautions necessary to prevent damage to existing utilities.

         C. Being fully responsible for proper notifications to utility owners for repair, replacement, or restoration of damage caused by the Builder's construction operations.

4. Conduit may go over, under, or around various existing facilities encountered underground as long as there is a minimal separation of twelve (12) inches and the minimum trench depth requirements are met, unless greater separation is required by the permitting agency. In the event a twelve (12) inch separation is not possible, the TOUCH AMERICA Representative shall be notified. If approved by the TOUCH AMERICA Representative, TOUCH AMERICA Plant may be protected by utilizing mechanical protection as detailed elsewhere

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
         in this document (i.e. split pipe, concrete encasement, etc.). Pothole excavations required to expose existing facilities are considered incidental to the work.

5. Except where the damaged party desires to conduct his own repair and restoration work, the Builder shall repair and fully restore facilities damaged during the construction period to a condition equal to that which existed just prior to the time of damage. All repair and restoration work shall be done at the Builder's expense to the reasonable satisfaction of the facility owner. The Builder shall immediately notify the TOUCH AMERICA of any facility damage.

6. The Builder shall make his own arrangements with the jurisdictional authority requiring inspection of repaired or reconditioned facilities. All applicable inspection fees shall be paid by the Builder.

7. Where the facility owner desires to conduct his own repair and restoration work, the Builder shall render all assistance to facilitate this corrective work. The Builder shall assume all reasonable expenses incurred by the facility owner. Reasonable expenses will be that required to repair or restore to the condition which existed before at a cost that the Builder could have done itself.

102.03.  GUIDELINES FOR WORKING NEAR TOUCH AMERICA OWNED AND OPERATED PLANT

1. Excavation: Excavation within or around TOUCH AMERICA Core Network cable right-of-way will not be permitted unless the cables are located, the locate is confirmed, and the cable is protected during all activity. Working TOUCH AMERICA cables will be located by TOUCH AMERICA personnel per the guidelines in Exhibit C.

2. Pipe Pushing/Boring: In general, for either pipe push/bore perpendicular or parallel to in-service cables, the cables shall be uncovered near where the push/bore is started and where it is expected to end. If necessary, split steel pipe or equivalent protection shall be placed around the cables to protect them at push/bore points of entry and exit.

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
                     SECTION 103 - CONSTRUCTION CONDITIONS

103.01.  DESCRIPTION

1. INSPECTION, REJECTION OF WORK AND MATERIALS: TOUCH AMERICA's Representative shall have free access to work performed and materials furnished by the Builder under this Contract for the purpose of inspection thereof. The Builder shall provide safe and proper facilities for such inspection.

2. SUPERVISION: The Builder shall keep on work Site a competent Superintendent and if required, any necessary assistants to supervise engineering and construction.

3. CONTROL OF WORK: The Builder shall have full responsibility over the mode and manner of doing work, of its personnel, and compliance with the specifications.

103.02.  SAFETY

1. The Builder shall be responsible for initiating, maintaining and supervising all safety precautions and programs. The Builder shall take all standard precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

         A.       The Public

         B.       All persons on work site or who may be affected by work, and

         C. Work and materials and equipment to be incorporated therein, whether in storage on or off the site.

2. The Builder shall comply with all applicable Laws and Regulations of any public body having jurisdiction for safety of persons or property or to protect them from damage, injury or loss; and shall erect and maintain all necessary safeguards for such safety and protection.

3. OCCUPATIONAL SAFETY AND HEALTH ACT: The Builder shall be responsible for the safety of work it performs. In discharging that responsibility, it shall comply with the requirements of the Occupational Safety and Health Act and any other state or local act or other requirement of law affecting safety and health. It shall maintain all lights, guards, signs, temporary passages and other necessary protection and precautions for the safety of work. The Builder agrees that it and its subcontractors will give access to any authorized representative of Secretary of Labor or any state or local official for the purpose of inspecting or investigating or for the performance of any of the duties under the Occupational Safety and Health Act or under any state or local act affecting safety and health. The Builder shall be responsible for any Builder violation of any safety or health standards issued thereunder. The Builder also agrees to promptly remedy any condition giving rise to such violations, and shall defend and hold TOUCH AMERICA harmless from any penalty, fine or liability in connection therewith, subject to "Limitations of Liability" as stated in the Contract.

4. For work or near operating tracks of any railway company, the Builder shall attend a railroad safety meeting for each railroad involved. This meeting will be coordinated with railroad

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         personnel. All personnel working within the Railroad Right-of Way shall attend any railroad safety training and satisfactorily complete any required tests. The Builder and all personnel working on railroad property shall adhere to all railroad rules and regulations.

103.03.  MAINTENANCE OF TRAFFIC

1. Maintenance of traffic shall be in accordance with the permits as may be required by the permitting authority.

2. The Builder shall conduct work to interfere as little as possible with public travel, whether vehicular or pedestrian. Whenever it is necessary to cross, obstruct, or close roads, driveways, or walks, whether public or private, the Builder shall, at his own expense, provide and maintain suitable and safe bridges, detours, or other temporary expedients for the accommodation of public and private travel, and shall give reasonable notice to owners of private drives before interfering with them. Such maintenance of traffic will not be required when the Builder has obtained written permission from the owner and tenant of private property or from the authority having jurisdiction over public property involved, to obstruct traffic at the designated point.

3. In making open-cut street crossings, the Builder shall not block more than 1/2 of the street at a time. When required by the local permit authority, the Builder shall widen the shoulder on the opposite side to facilitate traffic flow. Temporary surfacing shall be provided as necessary on shoulders as required by the local permit authority.

4. Materials stored upon or alongside public streets and highways shall be so placed, and work at all times shall be so conducted, as to cause the minimum obstruction and inconvenience to the traveling public.

5. At times it will be necessary to divert vehicular or pedestrian traffic around construction areas. The Builder shall furnish and place all signs, barricades, cones, drums, warning lights, flag persons, or other devices as required in the "Manual on Uniform Traffic Control Devices", or as required by state and local governments. The Builder shall research and obtain all necessary approvals.

103.04.  BARRICADES AND LIGHTS

1.       Barricades and lights shall be provided in accordance with the permits.

2. All streets, roads, highways, and other public thoroughfares which are closed to traffic shall be protected by effective barricades on which shall be placed acceptable warning signs. Barricades shall be located at the nearest intersecting public highway or street on each side of the blocked section.

3. All open trenches and other excavations shall be provided with suitable barriers, signs, and lights to the extent that adequate protection is provided to the public. Obstructions, such as material piles and equipment, shall be provided with similar warning signs and lights.

4. All barricades and obstructions shall be illuminated by means of warning lights from sunset to sunrise or in cases of low visibility.

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5.       All barricades, signs, lights, and other protective devices shall be installed and maintained in accordance with applicable statutory requirements and, where within railroad and highway rights-of-way, as required by the authority having jurisdiction.

103.05.  FIRE PROTECTION

1. Only work procedures which minimize fire hazards to the extent practicable shall be used. Combustible debris and waste materials shall be collected and removed from the right-of-way or site each day, as specified in Article 103.11 - Cleanliness. Fuels, solvents, and other volatile or flammable materials shall be stored away from the construction and storage areas in well marked, safe containers. Good housekeeping is essential to fire prevention and shall be practiced by the Builder throughout the construction period. The Builder shall follow the recommendations of the AGC "Manual of Accident Prevention in Construction" regarding fire hazards and prevention, as well as the requirements of the local department of forestry and fire protection.

2. The Builder's supervisory personnel and a sufficient number of workmen shall be instructed in proper methods for extinguishing fires and shall be assigned specific fire protection duties. When trained personnel leave the job, new personnel shall be trained in their duties. All workmen shall be instructed in the selection and operation of each type of fire extinguisher for each type of fire which might be encountered.

3. The Builder shall provide adequate fire protection equipment in each temporary structure and in each work area he is occupying. Suitable fire extinguishers shall be provided in enclosed areas.

103.06.  PROTECTION OF PROPERTY AND PUBLIC LIABILITY

1. The Builder shall be accountable for damages directly resulting from his negligence. The Builder shall provide standard and reasonable protection of all persons including members of the public, employees of TOUCH AMERICA, employees of other contractors or subcontractors, and all public and private property including structures, sewers and utilities, above and below ground.

2. The Builder shall also make all reasonable efforts to protect all other structures, utilities and work of any kind against damage or interruption of service and shall preserve and protect all trees, shrubs, grass, or other vegetation on or adjacent to the right of way or work site which do not unreasonably interfere with work. Unless otherwise required, the Builder shall restore all property which may be disturbed in the execution of work to its former visible condition.

3. The Builder shall furnish and maintain all necessary safety equipment, such as barriers, signs, warning lights, and guards to provide adequate protection of persons and property.

4. Upon completion of work, the Builder shall be responsible for the complete removal from work site of all his temporary facilities, of whatever nature, to the satisfaction of TOUCH AMERICA's
         Representative.

5. The Builder shall give reasonable notice to the owners of public or private property and utilities when such property and utilities are liable to injury or damage throughout the performance of work, and shall make all necessary arrangements with such owners relative to the removal and

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
         replacement or protection of such property or utilities per the reasonable judgment of the TOUCH AMERICA Representative.

6. During the progress of work, construction materials shall be so stored or stockpiled as to cause as little obstruction as possible and still be readily accessible for use. No material shall be stored within two (2) feet of trees or buildings, nor within five (5) feet of fire hydrants; fire hydrants shall remain ready for immediate use by fire departments.

7. Claims made by property owners: The Builder agrees it will maintain records of communications with all interested parties relating to unsettled damage claims or other disputes resulting from the Builder's construction activities.

8. The Builder agrees to furnish TOUCH AMERICA copies of all damage releases and receipts for damage payments made to property owners, and all records of communications as referred to above.

103.07.  PROTECTION OF PUBLIC AND PRIVATE PROPERTY

1. The Builder shall protect, shore, brace, support, and maintain all underground pipes, conduits, drains, and other underground construction uncovered or otherwise affected by the construction work. All pavement, surfacing, driveways, curbs, walks, buildings, utility poles, guy wires, fences, and other surface structures affected by construction operations, together with all sod and shrubs in yards and parking areas, shall be restored to their original condition, whether within or outside the easement. All replacements shall be made with new materials.

2. The Builder shall be responsible for all damage to streets, roads, highways, shoulders, ditches, embankments, culverts, bridges, and other public or private property, regardless of location or character, which may be negligently caused by its transporting equipment, materials, or men to or from work or any part or site thereof. The Builder shall make reasonably satisfactory and acceptable arrangements with the owner of, or the agency or authority having jurisdiction over, the damaged property concerning its repair or replacement, or payment of costs incurred in connection with the damage caused by Builder or its Subcontractors.

3. All fire hydrants and water control valves shall be kept free from obstruction and available for use at all times.

4. Street signs, mailboxes, and other items which conflict with construction shall be removed, stored, and reinstalled in a condition comparable to the condition prior to removal.

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
103.08.  REPAIR OF DAMAGES

The Builder shall promptly repair damage which results from the construction or acts of the Builder, including damage done to existing facilities. All such repair work shall be acceptable to the TOUCH AMERICA Representative.

103.09.  FIREARM RESTRICTIONS

The Builder shall not have firearms in its possession within the limits of the designated work areas along the route.

103.010. TEMPORARY LIGHTING

All temporary lights required by law or ordinance, or necessary for the proper protection of the public and workmen, or for the proper execution and inspection of the Builder's work, shall be furnished, placed, and maintained by the Builder at its expense.

103.011. CLEANLINESS

The Builder shall give special attention to keeping the site clean and free from trash and debris.

103.012. AS-BUILT DRAWINGS

The Builder will provide to TOUCH AMERICA engineering and as-built drawings, per the Graphic Guidelines for TOUCH AMERICA Cable Route Engineering Drawings Handbook within ninety (90) days after Acceptance.

103.013. CABLE DAMAGE DURING INSTALLATION

1. If the cable becomes damaged during installation due to the Builder's operations, the Builder shall stop its operations and notify the TOUCH AMERICA Representative immediately. TOUCH AMERICA, at its sole discretion will within four (4) hours, decide whether to repair the sheath, replace the entire reel of cable, if necessary, or to install a splice at the damaged section. Builder shall document the event, the resolution and steps taken to prevent recurrence and provide to TOUCH AMERICA, if requested. Builder shall pay for the materials and labor to perform the additional splice.

2. If TOUCH AMERICA decides to replace the entire reel of cable, the Builder shall begin the installation at the last designated splice point and replace the new cable in the same location. The damaged cable between these points shall be removed from the ground coiled, tagged, and given to TOUCH AMERICA. Builder shall pay for the materials and labor to replace the cable.

3. If TOUCH AMERICA decides a splice is required at the damaged point, the Builder shall carefully excavate from the damaged point a distance along the cable as directed by TOUCH AMERICA and expose the cable. A splice box shall be installed at this point. A minimum of 75 feet on both ends of the cable shall be coiled in the splice vault for TOUCH AMERICA's use during splicing. Builder shall pay for the materials and labor to perform such splices.

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4.       If damaged cable appears during installation, such as a manufacturing defect, the Builder shall stop the installation of the cable immediately and notify the TOUCH AMERICA Representative. The TOUCH AMERICA Representative shall facilitate the determination of the cause of the cable defect and the decision on replacement of the cable, if necessary

103.014. ENVIRONMENTAL PROTECTION

1.       All requirements of Section 114 of the Clean Air Act (42 U.S.C.
         Section 1857) and Section 308 of the Federal Water Pollution Control Act (33 U.S.C. Section 1251), relating to inspection, monitoring, entry, reports, and information as well as all other requirements specified in said sections, and all other regulations and guidelines issued thereunder, plus applicable requirements of environmental protection regulations and governmental agencies shall be complied with by the Builder.

2. The Builder will properly dispose of all scrap, debris, etc., in accordance with applicable requirements of environmental protection regulations and governmental agencies.

103.015. ARCHAEOLOGICAL SITES

1. Known archaeological sites along the route have been indicated on the TOUCH AMERICA as-built drawings on existing routes.

2. Builder shall check the National Register of the State Historic Preservation Office for known archeological sites.

3. If historical or scientific artifacts are encountered during construction anywhere along the route, construction at that location shall stop and the TOUCH AMERICA Representative shall be notified. The Builder shall immediately notify TOUCH AMERICA of such discovery and shall not harm or disturb such artifacts until evaluated by the appropriate controlling authority. If an extended delay is anticipated, the Builder may elect to move to another location.

103.016. INDEPENDENT TESTING LABORATORY

1. Except as otherwise specified, laboratory testing required by these Specifications shall be done by an independent testing laboratory retained by the Builder and acceptable to the TOUCH AMERICA Representative. Laboratory services will be performed as required by the permitting authority. Such costs will be borne by the Builder.

2. If tests performed by the independent laboratory indicate that Builder furnished workmanship or materials are not in accordance with the Contractor permit specifications, all re-testing required will be at the Builder's expense.

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
                             DIVISION 200: MATERIALS

                        SECTION 201 - MATERIALS - GENERAL

201.01.  DESCRIPTION

1. This section covers materials required for the work as specified in these Specifications.

2. All materials not furnished by TOUCH AMERICA necessary to complete the work shall be furnished by the Builder.

3. All materials not specifically described shall meet ASTM or other construction industry standards appropriate to the type of work being performed.

4. All materials intended for use in the work shall be stored by the Builder in a manner that will prevent damage by exposure to the elements, or from other causes.

5. The Builder shall move all materials furnished by either TOUCH AMERICA or the Builder as required in the course of construction to each site. All materials removed from the TOUCH AMERICA designated storage yard immediately become the responsibility of the Builder subject to the Terms and Conditions of the Contract.

6. The Builder shall furnish and transport all the necessary tools, equipment and labor, unless otherwise provided, and all the materials necessary to perform all the work, and shall complete all work to the reasonable satisfaction of TOUCH AMERICA's Representative.

7. The Builder warrants to TOUCH AMERICA that all materials furnished shall be new, unless otherwise approved by the TOUCH AMERICA Project Representative prior to use.

201.02.  CODES AND STANDARDS

Materials and devices furnished shall be in accordance with applicable standards of ANSI, ASTM, NEMA, UL, all local codes, and requirements of the permits. In case of conflict between the requirements of the above referenced codes and standards and the requirements of these Specifications, the most stringent requirements shall govern. All materials, devices, and practices shall be in accordance with the applicable requirements of the Federal "Occupational Safety and Health Standards."

201.03.  DOMESTIC MATERIALS

1. The Builder shall agree that preference will be given to domestic construction materials in the performance of the Contract.

2. All steel materials and products permanently incorporated in the work shall be manufactured in the United States. Manufactured products include those which are rolled, formed, shaped, drawn, extruded, forged, cast, or fabricated. The United States includes all territories subject to the

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
         jurisdiction of the Untied States of America. Steel products produced in the United States shall not be modified in a foreign country.

201.04.  CORRECTION OF MANUFACTURING ERRORS

Except for materials provided by TOUCH AMERICA, materials shall be complete in all respects within the limits specified herein. All manufacturing errors or omissions required to be corrected in the field shall be performed by the Builder at its expense, or if the errors are corrected by TOUCH AMERICA after first having given written notice and reasonable opportunity to the Builder to correct the defect, the cost for making the corrections will be adjusted per the Terms and Conditions of the Contract.

201.05.  TOUCH AMERICA FURNISHED MATERIALS

1. Unless provided otherwise herein, TOUCH AMERICA will provide The Cable and splice enclosures as specified in the Contract. The Builder shall furnish all other materials required and as specified in the Contract.

2. The Builder will notify TOUCH AMERICA with a ship to address for The Cable at least ten (10) weeks prior to the desired material on site date or as mutually agreed upon per the Contract. The notification process can utilize electronic mail or other means suitable to the TOUCH AMERICA Representative.

3. All material furnished by TOUCH AMERICA shall be delivered to the Builder at points to be mutually agreed upon by Builder and TOUCH AMERICA, and the Builder shall have charge of, and be responsible for, all the material upon and after its delivery to the Builder and shall return to TOUCH AMERICA all the material not required for the completion of the work. The Builder shall deliver Maintenance Restoral Reels to the designated location.

4. TOUCH AMERICA Furnished Material will be shipped to the Builder by TOUCH AMERICA. Transportation costs will be as per the Contract. The Builder shall examine all shipments of TOUCH AMERICA Furnished Material for shortages, discrepancies or readily apparent damage. The Builder shall furnish all trucks, lifting equipment, and labor required to receive and inspect the TOUCH AMERICA Furnished Material. The risk of loss for TOUCH AMERICA Furnished Material belongs to the Builder from the time of receipt until Acceptance, Beneficial Occupancy or documented return to TOUCH AMERICA. The Builder shall maintain a current, accurate inventory and record of the location of all TOUCH AMERICA Furnished Material in its custody.

5. The Builder shall replace all TOUCH AMERICA Furnished Materials which are lost or damaged while in the custody of the Builder. Replacement materials shall be of a type and quality equal to the original materials, acceptable to the TOUCH AMERICA Representative, and shall be obtained expeditiously to prevent delay of the work.

6. The Builder shall re-handle and reload, if required, all TOUCH AMERICA furnished materials and equipment which have been rejected.

7. Upon completion of construction, the Builder shall return all excess TOUCH AMERICA furnished materials to the TOUCH AMERICA storage facilities and unload the material as directed by

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         TOUCH AMERICA. Material shall be inventoried, boxed, crated, or otherwise organized as directed by TOUCH AMERICA. If there are excess materials which TOUCH AMERICA does not want returned, they shall be disposed of by the Builder.

         SECTION 202 - FIBER OPTIC CABLE, REELS AND FIBER APPARATUS

202.01.  DESCRIPTION

This section covers fiber optic cable, reels and associated fiber apparatus. TOUCH AMERICA will provide fiber optic cable and fiber apparatus in the quantities required per the engineered Drawings and associated Bills of Materials.

OUTSIDE PLANT CABLES

The standard fiber optic cable sheath is a metallic armored design. The cable will be a ribbon cable.

202.02.  REEL LENGTHS

Standard reel lengths for outside plant cable will be three (3) to eight (8) kilometers with the majority (70%) between six (6) to eight (8) kilometers.

202.03.  DELIVERY AND HANDLING

Cable shall be handled and delivered in accordance with the requirements for TOUCH AMERICA Furnished Material as specified in Section 201 - Materials - General.

202.04.  EXCESS MATERIAL

1. The Builder shall tag excess cable with a non-deteriorating tag stamped with the following information:

---------------------------------------------------------------------------------------
TAG INFORMATION             REEL NUMBER              "1A" NUMBER                LENGTH
---------------------------------------------------------------------------------------
EXAMPLE:                       272645                  1A153621                859 feet
---------------------------------------------------------------------------------------

2. If the length of excess cable exceeds 3000 feet, the cable shall be tagged as specified above and left on the reel until further directed.

3. If the length of the excess cable is less than or equal to 3000 feet, the excess cable shall be removed from the reels, and disposed of by the Builder.

4. The Builder shall record the excess cable data information and supply it to the TOUCH AMERICA Representative or as required per the Contract.

5. Costs associated with transporting, handling, and loading excess TOUCH AMERICA furnished material shall be considered incidental to other work performed and will not be paid as a separate item, unless otherwise stated in the Contract

202.05.  RETURNING REELS

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1.       Empty steel cable reels for cable provided by Lucent Technologies shall be transported to a designated storage yard to be returned to Lucent Technologies. Empty steel cable reels for cable provided by Siecor shall be transported to a designated storage yard to be returned to Siecor. Cable reels to be returned shall not contain cable, rope, or other material. The Builder shall be responsible for bent or damaged reels due to its negligence.

2. To return empty reels to Lucent Technologies, call 1-800-232-2747, notify them of the following:

         -        The number of reels

         -        The size of the reels

         -        The address and phone number of the yard

3. To return empty reels to Siecor, call 1-800-322-3116, notify them of the following:

         -        The number of reels

         -        The size of the reels

         -        The address and phone number of the yard

4. The Builder shall handle and load all returnable cable reels and shall prepare shipping papers therefor. Costs associated with transporting, handling, and loading returnable cable reels shall be considered incidental to other work performed and will not be paid as a separate item.

5.       Cable reel returns shall be scheduled as soon as possible.

202.07.  RESTORATION REELS

1. For Route Sections to be maintained by TOUCH AMERICA, restoration reels are to be ordered to meet the following requirements:

         A.       Restoration reels are to placed four hours apart.

         B. Fiber count must be equal to or greater than the highest fiber count in the area. Note: non-zero dispersion shifted fiber can only be used to restore non-zero dispersion shifted fiber.

         C.       Restoration reels are to be a minimum length of five thousand
                  (5000) feet unless there is a physical obstruction that requires a longer reel.

         D. The cable is installed on butterfly reels so both ends are accessible.

         E. Both ends must be prepared for restoration. This includes installing a UCB-1 closure and separating the ribbons so the fibers can be spliced individually.

2. For Route Sections to be maintained by Builder, restoration reels are to be ordered to meet Builder requirements.

         SECTION 203 - FIBER OPTIC CABLE SPLICE AND GROUNDING CLOSURES

202.08.  DESCRIPTION

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This section covers fiber apparatus required for splice enclosures.

The party performing the splicing (TOUCH AMERICA, unless otherwise agreed upon) is responsible for providing all equipment, consumables, splice closures and encapsulant, as required for performing the splicing.

203.02.  SPLICE CLOSURES

Unless otherwise agreed upon, splice and grounding closures will be:

1.       SIECOR:

         A. UCA3-6-6AWG: Universal splice closure with #6 AWG ground straps. This is used to ground the OSP cable where it enters a building.

         B. SCF-6C22-ORS: Advanced splice closure with open ribbon system up to 288 fibers, 6" x 22" length, 6 cable entries.

         C. SCF-6C28-ORS: Advanced splice closure with open ribbon system up to 432 fibers, 6" x 28" length, 6 cable entries

         D. SCF-8C28-ORS: Advanced splice closure with open ribbon system up to 864 fibers, 8" x 28" length, 8 cable entries

2.       LUCENT:

         A. 2400-4070 Bonding and Grounding Closure: Complete grounding closure assembly for use with 0.40 inch to 0.70 inch metallic cables. Comcode: 107 085 987. This is used to ground the OSP cable where it enters a building.

         B. 2400-7010 Bonding and Grounding Closure: Complete grounding closure assembly for use with 0.70 inch to 1.0 inch metallic cables. Comcode: 107 085 995. This is used to ground the OSP cable where it enters a building.

         C.       2600 LG/SC6 Closure Kit (Comcode 107 706 079): Contains

                  -       one 2600LG/SC Base Closure (Comcode 107 395 493);

                  - one 0.40 to 0.85 inch UT Grommet and Grip Kit (Comcode107 111 882)

                  -       two Mass Splice Trays (107 396 095)

                  - If the fiber count exceeds 288, additional splice trays will be required. The trays hold 12 mass fusion or 12 mass mechanical splices. The 2600 can hold up to 576 fibers. Each 2600 closure requires 1900 grams of encapsulant.

         D. UCB4 Closure Kit (Comcode 107 667 743) Contains: one UCB Base Closure (includes all necessary components to splice two unit tube cables from .4" to .96" (11 mm to 24.4 mm) outer diameter. It contains two ribbon organizers which each accommodate up to 12 mass ribbon fusion splices for a total of 288 fibers and two single 24 fiber splice fusion organizers for a total of 48 single fiber fusion splices.)

URRS Agreement                 Page 71                 Dated: September 9, 2002
Appendix E

         E. 51D3-LG2 Outer Closure; (Comcode 103 921 938) This closure is required in all buried or underground applications with the UCB Closure. Grommets and encapsulant must be ordered separately.

         F. Reentry Kit for 51D3-LG2 Closure (Comcode 104 228 424) Required when accessing an encapsulated 51D3 outer closure.

203.03.  ENCAPSULANT:

         Unless agreed upon otherwise, approved encapsulants are:

         - 3M - 4442 High Gel - packaged in 750, 1500 & 3000 gram kits

         -        CasChem - System 165 (low tear strength) - packaged in
                  5000 gram kits

         -        CasChem - System 126 - packaged in 5000 gram kits

                    SECTION 204 - BUILDER PROVIDED MATERIAL

204.01.  Description

1. This section covers fiber optic cable, reels and associated fiber apparatus. TOUCH AMERICA will provide fiber optic cable and fiber apparatus in the quantities required per the engineered Drawings and associated Bills of Materials.

2. All steel hardware including nails, lags, and other hardware shall be hot-dip galvanized in accordance with ASTM A153, unless otherwise specified.

204.3.   MARKER POLES

1.       PVC: PVC marker poles shall be Schedule 40, UV stabilized PVC pipe.

2. HDPE: High density polyethylene (HDPE) marker poles shall be UV stabilized.

3. Fiberglass: Fiberglass marker poles shall be 4 inches by 4 inches, with a weight of 1.8 pounds per foot, and a minimum tensile strength of 65,000 psi as measured in accordance with ASTM D638.

204.4.   Cable Route Signs

1. Marker signs are categorized by number and shall be provided as indicated on the Drawings. Signs shall be manufactured from aluminum and use a thermoset polyester powder coating applied at a thickness of
         2.0 mils. The signs shall have a smooth, hard, high gloss finish free from runs or sags.

2. The aerial sign frame shall be "No. ALUM (6, 12, 18, 24) 2LMA HUMBLE" for 1, 2, 3, or 4 digit sign numbers respectively. Sign numbers shall be "No. 6F Special" 6 inch by 12 inch aluminum aerial marker plate with a thermoset polyester powder coating applied at a thickness of 2.0 mils, orange background with black numbers.

3.       Specialty Markers shall be as follows:

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Appendix E

         A. Flush Mounted Markers are reverse printed polycarbonate, 6 inches round and are driven into the soil with a 12 1/2 inch flared stake.

         B. Curb and Sidewalk Markers are cast aluminum or bronze for marking cable paths on concrete sidewalks, curbs and streets.

         C. Retrofit Curb Markers are an alternative to signs with posts by adhering to the surface with an industrial adhesive.

204.5.   MARKER POLE NUMBERS

1. PVC, Fiberglass Marker Poles: The marker pole numbers shall be 3-inch block style, self-adhesive black vinyl.

2. HDPE, Concrete Marker Poles: The marker pole numbers shall be as indicated on the Drawings and as specified in the Supplementary Specifications.

204.6.   MARKER TAPE

1. Marker tape shall be six (6) inches wide, seven (7) mils thick, non-detectable stretch marking ribbon, orange with bold black lettering, alkali resistant, non-fading in sunlight or soil. The following lettering shall be continuously imprinted every 30 inches:

                           CAUTION BEFORE DIGGING CALL
                 (800) XXX-XXXX MAINTAINING PARTY; BURIED BELOW

If TOUCH AMERICA maintains the cable, then imprint:
                (800) 252-1133 TOUCH AMERICA CABLE BURIED BELOW

If Builder maintains the cable, then imprint:
                   (800) XXX-XXXX BUILDER CABLE BURIED BELOW

2.       Marker tape shall conform to the following minimum physical properties.

--------------------------------------------------------------------------------------------
             PROPERTY                  METHOD                     VALUE              UNITS
--------------------------------------------------------------------------------------------
Thickness, overall                   ASTM D2103                     7.0             mils
--------------------------------------------------------------------------------------------
3 inch Tensile, longitudinal         ASTM D882                    4,000             psi
--------------------------------------------------------------------------------------------
3 inch Tensile, transverse           ASTM D882                    3,500             psi
--------------------------------------------------------------------------------------------
Elongation, longitudinal             ASTM D882                      500             percent
--------------------------------------------------------------------------------------------
Elongation, transverse               ASTM D882                      400             percent
--------------------------------------------------------------------------------------------
PPT Tear                             ASTM D2582                      18             pounds
--------------------------------------------------------------------------------------------
Tongue Tear                          ASTM D1938                       2             pounds
--------------------------------------------------------------------------------------------
Sulfide Stain                        ASTM D1712                    pass             48 hours
--------------------------------------------------------------------------------------------

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Appendix E

3. Marker tape shall be "Extra Stretch" as manufactured by Reef Industries or "Mega Stretch" as manufactured by Thor Enterprises.

204.7.   ELECTRONIC BALL MARKERS

Electronic ball markers shall be "ScotchMark" 4-inch ball markers, EMS Model 1401, manufactured by 3M Test & Measurement Systems without exception.

204.8.   CABLE LABELS

1. For use in manholes and buildings, the cable shall be labeled with an orange snap-on cable marker. The snap-on cable marker will identify the cable as an TOUCH AMERICA fiber optic cable, identify the cable route and direction (N-W-S-E), i.e. Billings to Fargo: East.

2. Cable labels shall be manufactured of calendered vinyl in the following thicknesses:

---------------------------------------
CABLE DIAMETER             LABEL
   (INCHES)              THICKNESS
                          (MILS)
---------------------------------------
     1/2                    10
---------------------------------------
      1                     20
---------------------------------------

3. Cable labels shall be as manufactured by ACP International, Thor, or Brady USA.

204.9.   PIPE AND INNERDUCT PLUGS

1. Pipe: Compression type duct plugs shall be used for sealing all pipes up to 6 inches in diameter. Vacant pipes shall be sealed with solid duct plugs equivalent to those manufactured by Jackmoon USA, (818) 854-1670. Pipes with innerducts shall be sealed with duct plug or-ganizers equivalent to those manufactured by Jackmoon USA All duct plugs shall be fabricated with metal backing plates and stainless steel nuts, bolts, and fasteners.

2. Multicell Duct: Plugs for multicell duct shall be provided by the duct manufacturer.

3. Innerduct: Plugs for vacant innerducts shall be solid compression plugs. Plugs for innerducts containing cable shall be split compression plugs. Innerduct plugs shall be simplex duct plugs equivalent to those manufactured by Jackmoon USA

4. Building Cable Vaults: Voids between the pipe and core bores in entrance vaults shall be sealed with "Model CSL Linx" mechanical seal as manufactured by Calpico. Vault seals shall use stainless steel bolts, nuts, washers, and pressure plates, and shall be capable of developing a hydrostatic seal of up to 40 feet of head.

204.10.  SEALING FOAM

Sealing foam shall be expanding, non-degradable urethane foam, with a density of 1.75.

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Appendix E

204.11.  EXPANSION JOINTS

1. Steel Pipe: Expansion joints shall be pre-manufactured, hot-dip galvanized, and UL listed. All expansion joints shall be provided with external bonding jumpers. Expansion joints shall be "Type AX" or "Type AX8" as manufactured by O-Z/Gedney or "Type XJ" as manufactured by Crouse-Hinds.

2. Multicell Duct: Expansion joints shall be pre-manufactured units provided by the manufacturer of the multicell duct.

3. Expansion joints, couplings, or devices for other types of pipe or duct shall be provided by the particular pipe or duct manufacturer.

204.12.  RECTANGULAR VAULTS/HANDHOLES

1. This section covers material requirements for splice and pull vaults. Splice and pull vaults shall be the type and size indicated on the Drawings and provided in accordance with the following requirements.

2. The vaults (handholes) to be utilized for cable splice and pull locations shall be a minimum of thirty (30) inches wide by forty eight
         (48) inches long by twenty four (24) inches high. Lids shall be one piece, nest securely and shall be bolted in place. The vault shall be constructed of polymer concrete material, fiber reinforced plastic, or a combination thereof and shall have a minimum rating of 5,000 pounds over a 10-inch square area. Vaults/handholes placed in traffic areas shall have lids rated to support anticipated traffic loads. Material compressive strength shall be a minimum of 11,000 psi. The lid shall have a 3M full range marker with telephone frequency molded into the lid with the word "LOCATOR" molded in the top. The other shall have "TOUCH AMERICA" molded in the top.

204.13.  PRECAST CONCRETE MANHOLES

This section covers fabrication and transportation requirements for precast concrete manholes. The manholes shall be furnished in the shapes and sizes as required complete with all embedments and accessories required for handling and installation. Manholes typically shall be precast concrete 2-piece manhole, The fabricator shall assume full structural design responsibility. Precast concrete manholes shall be adequately reinforced to resist the stresses resulting from the specified loading conditions. Special reinforcing shall be provided at openings in the manhole. Precast concrete manholes and necks shall be designed to resist all design loads. Design loads shall consist of dead loads, live loads, and impact loads. The dead load shall consist of soil surcharge and structure weight. Live and impact loads shall be equivalent to H-20 or HS-20 loads in accordance with the latest revision of AASHTO Standard Specifications for Highway Bridges. The combination of loads that produces the maximum shear and moment shall be used to design the manhole.

204.14.  CABLE INSTALLATION MATERIALS

1.       BREAK-AWAY SWIVEL CONNECTOR

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Appendix E

Machine roller bearing swivel shall allow cable rotation during cable pulling operations. Swivel connector shall incorporates a fusible link or internal shear pin to limit cable tension to a maximum of 600 pounds or to match cable manufacturers recommendations. Swivels shall be "Part No. 15370A" as manufactured by General Machine Products.

2.       TIE WRAPS

Tie wraps for fastening cable to racking shall be 1/4-inch by 18-inch black nylon cable ties with 50 pounds minimum loop tensile strength.

3.       CABLE LUBRICANT

         A. A high-efficiency cable lubricant compatible with the cable and innerduct, such as "Green 80" as manufactured by Greenlee Tool; "Polywater F" as manufactured by American Polywater; or "Hydro-Lube F-100" as manufactured by Rancho shall be used when pulling cable and innerduct through long pipe sections. Lubricants used shall be compatible with the conditions at the time of the pull.

         B. Clean mineral oil or polymer shall be used as a cable lubricant when the "cable-air system" installation procedures are used.

204.15.  BONDING AND GROUNDING MATERIALS

1. All connections to ground rods and other connections indicated as exothermic type welds shall use "Cadweld" materials as manufactured by Erico Products. Connections made from this process shall be in accordance with IEEE Standards 80 and 837. The welds shall be the proper size and configuration for the application.

2. Ground rods shall be copper-clad steel rods minimum 5/8 inch diameter and minimum eight (8) feet long.

All grounding wire shall be insulated No. 6 solid copper wire.

3.       FILTER PROTECTOR/ARRESTOR

         A. The party maintaining the route is responsible to purchase the filter protector/arrestor compatable with their locating requirements and provide the filter protector/arrestor to the Builder in a timely manner to allow the connection of the ground lead to the ground rod by the Builder.

         B. The voltage suppressor/arrestor for routes maintained by TOUCH AMERICA shall be without exception Norscan 2716 SGU. The filter/arrestor for routes maintained by the Builder shall be provided by the Builder.

204.16.  MISCELLANEOUS MATERIALS

Upon request of the Builder, for his use or reference, TOUCH AMERICA can provide detail

URRS Agreement                 Page 76                 Dated: September 9, 2002
Appendix E
specifications for the following items, which may be required during construction of the System.

1.       Erosion Control and Restoration Materials

         -        Seeding Mixtures, Sod and Mulch

         -        Gabions

         -        Filter Fabric

         -        Erosion Control Matting and Soil Reinforcing Grid

         -        Mulch Tackifier

         -        Posts

         -        Baffle Boards

         -        Fabric Bags and Soil-Cement Fabric Bags

         -        Packaged Materials for Concrete

2.       Rocks and Aggregates

         -        Riprap

         -        Gabions

         -        Coarse and Fine Aggregate

         -        Ballast Rock and Road Rock or Gravel

         -        Drain Rock

3.       Portand Cement Concrete

4.       Asphaltic Concrete

5.       Fencing Materials and Hardware, Including Gates

         -        Barbed Wire Fence

         -        Link Fence

                        DIVISION 300: CONDUIT PLACEMENT

                       SECTION - 301 GENERAL REQUIREMENTS

301.01.  DESCRIPTION:

         This section covers the work associated with excavation for and placement of conduit.

301.02.  MINIMUM DEPTH OF COVER

1. Normal trench depth refers to the minimum nominal trench depth of cover indicated on the Drawings. Actual trench depth during construction can be expected to vary. Trench depth shall be sufficient to attain a minimum depth of cover of forty-two inches (42") unless otherwise required by the granting authority or except in the following instances:

         A. The Minimum depth of cover in ditches adjacent to roads, highways, railroads, and interstates is forty-eight inches (48") below the clean out line or existing grade, whichever is greater.

         B. The minimum depth of cover in streams, river washes and other waterways is six feet (6') below the flow line of the channel bottom or existing grade, whichever is greater.

         C. If rock is encountered, mechanical protection of the conduit shall be as follows for the given minimums of cover:

                  (i.) Eighteen inches (18") to twenty-four inches (24") conduit shall be concrete encased

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Appendix E

                  (ii.) Twenty-four inches (24") to thirty-six inches (36") conduit shall be encased in steel pipe

         D. The minimum allowable depth of cover beneath railroads shall be four (4) feet below the toe of the slope for the tracks. Minimum allowable depth of cover beneath highways and roadways shall be four (4) feet beneath the crown of the pavement. In all cases the most stringent between these minimum depths of cover and the depths of cover specified by the railroad or local permitting agency shall be adhered to.

2. Buried Warning Tape Placement: Cable warning tape shall be placed twelve (12) to eighteen (18) inches directly above the conduit, but never at a depth of cover shallower than eighteen inches (18") below final grade. Care must be taken during plowing of multiple conduits that the warning tape does not fall in the rip line to a vertical separation from the conduit of less than twelve inches (12").

3. Underground Obstructions: The Builder shall protect all existing buried facilities. Conduit may go over, under, or around various existing facilities encountered underground as long as there is a minimum separation of twelve (12) inches and the minimum trench depth requirements are met, unless greater separation is required by the permitting agency. If the cable running line varies, the Builder shall place buried cable markers at direction changes. If the minimum separation requirements cannot be met, mechanical protection shall be placed surrounding the TOUCH AMERICA plant.

4. In the case of use or conversion of existing steel pipelines or existing conduit systems, the Builder shall provide a summary of the conduit depth to the TOUCH AMERICA Project Representative for review and acceptance.

301.03.  CONDUIT REQUIREMENTS - GENERAL

1.       DESCRIPTION

         A. This section covers the installation of flexible (HDPE) and rigid (PVC, and steel) conduit /duct systems for housing innerduct and/or fiber optic cable.

         B.       Trench excavation and backfill shall be as specified below.

2.       MATERIAL REQUIREMENTS

         A. Pipe shall be clearly marked with type, class, and thickness as applicable. Lettering shall be legible and permanent under normal conditions of handling and storage. All pipe placed shall be in good condition with no splits, cracks, or other physical irregularities.

         B. PVC pipe and fittings shall be polyvinyl chloride (PVC) manufactured from a PVC compound meeting the requirements of Type 1, Grade 1 PVC in accordance with ASTM D1784, D1785, and D2241. The PVC pipe shall be orange, gray, or white in color and shall be equal to Schedule 40 in wall thickness. PVC pipe exposed to sunlight shall be UV stabilized. The pipe shall have a long bell on one (1) end and be plain on the other end. Pipe shall be in accordance with ASTM D1785. Pipe fittings shall be in accordance with ASTM D2466.

URRS Agreement                 Page 78                 Dated: September 9, 2002
Appendix E

         C. HDPE Conduit and fittings shall be smooth wall SDR 11, high-density polyethylene (HDPE), manufactured in accordance with standards established by the Plastic Pipe Institute for fiber optic innerducts. TOUCH AMERICA and Builder Conduit shall be the color specified in Exhibit B. Fittings, such as couplers and plastic caps, shall be as recommended by the manufacturer of the conduit. Only external couplings shall be used. All couplings shall provide an airtight seal capable of withstanding 110 psi, two (2) to five (5) minutes, as measured by static pressure test.

         D. Black iron steel pipe to be trenched or bored shall be resistance welded or seamless, structural grade, with an average minimum wall thickness of Schedule 40 pipe, and threaded and coupled or plain end. The inside walls shall be free of burrs or splits. Threaded pipe shall have ends prepared with NPT threads in accordance with ANSI B2.1 and shall be in accordance with ASTM A252, Grade 1, Schedule 40.

         E. Rigid galvanized steel conduit shall be in accordance with Federal Specification WW-C-581d. Minimum wall thickness shall conform to Schedule 40. Pipe shall be threaded and coupled with NPT threads in accordance with ANSI B2.1 Pipe shall be thoroughly hot-dip galvanized both inside and outside including threads.

         F.       Conduits and casings shall be sized as follows:

                  (i.) The preferred TOUCH AMERICA Conduit and First Conduit is two (2) inch inner diameter (ID) HDPE (SDR-11) conduit.

                  (ii.) Casing pipes shall be sized appropriate to the number of conduits placed.

3.       CONDUIT HANDLING

         A. Reels shall be placed on a level area and securely blocked to prevent accidental movement. Reels left overnight shall be protected with safety flashers on all sides as required or other suitable means as approved by the local authorities having jurisdiction.

         B. Empty reels shall be returned to the Builder's yard or disposed of at the end of each day after Conduit placement.

         C. Protective coating on steel pipe that has been scratched, scraped, gouged, or damaged in any manner shall be repaired in accordance with the pipe coating manufacturer's specifications prior to placement of the pipe.

         D. Defective conduit, pipe or duct shall not be installed and shall be tagged as defective and removed from the site in a timely manner.

4.       CONDUIT JOINING/SPLICING

         A. Conduit jointing shall be completed before or as the pipe is installed. All joints shall be made secure. Splices shall be capable of withstanding 110 psi air pressure, two (2) to two (5) minutes as measured by static pressure test.

URRS Agreement                 Page 79                 Dated: September 9, 2002
Appendix E

                  Pipe joints shall be as specified below.

         B. Rigid Galvanized Steel Pipe: The pipe ends shall be threaded with fittings that are hot-dip galvanized both inside and outside including threads.

         C. Black Steel Pipe: The pipe ends shall be threaded or plain end. Plain end pipe shall have ends prepared for welding. Welding shall be performed full-circle and in accordance with ANSI/AWS D1.1-92.

         D. PVC Pipe: PVC joints shall be joined with PVC solvent cement as recommended by the pipe manufacturer. The joint shall be allowed to cure before handling. Care shall be taken to prevent twisting or pulling the joint. Joints to be bent, pushed, or pulled shall be allowed to set up for a minimum of 24 hours after joining.

         E. HDPE Splicing: HDPE conduit shall be spliced together with manufactured mechanical external couplings compatible with the type of innerduct being placed and with the method of cable placement to be used. HDPE duct ends shall be cut square to provide flush butting surfaces when spliced. The inside edge shall be free of burrs that could impede the cable pulling operations.

5.       CONDUIT BENDS

         Where directional changes are required, the conduit shall be bent in smooth, uniform bends. Bends shall be made to the minimum radius as required to place the cable and to meet the cable manufacturer's recommendation and shall not result in a reduced cross-sectional area.

         A. The Builder shall provide equipment to bend pipe when the radius of bends is less than the radius of allowable material design stress. Bends shall be made with approved pipe bending tools and pipe manufacturer's approved methods of procedure. Bends shall be made to the minimum radius as required to place the cable and to meet the cable manufacturer's recommendation and shall not result in a reduced cross-sectional area.

         B. PVC Conduit: Cold bending of PVC pipe will not be allowed. Heat bending of PVC Conduit is allowed when the minimum radius is less than the radius of allowable material design stress. Heat bending shall be accomplished with a heating box or blanket recommended by the manufacturer. When heat bending of PVC conduit is not recommended by the manufacturer, prefabricated conduit/pipe bends shall be used.

         C. HDPE Conduit: HDPE conduit bends shall be gradual and not cause any kinks in the conduit.

         D. Field pipe bends shall have a minimum 10-foot radius for steel and PVC pipe unless otherwise accepted by the TOUCH AMERICA Representative. Where a radius less than the allowable field bend is required, factory sweeps and bends with a minimum radius of three (3) feet shall be used.

         E. For Steel Pipe: Applying heat to steel pipe to facilitate making pipe bends will not be allowed. Bending pipe around portions of construction equipment and vehicles will not be allowed.

URRS Agreement                 Page 80                 Dated: September 9, 2002
Appendix E

                  Only approved mechanical pipe benders with properly sized bending shoes will be allowed. Pipe bending will not be allowed after jointing.

         F. For PVC Pipe: Cold bending of PVC pipe will not be allowed. Heat bending of PVC pipe is allowed when the minimum radius is less than the radius of allowable material design stress. Heat bending shall be accomplished with a heating box or blanket recommended by the manufacturer. When heat bending of PVC pipe is not recommended by the manufacturer, prefabricated pipe bends shall be used.

6.       CONDUIT SEALING

         A. When connections are not being made to additional pipe or innerducts, the Builder shall seal ends of conduits to keep dirt and debris from entering conduits, casing pipes or innerducts. Manufactured compression plugs or other approved duct seals shall be used in sealing conduit and casing pipe ends. Plugs shall accommodate innerducts or cable if they are placed concurrently. Innerducts and/or voids between cable and surrounding ducts shall also be sealed if placed concurrently.

         B.       Casing pipe ends larger than six (6) inches shall be sealed.

         All conduits or pipes terminating in buildings, vaults, or manholes shall be sealed around the outside of the pipe .

301.04.  DRAIN TILE RESTORATION

The Builder shall use best efforts to avoid damage to known drain tile by not ripping or plowing in the immediate area of drain tiles. The Builder shall restore all drain tile damaged during construction, to a condition as good or better than prior to damage.

301.05.  CONCRETE ENCASEMENT

1. DESCRIPTION: This section covers the preparation, forming, placing, curing, and all other work incidental to the placement of concrete encasement of conduit.

2. MATERIAL REQUIREMENTS: The concrete shall be a Portland Cement Concrete, minimum of five (5) sacks of cement per cubic yard, minimum 28 day compressive strength of 3000 psi.

3. FORMING: The Builder shall form the side walls of all concrete encasement sections with removable wood or steel forming for sections to be placed in noncohesive material. The forming may be omitted in sections where stiff clay, rock, or firm silty clays permit the shaping of vertical sides for the excavation to the top surface of the concrete encasement.

4.       Placing: CONCRETE ENCASEMENT SHALL BE PLACED AS FOLLOWS:

         A. THE SIDES OF TRENCHES ABOVE THE TOP OF THE CONCRETE SHALL BE SLOPED, SHEETED, OR OTHERWISE STABILIZED TO PREVENT DIRT, BALLAST, OR OTHER FOREIGN MATERIAL FROM FALLING INTO AND CONTAMINATING THE CONCRETE DURING PLACEMENT.

URRS Agreement                   Page 81                Dated: September 9, 2002
Appendix E

         B. The concrete shall be placed as near the final placement point as practicable. The concrete shall be placed after the pipe or individual ducts are rigidly supported within the trench to avoid flotation or sag. Care shall be taken in placing the concrete to prevent the pipe or ducts from being damaged or displaced, either in grade or alignment.

         C. Concrete shall not be deposited in water or exposed to the action of water before setting.

         D. The fresh concrete shall be leveled and consolidated by rodding or spading only. Mechanical vibrators shall not be used unless accepted by the TOUCH AMERICA Representative. The top surface of the concrete shall be screeded only; no floating or troweling of the surface is required unless the concrete encasement will have exposed surfaces. Particular care shall be taken to keep concrete or other substances from the inside of the pipe or ducts during construction.

5. After the initial set of the concrete, backfill material shall be placed and compacted in a manner that will not crack or damage the concrete. Forming, when required, shall be removed as soon as the concrete can support itself for backfilling the trench to grade.

6. In locations where railroad ballast rock is the only permitted backfill, concrete encasement shall be covered with a plastic sheathing.

7. In cases where the pipe or ducts pass above or below an underground obstruction such as a utility line, a minimum clearance of six (6) inches shall be maintained between the concrete and the utility. A minimum of 12 inches of clearance shall be maintained between the concrete encasement and a paralleling utility. No utility shall be contained within the concrete encasement.

301.06.  RIGHT-OF-WAY RESTORATION

1. Areas disturbed by construction activity will be repaired to a condition equal to or better than prior to construction activities per
         Section XXX.

2. Damage to banks, ditches, driveways and roads caused by the equipment shall be immediately repaired to the satisfaction of the Builder and public authorities having jurisdiction over highway and road ROW.

301.07.  DEPTH VERIFICATION

1. TOUCH AMERICA and the Builder are constructing the System which will benefit both parties. The Builder is responsible to ensure his contractors and their subcontractors adhere to the specifications. TOUCH AMERICA has the right, but not the responsibility, verify placement.

2. At any time requested by the TOUCH AMERICA Representative, the Builder shall demonstrate that the warning tape and conduit, pipe, duct or handholes, etc. is being placed to the specified depth by excavating and observing. Shoring and dewatering shall be included in the work of excavating observation pits if required to accurately verify the conduit, pipe or duct and marker tape depths. If the excavation reveals the construction to have met the specifications, then TOUCH AMERICA shall pay the actual costs of the excavation. If the excavation reveals the

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         construction does not meet the specifications, the Builder shall excavate in each direction until the facility is found in compliance at Builder's cost.

3. If the marker tape, conduit, pipe or duct measures less than the specified minimum depth, sufficient additional excavations shall be made in each direction away from the original excavation to determine the length of conduit, pipe, duct and/or marker tape that requires lowering.

                    SECTION 302 - CONDUIT PLACEMENT - TRENCH

302.01.  DESCRIPTION

1. This section covers the work associated with trench excavation. Work consists of the trench excavation necessary to install underground pipe, duct, or cable. Trenching shall also include those excavations necessary to set manholes, splice and pull vaults, bore pits, and other miscellaneous excavations required throughout the performance of the work.

2. Trench depth is defined as the cover over the cable, conduit, pipe, duct or plant placed, or the distance from the top of the plant to finish grade.

302.02.  EXCAVATION FOR CONDUIT PLACEMENT

1. Trench width and depth of cover shall be as specified herein. Trench excavation shall be accomplished by hand digging, mechanical trencher, or backhoe at the discretion of the Builder depending on locations of nearby existing utilities or obstructions.

2.       Any grade transition shall be gradual.

3. During trench excavations, materials suitable for backfilling shall be stockpiled in an orderly manner a sufficient distance from the banks of the trench to avoid overloading and to prevent slides or cave-ins. All material not suitable for backfill shall be removed and disposed of.

4. Wherever possible, the trench shall be excavated to permit the pipe, duct, or cable to rest on undisturbed earth or rock. Where it is necessary to trench through fill areas, the earth shall be well compacted before the pipe, duct, or cable is installed. Care shall be taken not to excavate below the depths indicated. Unauthorized over-excavation shall be backfilled with suitable bedding material and thoroughly compacted. Care shall be taken not to exceed the limits imposed by permits, right-of-way limits, or easement descriptions.

5. No trench or excavation shall be allowed to remain unattended at any time or left open overnight in public or private right-of-way unless said excavation is fenced or barricaded A trench shall not remain open overnight on railroad right-of-way unless approved in writing by the railroad representative. The written approval shall be site and date specific.

302.03.  SHEETING AND SHORING

         The Builder shall comply with all current and applicable Occupational Safety and Health

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Administration (OSHA), federal, state, and local rules and regulations governing the safety of men and material during excavation, installation, and backfilling operations.

302.04.  TRENCH WIDTH

         All trenches shall be wide enough to provide ample room for proper installation of the plant. Where it is necessary to reduce the earth load on trench banks to prevent sliding or caving, trench banks may be back back cut back on slopes which shall not extend lower than twelve (12) inches above the top of the pipe, duct, or cable.

302.05.  SUBGRADE PREPARATION AND STABILIZATION

1. Subgrade soil shall be firm and compact. Should the subgrade or the bottom of trench in any area become mucky or should it work into mud under feet of the workers, the Builder shall remove the soft soil to firm ground and replace it with compacted layers of dry soil, crushed rock or gravel. The subgrade shall be brought to the proper level by means of a thin layer of sand tamped or rolled into the reinforced subsoil. Pipe, duct, or cable shall not be laid under unsuitable weather or trench conditions.

2. The finished elevation of stabilized subgrades for manholes shall not be above the subgrade elevations indicated on the Drawings. Subgrades for manholes and vaults shall be firm and free from all loose materials, shall be free from mud and muck, and shall be sufficiently stable to remain firm and intact under the feet of the workers. In addition, the subgrade shall be compacted to a minimum of ninety (90) percent of maximum dry density in accordance with ASTM D698 at plus or minus five (5) percent of optimum moisture content as determined by ASTM D698. Subgrades which are otherwise solid which become mucky on top due to construction operations shall be reinforced with one (1) or more layers of crushed rock or gravel.

302.06.  GROUNDWATER, DEWATERING

1. When groundwater is encountered in the trench excavation, the Builder shall dewater as required to provide for stability and firmness of the cable trench or foundation.

2. Dewatering of trenches shall be performed as needed for placement inspections, measurement, and backfilling operations before and during installation of the work. The lowered water level shall be maintained until such time as backfill has been properly placed and compacted to an elevation equal to the surrounding groundwater level.

3. Dewatering methods shall adequately prevent trench and foundation instability.

302.07.  DRAINAGE

1. The Builder shall control the grading in the vicinity of trenches so that the ground surface is properly sloped to prevent water from running into the excavated areas.

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2.       Water which has accumulated in the excavation from rainfall, surface runoff, or from other causes, shall be removed by the Builder and the subsurface shall be restored to suitable condition for conduit or cable installation.

3. Damage to adjacent works or property caused by surface runoff or dewatering, and as a result of construction operations, shall be the Builder's responsibility and shall be corrected and restored as soon as conditions permit by the Builder.

4. The Builder shall prevent silt discharge from the site and shall maintain compliance with construction stormwater discharge requirements.

302.08.  CONDUIT PLACEMENT (TRENCH)

1. Conduit shall be placed in the center of the bottom of the trench with the entire length of conduit, pipe or duct bearing on the trench bottom. The trench bottom shall be re-graded if the conduit does not have full bearing.

2. After final placement, non-rigid conduit shall rest on the bottom of the trench in a straight line under slight tension and rigid conduit shall rest on the bottom of the trench in a straight line. A check shall be made that proper depth is obtained and the conduit is in a straight line and under tension during backfilling.

3.       Warning marker tape shall be installed per Paragraph 301.02.2.

                  Electronic ball markers shall be placed above each end of the pipe casing pipe at major river and road crossings four (4) lanes or wider at a minimum depth of eighteen (18) inches to a maximum forty-two
         (42) inch depth below finish ground level.

302.09.  BACKFILL AND COMPACTION

1. Backfilling and compaction shall begin as soon as the corresponding trenching work is complete. All excavations shall be backfilled at the end of each working day. Backfill shall be compacted and shaped to the original contour and drainage.

2. On finished areas including road surfaces, road shoulders, parking areas, lawns, and public right-of-way, backfill and compaction shall be in accordance with the authority having jurisdiction thereover.

3. Material for backfill shall be composed of earth only and shall not contain logs, stumps, frozen debris, wood, grass, roots, broken concrete, stones, trash, organic material, or other debris.

4. All backfill material shall consist of loose earth having a moisture content such that the required density of the compacted soil will be obtained with the compaction method used. Moisture content shall be distributed uniformly and water for correction of moisture content shall be be added sufficiently in advance so that proper moisture distribution and compaction will be obtained. Granular material shall be wet, not just damp, when compacted.

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5.       Backfill material shall be similar to the material upon and adjacent to those which it is placed. The placement of alternate layers of cohesive and noncohesive backfill material shall be thoroughly mixed prior to compaction, except as required for surfacing material.

6.       No backfill material shall be deposited in standing water.

7. Backfill material shall be placed and compacted in uniform layers not exceeding 8 inches in uncompacted thickness. Moisture content shall be adjusted as required to obtain the specified density with the compaction equipment used. Compaction equipment shall be appropriate to the material being compacted. (i.e. Vibratory equipment for granular materials)

8. All trenches that have not been acceptably filled and compacted, or which settle after backfilling, shall be reopened to the depth of satisfactory compaction and refilled and recompacted as specified in these Specifications.

9.       Warning marker tape shall be installed per Paragraph 301.02.2.

10. Extreme caution shall be used while compacting over installed Plant, drain tile and other utilities to avoid damage or collapse.

11. When a trench is located under asphalt surfaces, cold-mix patch shall be placed as a temporary surface restoration as soon as possible after the completion of compaction. Permanent hot mix repairs shall be made as soon as possible per Section 803.03.

                    SECTION 303 - CONDUIT PLACEMENT - PLOW

303.01.  DESCRIPTION

1. This section covers the installation of HDPE, and PVC duct systems for housing innerduct and cable by the use of a utility plow or railroad plow.

2. The simultaneous placement of split HDPE duct and cable will be prohibited.

303.02.  RIPPING

The Builder may make pre-rip passes prior to plow operations by making ripping passes be made to condition the route to a depth which exceeds the pipe or duct burial depth. The final ripping pass shall be in the same direction as pipe or duct plowing.

303.03.  CONDUIT PLACEMENT

1. Before a plowing operation is started, the route surface shall be prepared to eliminate abrupt changes such that the pipe or duct alignment and grade shall be smooth and uniform. However, every effort shall be made to minimize the damage to the environment by grading only where abrupt changes in grade would adversely affect the placement.

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2.       Where large rocks, large amounts of fill, and other debris have been placed over the cable route, the Builder shall blade the areas to natural grade before plowing. After the pipe or duct has been installed, the material shall be placed back to its original position.

3. Pipe or duct shall be placed directly in the ground with plowing equipment and delivery chutes designed to accommodate the pipe or duct material being installed without damaging or overstressing the conduit. Conduit shall be installed at the minimum depth of cover per 301.02. Warning marker tape shall be installed per paragraph 3.01.02.2.

4. The plow shank shall not be raised, lowered, or have its attitude changed unless the prime mover is moving forward and any changes in attitude shall be gradual. The plow shall not be set at extreme forward rake angles. All changes in depth shall be gradual with the vertical curve having a minimum 4-foot radius. The prime mover shall never be backed up with the plow in the ground.

5. Pipe or duct jointing shall be completed as the pipe or duct is installed per Paragraph 301.03.4

6. Connections shall be made to pushed or bored pipes and bridge attachment pipes.

7. Pipe or duct placement in a free-water environment shall be accomplished to prevent the pipe or duct from floating. Dewatering, anchoring, or weighing of the pipe or duct shall be accomplished without causing damage to the pipe or duct. If requested by the TOUCH AMERICA Representative, the Builder shall submit and demonstrate his plan for placing pipe or duct in a free-water environment prior to construction.

                              SECTION 304 - BORE

304.01. This section covers the pushing, boring, or simultaneously boring and pushing of casing pipes under roads, railroads, drives, sidewalks, trees, and other items.

304.02. This section refers to conventional horizontal boring and does not pertain to directional guided bores.

304.03.  CONDUIT PLACEMENT

1. Minimum depth of cover shall be per paragraph 301.02 or as required by the permitting agency.

2. Multiple pipes or conduits placed in a single bore hole shall be cased or the voids around the pipes pressure grouted.

3. Conduit shall be placed through an augured hole or shall be advanced by jacking as the soil is removed by the auger or by jacking directly through soil. Boring without the concurrent installation of the casing pipe will not be permitted. The installation shall be performed in a manner that will not unreasonably disrupt traffic nor damage the subgrade, and will provide accurate alignment and grade of the pipe. Removal of material from an augured hole by washing will not be permitted. Small amounts of water may be used as a lubricant in the boring or jacking operation.

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4.       Prior to boring, all existing underground facilities shall be located and marked or exposed as necessary for safety and for protection of the existing facility.

5. Voids outside casings which exceed 1-1/2 inches shall be pressure grouted. If a pipe casing cannot be completed but has to be abandoned, the pipe shall be either removed and the void filled or the pipe completely filled as indicated by the Engineer unless required otherwise by the permit.

6. Electronic ball markers shall be placed above each end of the casing pipe at pipe at major river and road crossings four (4) lanes or wider at a minimum depth of 18 inches to a maximum 42-inch depth below ground.

304.04.  RIVER AND STREAM CROSSINGS

1. This section covers the installation of casing pipe across water courses.

2.       Stream bank protection, shall be as specified Right-of-Way Restoration.

3. Horizontally directional bored pipe placement required for some river and stream crossings shall be as specified in Conduit Placement - Directional Bore.

4.       Pipe Placement

         A. The casing pipe shall be installed at a minimum of six (6) feet of depth across the flow line of the channel bottom or to the minimum depths indicated on the Drawings.

         B. The method of placement shall be by open trench, boring, plowing, or pushing, or a combination of these methods at the Builder's option, provided the methods do not conflict with permit requirements.

         C. The Builder shall be responsible for dewatering, diverting water, and controlling downstream water turbidity as required for the site conditions and per permit requirements.

         D. The installation of the casing pipe shall include shaping of the banks and stream bed back to original contours and compacting as necessary to accomplish the crossing and restoration of the areas. Placement of erosion control devices is also included.

         E. Pipe jointing shall be completed before or as the pipe is installed, per Paragraph 301.03.4.

         F. Pipe placement in trenched sections shall be as specified above..

         G. Pipe placed in a trench across a flowing stream or below normal water level shall be secured and stabilized to ensure required depth as indicated on the Drawings.

         H. During bore pit backfill operations, warning marker tape shall be installed per 302.02.2..

         I. Electronic ball markers shall be placed above each end of the casing pipe at major river and road crossings four (4) lanes or wider at a minimum depth of 18 inches to a maximum 42-inch depth below ground.

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         J.       Casing pipe across some shallow flowing streams and most dry watercourses may be installed by plowing. Such stream or watercourse shall require sloped banks that tracked construction equipment may readily negotiate either unassisted or with a powered winch. Plowed casing pipe shall be accomplished by pulling pre-assembled pipe lengths attached to the plow shank at full placing depth by using either a sled or a tracked tractor mounted plow shank. Such crossing shall be made without exceeding the minimum allowable bending radius that will exceed the maximum allowable material design stress.

         K. Smaller streams may be pushed or bored with guided boring equipment as an option to open-cut trenching of the stream or portions of the stream. Guided boring systems using fluid other than water shall be as specified in the Section 305 - Pipe Placement - Directional Bore. The location including depth of the pipe placed by using this equipment shall be verifiable using sensors, locating equipment, and test pits at stream banks and points along the pipe. All requirements of a minimum radius, stress limitations, and detrimental effects shall be observed.

                        SECTION 305 - DIRECTIONAL BORE

305.01.  DESCRIPTION

         This section covers the installation of a river or other crossing utilizing casing pipe placed by horizontal directional boring methods, as required. The crossing to be cased shall be installed by horizontal directional boring which requires a directionally drilled hole going from one side of the crossing to an exit on the other side, without disturbing the stream banks or flowline. The directional boring shall be guided by guidance equipment that gives continuous, accurate monitoring of the drill bit position.

305.02.  CONDUIT PLACEMENT

1. The casing pipe shall be installed to the line and minimum depths indicated. The method of placement shall be by horizontal directional boring.

2.       Minimum depth of cover shall be per Paragraph 3.02.2

3. The Builder shall determine the types of subsurface materials which will be found and shall determine their effect on the bore installation. If available, soil boring logs and geophysical investigations obtained by TOUCH AMERICA are indicated on the Drawings. Interpretation of this information and the subsurface conditions between the locations of the soil borings shall be the responsibility of the Builder. Additional subsurface investigations required at bore locations shall be the responsibility of the Builder.

4. The Builder shall be responsible for dewatering, diverting water, and controlling downstream water turbidity as required for the site conditions. The construction work shall be in accordance with all applicable safety and environmental regulations.

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5.       At request of a permitting agency, the Builder shall include a plan for containing and handling drilling fluid which may upwell to the surface. An emergency procedure shall be included for containing fluids which may be discharged into a body of water, and shall include a complete list of the appropriate governmental agencies which shall be immediately notified of the discharge. Alternatives shall be proposed which could be implemented to maintain or reestablish return of fluid to the entry pit. Builder is responsible for all clean-ups required by environmental or regulatory agencies.

6. All water use permits shall be obtained by the Builder prior to beginning work. Water sources shall be in accordance with the governing water control agency.

7. An emergency contact list to be used in the event of a drilling fluid spill spill will be included with the list of permits. The Builder shall notify the TOUCH AMERICA Representative immediately of drilling fluid spills.

8.       Casing pipe entry and exit points shall be allowed no more than five
         (5) feet of deviation from the staked cable centerline. Entry and exit points normally will not be allowed closer to the banks of a waterway being crossed.

9. The exit hole for any bore exit to the surface other than for the final casing location shall be plugged and stabilized before proceeding with the bore.

10. Bentonite or other drilling fluids discharged at an exit location shall be contained and removed, and the exit site shall be restored to its original condition.

11. Protective coating on steel pipe that has been scratched, scraped, gouged, or damaged in any manner shall be repaired in accordance with the pipe coating manufacturer's specifications prior to placement of the pipe in the bored hole.

12. When boring requires the use of drilling mud, such as bentonite, no discharge of excess material or site runoff will be allowed into waterways. Mud tank capacities shall be sized to hold excess material completely by containing mud quantities without spillage. If required by the permitting agency, the casing pipe entry point shall be appropriately enclosed and equipped with a sump pump to reclaim or discharge excess mud to a reuse or disposal tank. Earth spoiled by drilling mud shall be removed and disposed of by the Builder and the site refilled with clean material. The site shall be restored to a condition equal to or better than its original condition.

13. All personnel, equipment, and materials required to contain drilling fluid which upwells to the surface or is discharged into a body of water shall be onsite during all drilling operations.

14.      Drilling fluids shall be disposed of in an acceptable manner.

15. After testing and cleaning have been completed, both ends of the steel pipe shall be terminated and sealed. Innerduct, as indicated on the Drawings, shall be installed and extend a minimum of fifteen (15) feet past the ends of the bore pipe. Both ends of the bore pipe shall then be sealed with manufactured duct plug organizers. Bore pipes larger than six (6) inches shall be sealed as indicated on the Drawings. Pipe ends shall be clearly marked with a surface marker or the pipe ends shall be fenced.

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16.      Electronic ball markers shall be placed above each end of the casing pipe at pipe at major river and road crossings four (4) lanes or wider at a minimum depth of 18 inches to a maximum 42-inch depth below ground.

                        SECTION 306 - BRIDGE ATTACHMENT

306.01.  DESCRIPTION

This section covers the attachment of pipe to concrete box culverts, and to road, railroad, and other types of bridges which may be constructed of steel, concrete, or arch stone. Work includes coring of abutments, diaphragms, or retaining walls as required.

306.02.  CONDUIT PLACEMENT: BRIDGE ATTACHMENT

1. Pipe shall be attached to bridge. Work on any bridge shall not disrupt road or railroad traffic on or below the bridge unless approved in the permit obtained for the particular bridge. The bridge owner will be allowed to inspect the work at any time during construction. The Builder shall supply all equipment and materials to drill, punch, drive, weld, or otherwise fix the attachments and hangers.

2. If required, bridge abutments shall be cored to allow passage of the conduit onto the bridge. After placement of the conduit, the remaining space between the outside of the pipe and the cored hole shall be filled with non-shrink grout or other approved material.

3. The nuts on bolts or hanger rods shall be secured prevent the nuts from vibrating loose.

4. Pipe shall extend outside the bridge abutments into the ground with bends.

5. All conduits placed on bridges shall have expansion joints placed at each structural (bridge) expansion joint or at least every 300 feet, whichever is the shorter distance. For bridges under 100 feet, at least one conduit expansion joint will be placed, even if there is no bridge expansion joint.

6. If required, electronic ball markers shall be placed above each end of the pipe at pipe at major river and road crossings four (4) lanes or wider at a minimum depth of 18 inches to a maximum 42-inch depth below ground.

                        SECTION 307 - INNERDUCT PLACEMENT

307.01. Description: This section covers the installation of one (1) or more new innerducts or conduits in an existing or newly placed conduit or casing.

307.02. If the Conduit does not have a pull line already installed, it shall be installed by the Builder .

307.03. All of the innerducts being placed in a conduit or casing shall be pulled in simultaneously. Innerducts shall be of one (1) continuous length between pull points. Before placement, the leading end

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of each innerduct shall be sealed. In the event splicing of innerduct is allowed, and multiple innerducts are spliced, the splices shall be staggered. Innerducts may be lubricated in quantities as recommended by the lubricant manufacturer.

307.04. The pulling force on the innerduct shall not exceed the tensile yield strength of the innerduct or the rated pull strength established by the manufacturer.

307.05. On completion of the innerduct placing, the innerduct shall rest freely in the conduit and splice vaults or manholes without tension. Racking of the innerduct in manholes shall be completed after the cable is placed and as a part of cable placing.

307.06. The ends of innerducts shall be sealed to keep dirt and debris from entering the innerduct. Manufactured compression plugs or other approved duct seals shall be used in sealing innerduct ends. Plugs shall accommodate the cable if cable is placed concurrently.

                         DIVISION 400: CABLE PLACEMENT

401.01.  DESCRIPTION

This section covers the installation of cable in pipe or duct through manholes or pull vaults.

401.02.  GENERAL

1. The Builder shall not damage equipment items including cables, apparatus cases, and load coil cases when working in manholes. Per joint use agreement(s), a representative of an other utility (or other utilities) may need to be present before entering their manholes.

2. When working in manholes, the Builder shall follow all applicable OSHA confined space requirements as well as any environmental agency requirements for water removal.

3. Smoking and open flames are not allowed in manholes. There will be no fusion splicing done in manholes.

401.03.  MATERIAL REQUIREMENTS

1. Cable and fiber apparatus (splice closures) shall be furnished by TOUCH AMERICA. The Builder shall provide TOUCH AMERICA, a minimum of 12 weeks, or as otherwise agreed upon prior to the date that the cable is required on the job, the cable required for the project.

2. Break-away swivel connectors, pull line for fiber optic cable pulling, cable labels, tie wraps, lubricant, all other materials and equipment required to place the fiber optic cable shall be furnished by the Builder.

3. All other equipment items and tools such as manhole bridging, pulling grips, and bending shoes shall be provided by the Builder.

401.04.  CABLE PLACING PLAN

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At least two (2) weeks prior to beginning cable placing operations, the Builder shall schedule a meeting with the TOUCH AMERICA Project Representative to discuss the cable placing plan. This proposed plan shall outline plan of action for each reel to be placed, and the sequence of cable placement. Cable shall be placed continuously in Route Sections between A&T Sites. This meeting will allow TOUCH AMERICA to schedule splicing crews.

The Builder shall follow the approved cable placing plan. Deviations from the cable placing plan will not be allowed without the acceptance of the TOUCH AMERICA. Deviations from the scheduled placing plan, may extend the completion date, by delaying the splice activity.

Cable shall be installed in the lowest available duct.

Placing cable will only be allowed during daylight hours which will be 1/2 hour before sunrise to 1/2 hour after sunset unless otherwise required by the permitting agency

401.05.  CABLE HANDLING

1. Cable reels shall be delivered to the designated address supplied by the Builder.

2. Cable reels shall be placed upright on a level area and securely blocked to prevent accidental movement. Partially placed cable reels to be left on the right-of-way overnight or for an extended period of time shall be covered with a heavy steel box accepted by the TOUCH AMERICA Project Representative. Full unused reels shall not be left overnight on the right-of-way.

3. TOUCH AMERICA assumes that cable provided by the fiber optic cable manufacturer to be as specified and as per the test results supplied by the Cable Manufacturer. The Builder shall visually inspect each reel for damage upon receipt of the cable. Damages are to be recorded on the transportation company's bill of lading and reported to TOUCH AMERICA in writing as soon as received. The Builder, may at his own expense test fiber on a end-to-end basis while such fiber cable is still on the reel. Any defective fibers discovered in the on-reel test will be brought to the attention of the Engineer in writing for further action. The Builder will not be responsible for fiber cable found to be defective due to manufacturing or transportation, provided such defects are discovered prior to cable placement and TOUCH AMERICA is notified. Failure to make the on-reel test and to notify TOUCH AMERICA of such defects prior to placing the cable will be at the Builder's own risk. TOUCH AMERICA will deem such cable to have been free of defects prior to placement, and the Builder will be required to replace or repair such defective cable at TOUCH AMERICA's option and at the Builder's expense. Such replacement will include the cost of materials, labor and incidentals.

4. If damage is observed to the interior of the cable reel during placement of the cable, placement should stop and TOUCH AMERICA shall be immediately notified.

5. The Builder shall visually inspect the cable prior to and during placement and immediately notify the TOUCH AMERICA Representative of any damage. Reels with damage observed after the Transportation company has left the site which were not noted and recorded at the time of unloading, will be placed at the Builder's own risk. Builder will be required to replace or repair

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         such defective cable at TOUCH AMERICA's option and at the Builder's expense. Such replacement will include the cost of materials, labor and incidentals.

6. The cable shall not be subjected to rough treatment or sharp bending that could cause crushing or kinking.

7. The minimum fiber cable bend radius for mechanical equipment and manual handling in duct and in underground installations under load shall be 20 times the fiber cable diameter or 12 inches, whichever is the greater or as specified by the manufacturer. The minimum fiber cable bend radius for mechanical equipment and manual handling in duct and in underground installations under no load shall be 10 times the fiber cable diameter or as specified by the manufacturer.

8. The maximum pulling force on the cable shall be 600 pounds or as specified by the manufacturer of the cable.

401.06.  PLACEMENT LENGTH OF FIBER OPTIC CABLE

Prior to beginning operations, the Builder shall examine each manhole in each underground section or each buried pipe or duct section. The Builder shall decide, if cable will be placed from splice location to splice location or if assists such as an mid-span winch will be required at intermediate locations.

401.07.  MANHOLE, SPLICE AND PULL VAULT/HAND HOLE PREPARATION

1. Splice and pull vaults or hand holes utilized for cable placement shall be prepared and rigged for cable placement using pulling methods as follows:

2. All rigging in the manholes shall ensure that the cable will never be bent to less than a 12-inch bend radius or 20 times the fiber cable diameter or whichever is the greater.

3. Manholes With Innerduct: In intermediate manholes without continuous innerduct, previously placed innerduct installed with pull line shall be overlapped at the midpoint of the manhole with the ends of the innerduct securely joined together to provide a continuous duct arrangement. If the opposing ducts do not line up, approved bending shoes or pulley wheels and bracing shall be used maintaining the minimum allowable bending radius. Lubrication points shall be provided as required. When cable placement is to be performed via pneumatic/tracktive force methods, intermediate manholes shall be bridged and sealed to equipment manufacturers recommendations. using airtight couplers.

4. Manholes Without Innerduct: All intermediate manholes shall be bridged to provide a smooth cable path and transfer of lubricant. For manholes with a large offset or a change in direction, sheaves or quadrant blocks shall be used as required and shall be securely tied in position to guide the cable into the duct to prevent cable sheath abrasion at the duct entrance.

5. Feed Manholes: The feed manhole shall have a smooth cable feeder extended out of the manhole. The cable feed apparatus shall be securely fastened to ensure that specified minimum bends are not exceeded. The feed manhole shall be rigged to ensure that the cable passes directly and freely into

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         the manhole, over a sheave or quadrant block, and directly into the duct or innerduct entrance without rubbing against parts of the manhole rigging.

6. Pull Manhole: The pull manhole for both the placement of the pull line and cable shall be rigged to ensure that the pull line passes directly and freely from the duct or innerduct entrance into the manhole, around a snatch block, up the manhole chimney, over a manhole sheave or quadrant block, and directly to the capstan winch without rubbing against parts of the manhole rigging.

7. Cable Air System Placement: Cable entry, intermediate and exit manholes shall be prepared per the equipment manufacturers recommendations. All rigging in the manholes shall ensure that the cable will never be bent to less than a twelve (12) inch bend radius or twenty (20) times the fiber cable diameter or whichever is the greater.

401.08.  CABLE PLACEMENT

1. When possible, the entire length of cable shall be placed in one uninterrupted operation without intermediate assistance.

2. Radios and cellular telephones shall not be used in telecommunications rooms or central offices.

3. In the event cable is placed utilizing air methods, the Builder shall provide personnel at all manholes where conduit/duct is not sealed through.

4. The Builder shall calibrate all cable placing equipment before cable placement begins, as required during placement operations.

5. Lubrication shall be provided as recommended by the equipment manufacturer to minimize tension on the cable.

6. For cable placed utilizing pulling methods, the cable shall be installed using a winch equipped with a running line dynamometer to measure the pulling tension. If tensions at the running line dynamometer approach or exceed the allowable tensile limit, the pull shall be stopped and the winch moved closer to the pulling end of the cable. When a mid-point assist cable winch is used in a pull length, the cable winch shall also have a running line dynamometer. Cable pulling winches shall meet the following requirements:

         A.       Pulling force is maximum of 1,000 pounds

         B. Minimum capstan radius of 12 inches or to meet cable manufacturer's specifications.

7. The maximum pulling force on the cable shall be 600 pounds or per cable manufacturer's recommendations. An approved cable grip with pulling eye shall be attached to the cable end. The pulling eye on the cable grip shall be connected to the pulling line using a break-away swivel connector. The break-away swivel connector shall be calibrated to 600 pounds tension or as per the cable manufacturer's recommendations. The cable shall be pulled off the top of the cable reel by hand during cable placement to maintain cable slack and to prevent reverse bends. The cable reel shall be tended for the entire pull. The running line dynamometer shall monitor the pull line tension just ahead of the capstan.

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8.       Cable can be placed using pneumatic methods provided the equipment is appropriate to the allowable tensile forces, the diameter of the cable and the conduit utilized. Care is to be exercised during the blowing operation, to feed the cable in the equipment loosely and with no tensile force.

9. The cable shall be placed with sufficient control of speed to prevent cable damage.

10. In the event that that a cable pull becomes too difficult in a buried sections, excavation of the conduit may be required. The pipe or duct shall be exposed, cut and the cable pulled through. After the cable is placed, the pipe or duct shall be repaired and the backfill replaced.

11. In the event that that cable placement utilizing air driven placement stops, buried sections may require excavation of the conduit. The pipe or duct shall be exposed, cut and repaired or the site used as an intermediate assist point. After the cable is placed, the pipe or duct shall be repaired and the backfill replaced.

12. When cable placement is completed, unless agreed to otherwise, there shall be cable coiled in manholes, handholes or vaults as follows:

         (i.) A minimum of fifty (50) feet of cable shall be coiled at all intermediate handholes.

         (ii.) A minimum of seventy-five (75) feet of cable shall be coiled at each end of the cable for splicing purposes.

                  These measurements are minimums referenced to the point at which the cable would exit the manhole lid for the purpose of splicing. These measurements may be modified during engineering to reflect the actual distance from the splice handhole or manhole to an adjacent splicing van.

13. Empty cable reels shall be removed from the work site promptly. Returnable reels are to be handled per 202.06 - Returning Reels.

14.      Excess fiber optic cable shall be handled per 202.05 - Excess
         Material.

401.09.  CABLE CUTTING

         The Builder shall not cut the cable unless approved by the TOUCH AMERICA Representative.

401.10.  CABLE RACKING - MANHOLES

1. After cable placement, all pulling hardware and lubricant shall be removed

2.       Cable racking in manholes shall proceed as follows:

         A. Racking shall be started at the center manhole and proceed in each direction simultaneously towards the cable ends.

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         B.       The necessary cable slack shall be pulled by hand. Use
                  caution when pulling cable to prevent damage.

         C. The cable shall be covered with split innerduct, if bare, and laid on the racking shelves along the side walls at the same height as it enters and exits the manhole or as indicated by the Engineer. All bends shall be gently formed to the greater of a minimum 24-inch diameter or 20 times the cable diameter.

         D. Innerduct with cable shall be secured to the manhole hardware using lightweight plastic tie wraps.

         E. Intermediate manholes with cable in coils shall be gently formed to a minimum 24-inch diameter and secured to the manhole hardware in a safe location using plastic tie wraps. Cable coils shall not be covered with split innerduct.

401.11.  CABLE STORAGE - HANDHOLES

1. Excess cable in the splice handholes shall be coiled by hand while maintaining a minimum 24-inch diameter coil. The cable shall be coiled from the cable end toward the conduit face of the handhole. Bundle the turns of the coil together with loosely applied plastic tie wraps or electrical tape at several locations on the circumference of the coil.

2. The ends of the innerduct occupied by the cable shall be sealed at building entrances with split rubber plugs and compression bands. The ends of the innerduct occupied by the cable shall be sealed with an industry standard duct seal at handholes, manholes or vaults to prevent animal intrusion (for example, gophers).. Spare innerducts shall be sealed with standard fitting plugs.

3.       Cable labels shall be placed on the cable.

4. Construction debris shall be removed from manholes upon completion of cable installation. All manhole hardware shall be installed and secured. The manhole lid shall be replaced and bolted in place, if applicable.

                      DIVISION 500: BONDING AND GROUNDING

1. This section covers bonding and grounding work to be performed to increase the electrical protection against stray voltages (lightning and induced 60 hertz voltage) to minimize personal injury, equipment damage, and service interruptions.

2. Periodic paths to ground for the currents producing these voltages in the cable sheaths metallic members shall be provided in such a manner that do not jeopardize the effectiveness of the cable locating equipment which uses the sheath's metallic members as the "tone" conductor.

3. Filter-protectors are to be placed at each and every splice for Routes maintained by TOUCH AMERICA, at every other splice for Routes maintained by Builder. Additional units may be required at the following locations:

         A.    Metallic pipe or lead cable sheath road bores

         B.    Bridge Crossings

         C.    Proximity to other well-grounded structures

         D.    Plant transitions (i.e. underground to buried)

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4.       All sheath metallic members will be bonded together at all splices and facility entrances. Sheath metallic members include the crossply, LXE and B-oversheath, but not wire armor. Wire armor is not to be bonded to metallic sheath members, but must be independently grounded.

5. All connections wire to ground rods are to be exothermic (CAD Welds or equivalent). Area to be exothermic welded shall be cleaned with steel wool or sandpaper prior to setting and igniting charge.

6. During handhole placement at splice locations, a ground rod shall be installed. The ground rod may be installed adjacent to and outside of the handhole or inside the handhole, adjacent to a corner of the handhole. The top of the ground rod shall no extend above the conduct Insulated number six (6) AWG solid copper ground wire shall be placed through the side of the handhole and exothermic welded to the ground rod. A hand coil of ten (10) feet of wire shall be coiled inside the handhole for use by the splicers.

7. If required the additional general bonding and grounding may be required:

         - Racking hardware in precast concrete manholes shall be bonded to the manhole reinforcing steel.

         - Steel pipe conduit entering a manhole shall be bonded to the racking hardware.by attaching a No. 6 AWG insulated solid copper conductor to the steel pipe with a grounding pipe clamp. The other end of the conductor shall be bolted to the hardware with a 2-hole connector attached to the other end of the conductor by an exothermic type weld. The connector shall be bolted to the hardware using a stainless steel bolt.

         - Steel pipe casing locations, the Supplier shall furnish and install a ground rod and a No. 6 AWG insulated solid copper conductor.

                         DIVISION 600 - MARKER PLACEMENT

601.01.  DESCRIPTION

This section covers the installation of cable route markers with warning and information signs identifying the cable route.

601.02.  INSTALLATION

1.       Cable markers shall be installed along the route as follows:

         - All sign posts shall include the phone number of the local One-Call Agency and if required, the maintaining company's "800-" phone number.

         - Markers should be placed at line-of-sight intervals so the direction of the route is clearly indicated by placing at points where the route changes direction, at each splice, at handholes and manholes , at both sides of street, highway or railroad crossings, and at other points where they will be helpful in identifying the plant.

         - An adjacent marker should be visible each way from an adjoining marker but at no time shall any markers be spaced more than five hundred feet (500) apart in metro areas or one thousand feet (1000) in non-metro areas, land use permitting. Placing of markers in cultivated areas or at locations likely to be objectionable to property owners should be avoided.

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         -        Markers shall be positioned so that they can be seen from the location of the cable and generally set facing perpendicular to the cable running line.

         - Splices and pull boxes shall be marked on the cable marker post.

2. Marker posts shall be plumb, with signs level and correctly positioned. Markers shall be set concurrently with other work such as trenching, plowing, boring or attaching to bridges

3.       Markers will be set prior to installation of the cable.

4. Holes for posts shall not be excavated with a backhoe. Power augers or manual post hole diggers shall be used. Posts set directly in the ground shall be backfilled in maximum lifts of six (6) inches loose measurement with suitable material. Each lift shall be thoroughly compacted by the use of mechanical tampers to the density of the surrounding soil so that posts are firmly set.

5. Driven posts shall be held in alignment while being driven. The post top shall be protected during driving by means of a cap or other approved device to prevent damage. All damaged posts shall be removed and replaced.

6. Warning signs not requiring stamping shall be installed at the time the post is set.

       DIVISION 700 - PULL/SPLICE VAULT AND PULL/SPLICE MANHOLE PLACEMENT

701.01.  DESCRIPTION

This section covers the installation of vaults and manholes for housing conduit, innerduct, or cable.

701.02.  PULL AND SPLICE VAULT PLACEMENT

1. Pull and splice vaults shall be set per the attached detail. The maximum spacing between handholes shall be 4,000 plus or minus 200 feet.

2. The excavation shall be a minimum of two (2) feet larger than the vault in circumference. A layer of coarse, free draining aggregate a minimum of 12 inches thick shall be used to obtain a level subgrade and to provide full base support prior to vault placement. Each vault shall be installed during cable placement operation. Pull/splice vaults shall be buried and placed with the minimum cover of 18 inches.

3. Splice vaults for a basic straight through cable placement shall have the conduit openings made in diagonally opposite corners to facilitate cable coiling and splice case housing placement. Pull or splice vault openings shall be enlarged, if necessary, by drilling to accept the diameter of conduit being installed. A core type bit shall be used to make the opening. The finished diameter of the enlarged opening shall not exceed the outside diameter of the conduit by more than 1/2 inch. The conduit shall terminate three (3) to six
         (6) inches inside of the vault. The space between the conduit and the opening shall be filled with nonshrink epoxy grout or silicone sealant. Do not damage conduit to splice vault connection during the placement of backfill material.

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4.       The spare TOUCH AMERICA Conduits are to express through the handhole.
         The Builder Conduits are to route outside of the TOUCH AMERICA handhole. In the event the Builder is to access The Cable, a Builder handhole is to be set adjacent to the TOUCH AMERICA handhole, and a conduit placed between the handholes.

5. In the event the vault is to be buried, after the vault has been set, the Builder shall install two (2) or more extension units, if required, which will bring the top of the extension units to a point near the surrounding ground surface. After the cable has been coiled and placed inside the vault, the cover shall be securely bolted in place on the upper extension unit and the excavation backfilled. A stake shall be placed at the surface to mark the vault location. Upon completion of cable placing, splicing and testing, and with the approval of the TOUCH AMERICA Splicing Representative, the extension units will be removed, the cover securely bolted in place and the excavation backfilled.

6. The Builder shall furnish and install conduit duct seals, innerduct cable seals, and spare innerduct plugs.

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                          TYPICAL HANDHOLE PLACEMENT:
                              PLAIN VIEW (N.T.S.)

                                   [GRAPHIC]

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                          TYPICAL HANDHOLE PLACEMENT:
                            ELEVATION VIEW (N.T.S.)

                                   [GRAPHIC]

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7.       The Builder shall furnish and install the cable labels. Cable labels shall be attached to each cable in the vault.

701.03.  PULL AND SPLICE MANHOLE PLACEMENT

1. Manhole excavation and placement shall be at the designated locations. Manhole excavation shall be large enough to accommodate compaction equipment for backfill operations. Manholes shall be installed to provide the proper manhole lid elevation and shall be set level and plumb. A 12-inch pad of coarse aggregate shall be placed to obtain a level subgrade prior to manhole placement.

2. The precast base section shall be carefully placed on the prepared bedding so as to be fully and uniformly supported in true alignment. All joints between precast elements shall be sealed with sealant material. The sealant material shall be placed in accordance with the manufacturer's specifications.

3. Castings placed on concrete or masonry surface shall be set in full bituminous mastic beds.

4. Grade adjustment of the manhole frame and lid of three (3) inches and over shall be accomplished with precast concrete grade rings. Adjustments less than three (3) inches shall be made with concrete dresser blocks, sealed with nonshrink grout.

5. Manholes with frame, TOUCH AMERICA locking lid, riser casting, and grade rings shall be placed to provide a final finish grade elevation as follows:

         A. Street Concrete or Asphalt Pavement: The frame and lid shall be placed flush with the existing or proposed finish pavement grade to prevent a rough or uneven driving surface. Unless specified differently by local authorities, final pavement placement shall be flush with the top of the manhole frame.

         B. Off-Street Concrete or Asphalt Pavement: The frame and lid shall be placed two (2) inches higher than the existing or proposed finish grade to prevent surface run-off water from entering the manhole. Final pavement placement shall be flush with the top of the manhole frame by tapering the pavement to the finish grade for ten (10) feet in all directions from the manhole frame. Manhole frame shall be set level.

         C. Residential Lawns: The frame and lid shall be placed two (2) inches higher than the existing finish grade to prevent surface run-off water from entering the manhole. Final sodding or topsoil for seeding shall be placed to the top of the manhole frame and graded to taper the lawn areas to the existing contour and provide drainage for ten (10) feet in all directions from the manhole frame. Manhole frames shall normally be set level, but may be set out of level to match the existing grade only with the acceptance of the TOUCH AMERICA Representative.

         D. Undeveloped or Rural Areas: The frame and lid shall be placed two (2) inches higher than the existing finish grade to prevent surface run-off water from entering the manhole, upon approval of landowners. Final soil grading shall be to the top of the manhole frame and tapered to existing contour and provide drainage for five (5) feet in all directions from the manhole frame. Manhole frames shall be set level.

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6.       Extra care shall be taken to avoid plugging the unused duct terminators when placing encasement concrete for protecting the conduit.

7. Manhole hardware shall be installed by the Builder in accordance with the manhole fabricator's drawings. All hardware shall be installed prior to cable pulling.

8. The Builder shall install bonding ribbon and connectors in the manhole to bond the racking hardware to the manhole reinforcing steel in each manhole section as indicated on the Drawings. All bonding shall be in place prior to cable placement.

9. Backfilling shall start immediately after placing the manhole and conduits entering the structure. In paved areas, the backfill shall consist of the material and compaction specified for use in street excavation up to the base required for pavement, per the permitting agencies requirements. In unpaved areas, select backfill material shall be placed up to the roof of the structure followed by the material removed during the pit excavation. The graded surface shall be prepared for seeding or sodding.

10. The Builder shall furnish and install conduit/pipe, duct seals, innerduct cable seals, and spare innerduct plugs.

11. The Builder shall furnish and install the cable labels. Cable labels shall be attached to each cable in the manhole.

                  DIVISION 800 - RESTORATION & EROSION CONTROL

                         SECTION 801 - EROSION CONTROL

         Description

         This section covers the furnishing and placing of materials for erosion protection along trench lines, streams, steep ground areas, and road ditches, as well as measures for water course channel grade stabilization.

801.01.  GENERAL

1. Trench plugs shall be constructed with fabric bags, filled 2/3 full with clean soil.

2. Terraces shall be constructed with native soil. If available, terrace material shall be cohesive soil.

3.       Baffles shall be constructed with new boards and posts.

4. Soil-cement bags shall consist of fabric bags filled 2/3 full with soil-cement.

5.       Gabions shall be as specified by the permitting authority.

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6.       Hay bale checks shall consist of straw or hay bales, filter fabric, and anchoring stakes.

801.02.  CONSTRUCTION METHODS

1. Trench plugs shall be installed at locations as required. The soil-filled bags shall be placed in the trench in a manner which will produce a compact mass with a minimum percentage of voids. A minimum of two (2) rows of bags shall be arranged so that the long dimension of bags is parallel to the cable in one (1) layer and perpendicular to it in the next layer.

2. Terraces shall be constructed at locations as required. Terraces shall be placed so that the terrace flow line is unobstructed and has a grade of between two (2) and five (5) percent. Terraces shall extend the full width of the area disturbed by construction and shall discharge to the down slope side of the right-of-way into an undisturbed area. Terraces shall be compacted. Terrace construction shall begin immediately following backfill operations.

3. Baffles shall be installed at locations as required. Baffles shall be placed so that the flow line is unobstructed and has a grade of between 2 and 5 percent. Baffles shall extend the full width of the area disturbed by construction and shall discharge to the down slope side of the right-of-way into an undisturbed area. The posts shall be set or driven into the soil to the depth indicated on the Drawings. Care shall be taken not to damage the posts or boards during installation. All damaged posts and boards shall be replaced by the Builder. The boards shall be securely attached to the posts with galvanized nails or bolts. A trench plug shall be constructed directly beneath each baffle. Backfill around the baffle and trench plug shall be compacted to a minimum of 85 percent of maximum dry density as determined by ASTM D698 or local right-of-way or permit requirements, whichever is more stringent.

4. Soil-cement filled fabric bags shall be installed as required. The bags shall be placed in a manner which will produce a compact mass with a minimum percentage of voids.

5. The soil-cement shall be made by mixing ten (10) percent by weight of cement with soil. Water shall be added to create a moist mixture. All mixing shall be done in a concrete mixer acceptable to the TOUCH AMERICA Representative. The mixing time shall be that which is required to produce a uniform mixture of the soil, cement, and water. Mixing will not be permitted when the soil is frozen, or when the air temperature is below 40 degrees F, unless the temperature is at least 35 degrees F and rising.

6. The soil-cement mixture shall be transported from the mixer to the placement location in clean equipment. The total elapsed time between the addition of water to the mixture and placement of the soil-cement filled bags shall not exceed two (2) hours. The mixture shall not be left undisturbed for longer than 30 minutes during this period. Water shall be sprayed on the soil-cement as required after mixing to keep it moist.

7. The fabric bags shall be filled 2/3 full of soil-cement, loosely packed to leave room for folding or tying at the top. Immediately after filling, the bags shall be placed as required and compacted to conform with the earth subgrade and with adjacent bags in place. All dirt and debris shall be removed from the top of the bags before the next course is laid thereon. The subgrade and each course of bags shall be pre-moistened by spraying with water prior to placement of later courses.

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         To ensure a proper bond between successive courses, the bags shall be placed as specified in a continuous manner. Voluntary delays will not be permitted during placement operations.

8.       Riprap shall be placed as required.

9. Gabions shall be placed as required . Stone shall be placed in close contact in the unit so that maximum fill is obtained. The units may be filled by machine with sufficient hand work to accomplish the requirements of these Specifications. The exposed face or faces shall be hand-placed using selected stones to prevent bulging of the gabion cell and to improve appearance. Each cell shall be filled in three
         (3) lifts. Connecting tie wires shall be placed in accordance with the manufacturer's recommendations between each lift in each cell. Care shall be taken to protect the vertical panels and diaphragms from being bent during filling operations.

10. The last lift of stone in each cell shall be level with the top of the gabion to properly close the lid and provide an even surface for the next course.

11. All gabion units shall be tied together along all contacting edges in order to form a continuous connecting structure. Empty gabions stacked on filled gabions shall be laced to the filled gabion at the front, side, and back.

12. Hay bale checks shall be as required. The installation shall be perpendicular to the flow of the water. The filter fabric shall be placed on the bottom and along the downstream vertical side of the excavation made for placing the bales and extend downstream a minimum of 2 feet as indicated on the Drawings. The fabric shall be pinned to the bottom of the trench and at the downstream edge of the fabric. Bales shall be placed with the tied surfaces parallel to the sides of the trench. The top surface of the bale shall project above the adjacent ground not less than two (2) inches nor more than four (4) inches. The backfill around the bale shall be firmly compacted and the bale staked in position with two each 2-inch by 2-inch by 36-inch wood stakes driven vertically through the bale. as required, Builder shall reshape the surrounding disturbed areas and reseed by hand methods.

                   SECTION 802 - RESTORATION AND REVEGETATION

802.01.  DESCRIPTION

This section covers the clean-up, repair, protection, and revegetation of the right-of-way after installation of pipe, duct, or cable.

802.02.  RESTORATION

1. Areas disturbed by construction shall be restored within two (2) weeks of construction completion. This includes, but is not limited to:

         A. Removal of excess excavation spoils from the construction area.

         B.       Removal of trash and construction debris.

         C. Filling, repairing, and stabilizing ground surfaces disturbed by construction.

         D. Regrading, hand raking, or manipulating the finished ground surface to the level of smoothness necessary for seeding or sodding.

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         E.       Treating, repairing, or replacing, trees and shrubs specified for preservation but damaged by construction activity.

2. Natural grades shall be reestablished to the extent practical. Care shall be taken so as not to disturb natural surface drainage patterns.

802.03.  PREPARATION OF SOIL

1. The area to be planted shall be thoroughly tilled to a depth of at least three (3) inches by discing, harrowing, or other acceptable methods until the soil is well pulverized. After completion of the tilling operation, the surface shall be cleared of all stones, stumps, or other objects larger than 1-1/2 inches in thickness or diameter, and of roots, wire, grade stakes, and other objects that might be a hindrance to maintenance operations. Undisturbed areas with a satisfactory cover of native grasses shall be left untilled and unplanted.

2. The spreading of topsoil, when required, shall be completed over the entire area before the beginning of soil preparation.

3. Soil preparation shall be performed only during periods when satisfactory results are likely to be obtained. When results are not satisfactory because of drought, excessive moisture, or other causes, the work shall be stopped until such conditions have been corrected.

802.04.  FERTILIZING

1. Fertilizer shall be applied at rates specified by the local permit authority. The fertilizer shall be applied uniformly with a fertilizer spreader before the beginning of the seeding operation. The first application of fertilizer shall become a part of the bed preparation.

2. If seed is to be applied by hydraulic application, the fertilizer may be mixed with the seed and mulch and applied as a slurry as specified.

802.05.  SEEDING AND SODDING

1. The Builder shall seed all disturbed areas, if required, except croplands and areas to receive sod.

2. Seed shall be applied uniformly over the disturbed area with the seed mix and application rates as specified by the local permit authority.

3. In general, turfed areas within commercial and residential areas shall be sodded. Areas where sodding is required will determined by the granting authority.

4.       The soil to be sodded shall be loosened to a depth of not less than two
         (2) inches by discing, harrowing, raking, or other approved means.
         The resulting sodbed shall be free of debris, waste materials, and vegetation. The sodbed shall be graded to allow for the thickness of sod and to match abutting vegetation. Sod shall be placed only during seasons when satisfactory results can be expected. All soil surfaces shall be moist when the sod is placed. Sod shall be placed when the ground is in a workable condition and temperatures are less than 90 degrees F. Sod shall not be placed when the sod or ground surface is frozen.

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Appendix E

5. The sod shall be placed on the prepared surface with the edges in close contact and alternate courses staggered. In ditches, the sod shall be placed with the longer dimension perpendicular to the flow of water in the ditch. On slopes, starting at the bottom of the slope, the sod shall be placed with the longer dimension parallel to the contours of the ground. The exposed edges of sod shall be buried flush with the adjacent soil. Sod edges shall be filled to present a smooth surface. The sod shall be rolled, tamped, and thoroughly watered to ensure good root contact and tie to the prepared subgrade.

6. The sod shall be staked on all slopes of two to one (2:1) or steeper. Sod shall be staked with not less than four (4) stakes per square yard with at least one (1) stake for each piece of sod. Stakes shall be a minimum of six (6) inches long. Stakes shall be installed so that they hold the sod firmly in place yet present no danger to pedestrians or mowing crews. The type of stake and the method of installation shall meet the approval of the TOUCH AMERICA Representative.

7. The Builder shall keep all sodded areas, including the subgrade, thoroughly moist until the newly laid sod is firmly established as indicated by at least 1 inch of new growth developed after the sod is laid.

802.06.  MULCHING

1. Mulch shall be applied to all areas that have been seeded, if required. Seeded areas shall be mulched within 24 hours of seeding.

2. Straw mulch shall be applied with a mulch blowing machine or other approved method, and shall be evenly applied to obtain a uniform cover. Straw mulch shall be applied at a rate of 2.25 tons per acre.

3. Hydromulching shall be performed with hydroseeding operations. Cellulose fiber mulch shall be spray applied uniformly to the seedbed at a rate of 1,500 pounds per acre.

802.07.  VEGETATION LIMITS

All earth surface disturbed by the Builder's construction activities except croplands shall be revegetated by seeding or sodding, as required. Seeding and sodding operations shall take place only during seasons when satisfactory results can be expected. The Builder may be required to return after completion of construction to meet above specified seeding limits.

802.08.  MATTING AND NETTING PLACEMENT

1. Erosion control matting shall consist of excelsior blankets, mulch blankets, jute blankets, synthetic blankets, as required.

2. Matting and netting shall be placed on steep or highly erosion susceptible soil areas for erosion control at locations indicated on the Drawings and as determined by the TOUCH AMERICA Representative or Engineer. Matting shall be placed on the graded and prepared surface after the seeding operation. The ground surface shall be free of rocks, soil clumps, sticks, or other imperfections which would prevent the matting from laying flat with the ground. The material shall

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Appendix E
         be pinned or anchored to the ground as recommended by the manufacturer. In areas of watercourses, pin spacing shall not exceed two (2) feet between rows and two (2) feet on centers in a row.

802.09.  CONTACT WITH LANDOWNERS

All restoration and revegetation work shall be performed to the satisfaction of the landowner. The Builder shall work with the landowner during construction to ensure that landowner concerns are being addressed. Restoration and revegetation work which is not satisfactory to the landowner shall be corrected within ten
(10) days from the notice of deficiency. In the event that the Builder has obtained right-of-way access from any "off right-of-way" landowners, the Builder shall obtain written releases from said landowners.

802.10.  PLOW LINE RESTORATION

Restoration for plowing operations not involving railroad right-of-way shall be as follows:

         A. The plow furrow shall be compacted by a minimum 15-ton tracked tractor that shall be driven with 1 track parallel and on 1 side of the furrow, then on the other side, and then over the plow furrow. A minimum 5-ton vibratory roller, 4 to 6 feet in width, or other heavy construction equipment accepted by the TOUCH AMERICA Representative may be used instead of the tracked tractor.

         B. The track-mounted plow furrow shall be graded to original contour with track-mounted equipment.

802.11.  RAILROAD ROW

         A. The Builder shall repair or restore railroad right-of-way disturbed by his operations to a condition equal to or better than its pre-existing condition and to the satisfaction of the railroad company representative. work shall include, but not be limited to, retrieving and compacting displaced material on steep slopes or high embankments, grading and compacting backfill in the plow furrow to prevent settlement, and grading and shaping of the railroad ballast disturbed during work operations.

         B. The work of providing and placing railroad ballast shall be as specified in the applicable railroad agreement.

             SECTION 803 - PAVEMENT, GRAVEL SURFACES, AND SIDEWALKS

803.01.  DESCRIPTION

1. This section covers the removal and replacement of pavement, gravel surfaces, and sidewalks along the route at locations as required.

2. Temporary patching material shall be in accordance with the appropriate city, county, or state specifications for asphaltic mixed materials for roadway patching.

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Appendix E

803.02.  REMOVAL

1. Pavement removal shall be in accordance with the local permit authority.

2. Cuts in concrete or asphalt pavement shall be no larger than necessary to provide adequate working space. Cutting shall be started with a concrete saw in a manner which will provide a clean vertical groove at least four (4) inches deep along each side of the trench.

803.03.  REPLACEMENT

1. Asphalt and concrete paving shall be in accordance with the applicable state highway department or local permit authority standards and as specified in these Specifications.

2. Pavement replacement shall match existing pavement in type, appearance, wearing surface, and durability to the maximum extent practical. Pavement thickness shall be as required by applicable permits; or shall match existing thickness, whichever is greater.

3. Base and subbase material shall be compacted, graded, and prepared as required by applicable permits, or shall match existing thickness, whichever is greater.

4. Cut edges of asphalt pavement shall be thoroughly cleaned and a tack coat shall be uniformly applied to cut edges before pavement repair.

5. Gravel surface replacement shall be in accordance with all applicable permits. The replacement surface material shall match existing surface material in type, thickness, and appearances to the maximum extent practical.

6. Sidewalk and curb and gutter replacement shall be in accordance with all applicable permits. Sidewalks and curb and gutter shall be placed to the lines and grades indicated on the Drawings or shall match adjacent existing sections. Reinforcement for sidewalks and curb and gutter shall be in accordance with all applicable permits. As a minimum, one (1) layer of 6X6X6 welded wire fabric shall be used for sidewalk reinforcement and two (2) longitudinal No. 4 reinforcing bars shall be used for curb and gutter reinforcement.

                         DIVISION 900 - SITE PREPARATION

The Builder shall perform the following for site preparation:

1. Ground surfaces within the site easement limits shall be cleared of all trees, brush, and debris. Surface irregularities such as mounds or low spots shall be graded to provide uniformly sloping surfaces which drain from the site.

2. All combustible and other waste materials, including trash and junk, shall be removed from the construction areas and disposed of.

3. The Builder shall at the installation of the electrical service connection in accordance with the local electric utility, governing inspection agencies, and as specified herein. The Builder shall ensure that

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
         a licensed electrician performs all electrical work on the site and that all local electrical permits and inspections are obtained. Detailed requirements will be available upon request.

4. Power requirements for OA and regen sites is 200 Amp, three (3) phase, where available.

                     SECTION 1000 - OUTSIDE PLANT DIVERSITY

1000.1.  DESCRIPTION

The following guidelines address physical diversity from the cable vault/headwall of the Primary or Intermediate City terminal A office to the cable vault/headwall of the terminal Z office as defined in Exhibit B. The new Route must be reviewed at with respect to:

(i) In-place parallel cable or Routes built on existing TOUCH AMERICA ROW (For example, the new Denver to Salt Lake Route does not need to be diverse from the existing Denver to Salt Lake Route.);

(ii) In-place cable on Routes which are "non-parallel" Routes; (For example in Denver, the new Denver to Salt Lake Route must be diverse from both the new and existing Chicago to Denver Routes.); and

(iii)    Route intersections

1000.2.  DIVERSITY GUIDELINES: NEW BUILD AND EXISTING PARALLEL ROUTES

1. New Routes constructed between Primary and/or Intermediate Cities as listed in Exhibit B do not have to be diverse from the existing parallel Routes connecting the same two Primary and/or Intermediate Cities.

2. At regenerator, optical amplifier and terminal locations, a minimum horizontal separation of twenty (20) feet is required between entrance points. It is preferred that the separate building entrances be on different (preferably opposite) walls for each Route installed. The twenty (20) foot separation must be maintained for one-half mile from the building. Beyond one-half mile, a minimum separation of one hundred (100) feet must be maintained.

1000.3.  DIVERSITY GUIDELINES: NEW BUILD AND EXISTING NON-PARALLEL ROUTES

New Routes constructed between Primary and/or Intermediate Cities as listed in Exhibit B must be diverse from existing Routes and new non-parallel Routes built under this contract. Cables connecting such city pairs must meet the following guidelines:

1. At regenerator, optical amplifier and terminal locations, a minimum horizontal separation of twenty (20) feet is required between entrance points. It is preferred that the separate building entrances be on different (preferably opposite) walls for each cable installed. The twenty (20) foot separation must be maintained for one-half mile from the building. Beyond one-half mile, a minimum separation of one hundred (100) feet must be maintained.

2. Two Route should not share the same right-of-way. Routes must be at least one hundred (100) feet apart horizontally, unless the regenerator/terminal guidelines above apply.

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
3.       Two Route cannot share the same conduit system.

4. River crossings for two Routes must maintain a separation of one hundred (100) feet.

5.       No two Route can be placed on the same bridge crossing.

1000.4.  DIVERSITY GUIDELINES: CABLE INTERSECTIONS

In the event, cables from different routes intersect; both cables shall be protected with pipe, either split or solid. The material used for the pipe shall meet the requirements of Division 200. The length of the protection should be ten (10) feet on either side of the intersection point on both cables. There shall be a minimum of two (2) feet of vertical separation between the cables.

1000.5.  DIVERSITY GUIDELINES: OPTICAL GROUND WIRE (OPGW)

Two routes can share the same power ROW, but they cannot be on the same structure. The structures must be far enough apart so they cannot damage the adjacent OPGW, if the structure fails. Buried and OPGW cables sharing the same ROW are considered diverse from on another.

1000.6.  DIVERSITY GUIDELINES: WAIVERS

In circumstances where the new construction cannot meet the guidelines above, the Builder shall notify the TOUCH AMERICA Representative and provide the following information:

1.       Describe the diversity violation

2.       Describe diverse solutions, if available

TOUCH AMERICA will review the information and respond within seven (7) days either by providing a waiver, or requesting an alternate route be developed.

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Appendix E

                                   APPENDIX E

                                   SCHEDULE C

             FIBER CABLE SPLICING, TESTING AND ACCEPTANCE PROCEDURES

(Note: Service Provider = SP shall be Touch America, Inc. and Service Recipient = SR shall be Sierra Pacific Communications, LLC.)

1.0 The cable sheath will be an armored sheath, ribbon cable manufactured with the fibers shown by:

         - Lucent Technologies (LXE-ME) comprised of standard single mode and non-zero dispersion shifted (TrueWave-Reduced Slope) fibers.

         - Siecor (Armored) comprised of standard single mode and non-zero dispersion shifted fibers (Enhanced Leaf).

2.0 The fiber optic cable shall be installed per the specifications in Schedule B.

3.0 All splices shall be contained in a hand-hole or manhole when in the underground or buried environment. Splices will be in enclosures or splice cabinets when inside an office.

4.0 Each cable shall be distinguishable from other telecommunications cables (this will consist of a unique tag at each manhole, hand-hole, and street marker).

5.0 Splice closures which facilitate taut sheath entry and which are designed to seal, bond, anchor and protect various types of cable and splices shall be used. Metal aerial closures shall be encapsulated in outer closures if the plant is in a corrosive atmosphere or saltwater environment.

6.0 The entire fiber optic cable system shall be properly protected from foreign voltage and grounded with an industry-accepted system. Foreign voltage on the cable system shall not exceed 50 VAC.

7.0 All splices will be made with a fusion-splicing machine on new fiber route installations. Temporary maintenance splices shall be low reflectance mechanical splices such as Fiberlock as manufactured by 3M.

8.0 The Service Provider ("SP") will perform directional span testing once end-to-end continuity, from fiber distribution panel (FDP) to fiber distribution panel (FDP), is established. End-to-end loss measurements at the required wavelength will be measured and recorded using an industry accepted laser source and power meter at the required wavelength(s). (Note: An OTDR is not considered an acceptable measuring device for end-to-end loss measurements.) Standard single mode conventional fiber and non-zero dispersion shifted fibers will be tested at 1550 nm only. The end-to-end loss measurements, as well as, bi-directional OTDR readings shall be made between SR's Outside Plant Fiber Distribution Panels (FDP), commonly referred to as "High-Speed LGXs" (HSLGX). These measurements must be made after the splice manholes or hand-holes are closed to check for macro-bending problems.

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
9.0      Route Splicing Criteria

         Although no single maximum splice loss limit is placed on individual splices, the System shall be designed utilizing the following design criteria: (i)0.05 dB engineering loss for each single fusion splice
         (ii) 0.08 dB engineering loss for mass fusion splices. (iii) 0.25 dB engineered loss per transition splice (Standard Single Mode fiber spliced to Non-zero Dispersion Shifted fiber) (iv) 1.0 dB engineered loss per "through" office (fibers connected through an office with jumpers, includes connector loss). The end-to-end loss value as measured with an industry-accepted laser source and power meter includes the fiber loss, splice loss, and connections in "through" offices. The end-to-end loss must meet the design loss value of 0.25 dB/km at 1550nm (plus engineered splice loss and "through" office loss) for conventional single mode fiber and 0.25 dB/km at 1550 nm (plus engineered splice loss, transition splice loss and "through" office loss) for non-zero dispersion shifted fiber.

         Example 1:

         -        Route is 50 km conventional single mode fiber

         -        Ten mass fusion splices

         -        One "through" office

         The engineered loss will be calculated as follows:

         Step 1. Conventional Single Mode Fiber @ 1550 nm = 50 km x 0.25 =
                 12.5 dB

         Step 2. Mass fusion splice loss for 10 splices x 0.08 dB = 0.8 dB

         Step 3. "Through" office loss =1 @ 1.0 dB each

         Step 4. Engineered Loss from FDP to FDP is:
                    @ 1550 nm = 12.5 dB+0.8 dB +1.0 dB = 14.3 dB

         Example 2:

         -        Route is 50 km non zero dispersion shifted fiber

         -        Ten mass fusion splices

         -        Two transition splices

         -        One "through" office

         The engineered loss will be calculated as follows:

         Step 1. Non-zero Dispersion Shifted Fiber @ 1550 nm = 50 km x 0.25 =
                 12.5 dB

         Step 2. Engineered mass fusion splice loss for 10 splices x 0.08 dB =
                 0.8 dB

         Step 3. Transition splice loss = 2 @ 0.25 dB = 0.5 dB

         Step 4. "Through" offices = 1 @ 1.0 dB each

         Step 5. Engineered Loss from FDP to FDP is:
                    @ 1550 nm = 12.5 dB+0.8 dB + 0.5 dB +1.0 dB = 14.3 dB

10.0 SP will record end to end loss on testing documentation or in an electronic format acceptable to the SR and supply a copy to the SR.

11.0 If the SR's fibers terminate in the SP's office, the fibers shall be terminated in a FDP equipped with "positive contact" type connectors.

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Appendix E

12.0 The SP will record bi-directional OTDR test data, including traces, on diskette or CD and supply a copy to the SR.

13.0 SR fiber assignments will be as provided in an electronic format acceptable to the SR.

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Appendix E

                                   APPENDIX E

                                   SCHEDULE D

                    MAINTENANCE SPECIFICATIONS AND PROCEDURES

TABLE OF CONTENTS:

1.   DEFINITIONS:....................................................................................  117
2.   MAINTENANCE ACTIVITIES..........................................................................  118
     2.1.   Preventative Maintenance.................................................................  118
            2.1.1.    Cable and Conduit Damage Prevention............................................  119
            2.1.2.    Route Patrol...................................................................  119
            2.1.3.    Signs..........................................................................  119
            2.1.4.    Right Of Way Maintenance.......................................................  119
            2.1.5.    Voltage Suppressor/Arrestor....................................................  120
     2.2.   Planned Cable Activity...................................................................  120
            2.2.1.    Intrusive PCAs.................................................................  120
            2.2.2.    Non-Intrusive PCAs.............................................................  120
            2.2.3.    Responsibilities of SP and SR..................................................  120
     2.3.   Cable and Conduit Restoration............................................................  121
            2.3.1.    Types of Restorations..........................................................  121
                      2.3.1.1.    Total Restoration..................................................  121
                      2.3.1.2.    Partial Restoration................................................  123
                      2.3.1.3.    Conduit Damage and Restoration.....................................  123
     2.4.   Hazardous Conditions/Service Precautions.................................................  124
     2.5.   Disaster Recovery........................................................................  124
3.   OPERATIONS/NETWORK CONTROL CENTER(S)............................................................  124
     3.1.1. Operations/Network Control Centers.......................................................  124
4.   ESCALATION LIST.................................................................................  125
5.   FACILITIES......................................................................................  125
6.   COVERAGE PERIOD.................................................................................  125
7.   SUBCONTRACTING..................................................................................  125
8.   FEES AND COSTS..................................................................................  126
ATTACHMENT 1.........................................................................................  127

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Appendix E

1.       DEFINITIONS:

Terms used in this exhibit are defined in the Agreement and as follows:

Agreement: The Conduit and Dark Fiber IRU and Sale Agreement between Touch America and Customer.

Cable Relocation: The physical relocation of the System which may be required by public (e.g., city or state government) or private entities.

Facilities: All physical building spaces, including but not limited to regenerator huts, terminal offices, terminal huts, and manholes, where the System is present along the Route.

Fiber, Dark (Dark Fiber): A fiber within The Cable that has no electronics at the Terminating ends, or has electronics at the Terminating Ends but carries no service. The opposite of this is Lit Fiber.

Fiber, Lit (Lit Fiber): A fiber within The Cable that has electronics at the Terminating ends and carries service. The opposite of this is Dark Fiber.

Maintenance Activity: All work activities as defined in Section 2 of this Schedule D.

Method of Procedure (MOP): The plan developed by the SP, which details the activities, required to be followed during work activities near or on the System.

One-Call Agency: Each state has a state run agency established by the state for anyone (including but not limited to contractors) to call a pre-designated phone number to report potential intrusions to the System. Every state has its own One-Call Agency.

Operations Center (OC): The facility or facilities, along with the personnel and other assets required to monitor, communicate, coordinate, restore, repair, and perform all Maintenance Activity.

Planned Cable Activity (PCA): Any planned cable activity, including activities that do not impair the Cable as well as activities that do impair the Cable, that could potentially affect SR's service of the System.

Planned System Work Period (PSWP): A pre-arranged period of time reserved for performing certain work on the System that may potentially impact traffic. Generally, this will be restricted to weekends, avoiding the first and last weekend of each month and high-traffic weekends. The PSWP shall be agreed upon per this Exhibit C of this Agreement.

Restoration, Partial. (Partial Restoration): A condition whereby one or more fibers, but not all fibers in a cable, cannot carry service along one or more Route Segment(s) or Route Section(s) on a Link(s). An example of this condition could be a lightning strike or ice damage that impacts a cable but does not affect all the fibers in the cable.

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Appendix E

Restoration, Total (Total Restoration): A condition whereby all fibers in a cable cannot carry service along one or more Route Segment(s) or Route Section(s) on a Link(s). An example of this condition is a backhoe severing the cable.

Service Acceptance Date: The date that the SR accepts the System and requires service on the System.

Service Provider ("SP"): The party responsible for providing maintenance for the System.

Service Recipient ("SR"): The party receiving maintenance for the System.

2.       MAINTENANCE ACTIVITIES

The following subsections describe the types of Maintenance Activities that must be performed. All Maintenance Activity types described below shall be performed by or under the direction of the SP.

For all Maintenance Activities, SR may contact SP at any time to discuss fiber status or to notify SP of changes in fiber status, (example, Lit Fibers vs. Dark Fibers), fiber problems, or any other fiber issues or anomalies for SR's fibers which require action by the SP. However, no other party, including but not limited to a lessee of the SR's fibers (i.e. SR subleases its fibers to a third party), shall call the SP for anything related to SR's fibers without the written agreement of both the SR's and SP's escalation lists (Attachment 2) Tier 3 representative. It is the intention of this Agreement that any lessee of fibers in The Cable coordinate all problems and issues solely with the originating party of the Disposition.

Parties have the right to review each other's maintenance standards, which include preventative maintenance procedures, Planned Cable Activity procedures, and cable restoration procedures.

SP shall notify SR at least ten (10) business days prior to the date in connection with any Planned System Work Period (PSWP) of any Maintenance Activity and as soon as possible after becoming aware of the need for unscheduled maintenance. SR shall have the right to be present during the performance of any Maintenance Activity or unscheduled maintenance so long as this requirement does not interfere with SP's ability to perform its obligations under this Agreement. In the event that Maintenance Activity is canceled or delayed for whatever reason as previously notified, SP shall notify SR at SP's earliest opportunity, and will comply with the provisions of the first sentence of this paragraph to reschedule any delayed activity.

2.1.     Preventative Maintenance

Preventative maintenance will be performed according to the SP's standards. Each SP's maintenance standards must include the following:

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Appendix E

2.1.1.   Cable and Conduit Damage Prevention

2.1.1.A. Consistent with Transportation Equity Act 21 (TEA21) Best practices, the SP will:

         - Subscribe to each and all One-Call Agencies that govern Route Segment(s), Route Section(s) or Link(s) they maintain.

         -        Abide by all state One-Call Agency laws

         -        Respond to all locate requests.

         - Analyze, assign, and dispatch locate request to SP's qualified technicians

2.1.1.B. The SP will positively respond to excavation activity notifications as follows:

-----------------------------------------------------------------------------------------------
Locate and Mark Cable                                   Within fifty (50) feet of System
-----------------------------------------------------------------------------------------------
Locate, Mark, and Standby to protect Cable              Within ten (10) feet of System
-----------------------------------------------------------------------------------------------
Positive confirmation of the location of the            Within eighteen (18) inches either side
SP's cable will be done through various means           of System
e.g. of System Potholing) to ensure that SP's cable
is not damaged
-----------------------------------------------------------------------------------------------

2.1.1.C. Positively respond to boring operations as follows:

----------------------------------------------------------------------------------------
Standby and monitor the boring operation to ensure      Within one hundred (100) feet of
the cable is not damaged. (Potholing, etc. as           System
required)
----------------------------------------------------------------------------------------

2.1.2.   Route Patrol

Patrol the route by a qualified technician in accordance with the current SP's procedures for maintenance a minimum of four (4) times a year. This "patrol" will consist of riding the route to identify potential maintenance issues (e.g. erosion, encroachments, damaged or missing signs, etc.).

2.1.3.   Signs

The SP will routinely replace signs that are damaged.

2.1.4.   Right Of Way Maintenance

Brush, trees and/or other vegetation should be trimmed to the edge of the ROW as required to support ROW accessibility and worker safety. Under no circumstances should prevailing growth exceed 30 inches in height or lower if it obstructs signage visibility. Ongoing trimming of the ROW communicates a message to others that the underground plant exists in the right of way and that the SP cares about it. As such, ROW-clearing and trimming serves as a crucial part of the overall right-of-way maintenance effort to enhance plant protection.

At a minimum ROW maintenance must comply with local, state, and federal requirements.

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
2.1.5.   Voltage Suppressor / Arrestor

Wherever the cable sheath voltage exceeds 50v AC, voltage suppressers or arrestors shall be installed at the splice points and regenerator locations.

2.2.     Planned Cable Activity

A Planned Cable Activity (PCA) is any activity, which can be planned in advance (i.e., not an emergency) that will cause maintenance personnel to physically move the cable, or will affect the sheath and/or the fiber. There are two types of PCAs: intrusive and non-intrusive.

2.2.1.   Intrusive PCAs

An intrusive PCA is an activity where the SP will expose the buffer tube and/or the fibers.
Examples:

         -        installation of insulating joints / isolation closures,

         -        reroutes / cutovers / hot cuts,

         -        repairing damaged fibers at splice locations,

         -        repairing sheath faults.

Intrusive PCAs must be performed from 6pm to 6am local time Monday through Friday or any time during the weekends, excluding holidays. If exceptions are required to these times, including holidays, utilize the escalation list.

2.2.2.   Non-Intrusive PCAs

Examples of non-intrusive PCAs are as follows:

         -        cable lowering, cable rearrangements

         -        conduit or manhole rearrangements

Non-intrusive PCAs can be performed anytime.

2.2.3.   Responsibilities of SP and SR

For ALL PCAs, the SP must notify the SR at least fourteen (14) calendar days prior to the activity.

For PCA activity that will result in signal discontinuity, the following process will be performed:

         - AT LEAST FOURTEEN (14) CALENDAR DAYS IN ADVANCE: SP shall provide a copy of its Method of Procedure (MOP) in writing to SR and will notify SR of this PCA per escalation list.

         - AT LEAST TEN (10) CALENDAR DAYS IN ADVANCE: After receipt of SP's MOP, SR then will provide a copy of its MOP to the SP that incorporates the switching, verification, identification, and testing of SR's fibers.

         - AT THE TIME OF THE PCA: The SP and SR shall maintain communication via phone for the entire execution of the event. SR shall coordinate the execution of SR's MOP with SP. SP shall comply with the splicing specifications as set forth in the Fiber Cable Splicing, Testing, and Acceptance Procedures (Schedule C).

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         -        SP shall provide written approval to SR for any modifications to these specifications as may be necessary or appropriate in any particular instance for SR's approval, which approval shall not be unreasonably withheld.

         - For all Intrusive PCAs, SP shall ensure all fibers meet overall span loss per fiber specifications outlined in the Fiber Cable Splicing, Testing, and Acceptance Procedures (Schedule C).

         - If for any reason any PCA is canceled or delayed, then SP shall notify SR as soon as SP is aware of the change, and SP will reschedule the activity.

2.3.     Cable and Conduit Restoration

A cable restoration occurs whenever service has affected one or more fibers and restoration of the fiber(s) is needed. The fiber(s) may or may not have service on them.

The SP will respond to all SR's notifications indicating any failure, any interruption, or any impairment to the SR's Cable System.

2.3.1.   Types of Restorations

2.3.1.1. Total Restoration

A Total Restoration (total cable cut) occurs when ALL fibers in the cable sheath are affected.

The SP shall notify SR of the cable cut, per the escalation list, including the time of the cable cut, and the Route Section as soon as possible, but no later than 15 minutes from the time the cut occurs. Once this information is provided to the SR, the SP shall establish a communications bridge with the SR and stay in constant communication throughout the cable cut.

In the event the SP's fibers are Dark Fibers (no service on the fibers), the SR shall notify the SP.

The SP shall notify the SR of the physical location of the cable cut as soon as possible but no later than 90 minutes from the time the cable cut occurs.

Restoration Priorities

         1. SP's out of service Lit Fibers will be restored first then rotating to the SR restoration sequence.

         2. SR's will be restored in a general SR sequence (priority), which will rotate after each incident.

         3. Within the general SR sequence, out of service Lit Fibers will always be restored first.

         4. In the event a SR has re-established its traffic through other means, its fibers will be skipped in the SR sequence rotation for the splicing of Lit Fibers.

         5. Each SR's Dark (spare) Fiber will be addressed in the SR sequence priority during the repair of the remainder of the fibers in the cable.

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         Example:

         Four SR's have traffic on a Route Section. They are initially listed in the SR sequence as A, B, C, and D. After SP's Lit Fibers are restored, SR "A" is first priority and "D" is last.

         The first time the cable in that Route Section is damaged, SP will contact SR "A" first, followed by each SR in sequence. Each SR will declare which of its Lit Fibers are not in service as result of the damage.

         SR "A" out of service Lit Fibers will be restored first followed by each SR's out of service Lit Fibers, in the SR sequence order.

         After all out of service Lit Fibers are restored, this same sequence will be followed in the repair of the Dark (spare) Fibers. All fibers will be restored before securing the site.

         The SP will notify the SR when each fiber has been repaired, and then the SR will verify that continuity exists from end-to-end on the affected Cable(s) and/or fiber(s).

         Verification of continuity of Dark Fibers shall be the responsibility of the SP or SR depending on whoever has the capability to verify service.

         In the event of a second cable cut in this particular Route Section of fiber optic cable, the SR sequence will rotate such that SR "B" will be first priority, "C" second, "D" third, and "A" fourth.

         For every total cable cut, SP shall respond immediately after receiving notification with a goal of restoring SR's service-carrying Lit Fiber in six (6) hours from the time of the cable cut. The only exception to this response time is when an uncontrolled incident, such as a flood, a chemical spill, a fire, a bridge collapse, a riot, or other circumstance prevents access to the damage area.

                  To accomplish this cable restoration, it is acknowledged that the repairs so effected may be temporary in nature. In such event, within twenty-four (24) hours after completion of all temporary Restoration activity, SP shall commence its planning for permanent repair, and thereafter promptly shall notify SR of such plans. If the SP informs the SR that the temporary fiber repair cannot be made permanent immediately, then the permanent repair shall be mutually agreed upon by both parties.

         The parties agree to mutually support each other during restoration activities. Examples of support may include providing fault locating, splicing, or running cable. All support is at the discretion of the SP - meaning that the SP shall have its restoration crew working on the restoration and may accept and direct the support from the SR if the SR offers such support.

         In the event the restoration cable is exposed above ground, the SP must provide on-site personnel for cable protection.

         Refer to Section 2.2 to accomplish permanent repairs.

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2.3.1.2. Partial Restoration

A Partial Restoration (partial cable cut) occurs when less than ALL fibers in the cable sheath are affected.

For partial cable cuts, if and where possible, SP will loan to SR spare fibers to implement temporary repair.

The SP shall notify SR of the partial cable cut, per the escalation list, including the time of the cable cut, and the Route Section as soon as possible, but no later than 15 minutes from the time the cut occurs. Once this information is provided to the SR, the SP shall establish a communications bridge with the SR to stay in constant communication throughout the partial cable cut.

The SP shall notify the SR of the physical location of the cable cut as soon as possible but no later than 90 minutes from the time the cable cut occurs.

In the event the SP's fibers are not affected, the SR shall notify the SP of such event. If the SR cannot restore service via its own Dark Fiber, SR shall have the right to utilize SP's unaffected Dark Fiber. The SR will offer the SP the same unaffected Dark Fiber in the event the SP cannot restore its service.

Restoration prioritization will be the same as that outlined in Section 2.3.1.1 Total Cable Cut.

The SP will notify the SR when each fiber has been repaired, and then the SR will verify that continuity exists from end-to-end on the affected Cable(s) and/or fiber(s).

2.3.1.3. Conduit Damage and Restoration

The SP will respond to all notifications indicating any damage to the Conduits in the System. The SR will effect repairs to the conduit immediately in occupied conduit or as soon as commercially reasonable and practical in the case of damaged empty conduit. The trench will be back filled using approved materials appropriate to the field conditions. Restoration standards will be at least as found prior to the excavation or better.

Verification of continuity of Dark Fibers shall be the responsibility of the SP or SR depending on whoever has the capability to verify service.

For every partial cable cut, SP shall respond immediately after receiving notification with a goal of restoring SR's service-carrying Lit Fiber in six (6) hours from the time of the partial cable cut. The only exception to this response time is when an uncontrolled incident, such as a flood, a chemical spill, a fire, a bridge collapse, a riot, or other circumstance prevents access to the damage area.

To accomplish this partial restoration, it is acknowledged that the repairs so affected may be

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
temporary in nature. In such event, within twenty-four (24) hours after completion of all temporary restoration activity, SP shall commence its planning for permanent repair, and thereafter promptly shall notify SR of such plans. If the SP informs the SR that the temporary fiber repair cannot be made permanent immediately, then the permanent repair shall be mutually agreed upon by both parties.

For all temporary repairs, the SP will maintain an on-site personnel for all exposed cables.

Refer to Section 2.2 to accomplish permanent repairs.

2.4.     Hazardous Conditions / Service Precautions

A hazardous condition or service precaution is when an event, such as flooding, fire, street collapse, cable wash-out or a man-made event such as a train derailment occurs, and there is an increased probability that the System may be damaged, and maintenance activity is needed to prevent any potential damage.

For these events SP shall notify SR, per escalation list, as soon as the SP knows of such event. The SP shall establish a communications bridge for these events and stay in constant communication.

2.5.     Disaster Recovery

Disaster recovery is any event that affects service on the System and involves significantly more maintenance activity than just a cable restoration. Examples of disaster recovery are as follows:

         - train derailment occurs, which by itself would be a hazardous condition, but for this example it destroys a regeneration site, or

         - the cable at a bridge is washed out and restoration involves deploying several miles of cable to restore service.

For these events SP shall notify SR, per escalation list, as soon as the SP knows of such event. The SP shall establish a communications bridge for these events and stay in constant communication.

The parties agree to mutually support each other during disaster recovery activities. Examples of support may include providing fault locating, splicing, or running cable. All support is at the discretion of the SP -- meaning that the SP shall have its crew performing disaster recovery and may accept and direct the support from the SR if the SR offers such support.

3.       OPERATIONS / NETWORK CONTROL CENTER(S)

3.1.1.   Operations / Network Control Centers

The terms Operations Center and Network Control Center are synonymous, and will be called Operations Centers for the remainder of this Schedule.

SP shall operate and maintain an Operations Center (OC) staffed twenty-four (24) hours a day, seven (7) days a week including all holidays. The OC shall be staffed by trained and qualified

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personnel. SP's maintenance personnel shall be available for dispatch twenty-four (24) hours a day, seven (7) days a week.

4.       ESCALATION LIST

An escalation list (Attachment 1) will be shared between the parties. This list shall provide for coordination between SP and SR for day-to-day issues, coordination of all Maintenance Activity communication and coordination, as well as escalation personnel in the event agreement cannot be reached at the lowest level of the escalation list.

This escalation list may be modified by either party at any time if the party making the change notifies the other party in writing twenty-four (24) hours in advance of the change.

The escalation's Tier 1 contact shall be the day-to-day working level, which shall address daily maintenance operations activities.

5.       FACILITIES

Except to the extent otherwise expressly provided in the Agreement, SR will be solely responsible for providing and paying for any and all maintenance of all electronic, optical, and any other equipment, materials and facilities used by SR in connection with the operation of the Dark Fibers, none of which is included in the maintenance services to be provided hereunder.

Each party agrees that the Facilities shall be placed and maintained in accordance with the requirements and specifications of current editions of the National Electrical Code and the National Electrical Safety Code, the applicable rules and regulations of the Occupational Safety and Health Act (including those of 29 C.F.R. Section 1910.268(a) et seq.) and the requirements of any other authority having jurisdiction. Each party shall promptly furnish to each other, but in no case later than twenty-four (24) hours, copies of all notices, reports, correspondence, submissions, made by either party to federal, state, or municipal environmental, safety, or health authorities. Each party agrees that Facilities shall not physically, electronically or inductively interfere with those of facilities in place.

6.       COVERAGE PERIOD

Maintenance will be performed for agreed upon Route Segment(s) or Route Section(s) on a Link(s) commencing upon the Service Acceptance Date, and conclude upon expiration or termination of the Agreement.

7.       SUBCONTRACTING

Upon mutual agreement between Touch America and the Customer, the SP may subcontract any Maintenance Activities herein, provided the SP shall require the subcontractor(s) to perform in accordance with the Agreement. The use of any such subcontractor shall not relieve SP of any of its obligations herein.

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8.       FEES AND COSTS

During any time after the Acceptance Date for any Route Segment(s) or Route Section(s) on a Link(s), but subject to the Term section of the Agreement, the SP shall provide for all Maintenance Activity for all Cable Systems that are the responsibility of the SP. Customer shall pay Touch America an annual fee as defined in Article 4.2 of the Dark Fiber IRU Agreement.

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
                                 ATTACHMENT 1
                                   SCHEDULE D
                                ESCALATION LISTS

                              [TOUCHAMERICA LOGO]

                         .14.1.1.1     Escalation List

                   1. Touch America 24 by 7 NOC 877-638-6621

                        2. Transport Manager - Tom Good

                        3. NOC Director - Jonathan Strong

                   4. Director, Field Operations - Jerry Piazzola

                   5. Vice President, Networks - Kevin Dennehy

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
                                  APPENDIX F

                             INTENTIONALLY OMITTED

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
                                   APPENDIX G

                          FORM OF COLLOCATION AGREEMENT

         THIS COLLOCATION AGREEMENT is made and entered into as of December 18, 2001 between Touch America, Inc. ("TA") and XXX, LLC ("Customer"). TA and Customer are hereinafter individually referred to as a "Party" and collectively as the "Parties".

                                   RECITALS

         WHEREAS, TA is constructing or has constructed a fiber optic cable system along a route from A, to B. (the "TA System").

         WHEREAS, TA has certain facilities in which it provides collocation space to third parties, and

         WHEREAS, the Parties have entered into a Dark Fiber IRU Agreement whereby Customer has acquired from TA and TA granted to Customer an Indefeasible Right of Use ("IRU") in twelve (12) IRU fibers within the TA System, and

         WHEREAS, Customer desires to collocate certain Customer equipment within such TA facilities at the rates and in accordance with the specifications set forth herein; and

         WHEREAS, TA desires to provide to Customer collocation space within certain TA facilities at the rates and in accordance with the specifications set forth herein;

         NOW, THEREFORE, for valuable consideration, TA and Customer agree as follows:

1.       Collocation.

         a. Collocation Space. During the term of this Agreement Customer shall have a non-exclusive license to locate, install, maintain and operate Customer equipment ("Customer Equipment") in the TA collocation facilities ("Facilities") at the sites ("Selected Sites") set out on service orders ("Service Order") executed from time to time by the Parties. The term ("Site Term"), and the amount of floor space and number and description of racks and cabinets, as applicable, ("Customer Space") at each Selected Site are set out on the Service Order for each Selected Site. No use of the Selected Sites, Facilities or Customer Space shall create or vest in Customer any easements or other ownership rights in TA's real or personal property. TA shall construct, install and operate the Selected Sites, Facilities and Customer Space, as provided in this Agreement.

         b. Rent. The monthly rent ("Rent") for the Customer Space at each Selected Site shall be $750 per 19 inch rack space. Customer shall pay the Rent on or before the first day of each calendar month during the Site Term. Payments shall be prorated, as necessary, for the first and last months of the Site Term. The Rent

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         shall begin on the Commencement Date for the Site Term. The Rent shall be adjusted once annually on the anniversary date of the commencement of this Agreement and in an amount not to exceed the cumulative changes in the U.S. Producer Price Index (Bureau of Labor Statistics "Finished Goods" Series - ID WPUSOP3000) since the Commencement Date.

         c. Except as otherwise specifically provided, Customer shall pay all applicable fees and charges provided for in this Agreement, within thirty (30) days after receipt of invoice.

         d. All payments not made when due shall bear a late payment charge of one and one-half (1 1/2%) percent per month of the unpaid balance or the highest lawful rate, whichever is less.

         e. Basic Services. TA shall provide HVAC, AC power, lighting and escorted entry to the Site, Facilities and, if applicable, the Customer Space ("Basic Services") for each Selected Site.

         f. Additional Services. Customer may request in writing installation services, additional AC power or DC power, additional back-up power, technical assistance, additional space, racks or cabinets, assistance in establishing an Interconnect Facility (collectively referred to as the "Additional Services") at any Selected Site. Within forty-five (45) business days after receiving such written request, TA shall notify Customer in writing whether the Additional Services are available, and, if they are, specify TA's standard rates for the Additional Services and the costs of any upgrades or expansions needed in order to accommodate Customer's request. Customer shall provide written notice to TA confirming its acceptance of such Additional Services at the quoted rates and costs within fifteen (15) days after receipt of TA's notice with respect to the availability of the Additional Services.

         g. Payment for Additional Services. If Customer chooses to receive the Additional Services, Customer shall pay TA the amounts due within thirty (30) days of receipt of an invoice from TA. Once each calendar year, upon at least thirty (30) days' prior notice to Customer, TA may adjust its standard rates for the Additional Services to reflect its then-current standard charges. If the adjustment by TA exceeds five percent (5%) in any given calendar year, Customer shall have the right to reduce or discontinue the Additional Services at the Selected Site without liability or penalty.

         h. Installation of Customer Equipment. Customer shall, at its expense, cause the Customer Equipment to be delivered, installed, operated and maintained in a safe condition, meeting or exceeding telecommunications industry standards and the provisions set forth in this Agreement.

         i. Interface. Customer may connect Customer Equipment with the equipment of TA customers who are collocated, have service termination at or have interconnection facilities at a Selected Site. Customer will pay TA's then current charges for any cross-connections. The TA Fiber Patch Panel ("FPP") or fiber termination point is the TA demarcation for such connection. Interface

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         points for the Customer's Equipment shall be at the fiber patch panel located in the TA area of each Selected Site. Such panels shall be the demarcation to establish each Party's operational and maintenance responsibilities. All cables for interface shall be provided by Customer at its cost and expense and shall conform to all applicable TA standards. TA shall install all such interface cables at the expense of Customer. After successful and complete installation by TA, TA will not monitor or take responsibility for such cabling, which shall be the sole responsibility of Customer.

         j. Alarms. TA shall continuously monitor security, environmental and power alarms for the Selected Sites at one or more manned monitoring centers. At Customer's request, TA shall establish procedures to allow Customer at Customer's expense to share or receive alarm information.

2.       Interconnection Off-Site.

         a. Interconnect. Customer shall have the right to connect its fiber to the Facility at any Selected Site. The fiber and related conduit, and the connection or entrance facilities shall extend from the property parcel adjacent to the Selected Site to the Facility, and are referred to herein as the "Interconnect Facility." TA will, at its option, either provide to Customer, at the rates and charges set out in the Service Order, the Interconnect Facility to allow Customer to connect its fiber to the Facility , or provide to Customer, at Customer's expense and subject to any requirements or restrictions applicable to TA, access, including existing building entrance facilities from any third party, necessary to allow Customer to install Interconnect Facilities; provided, however, that in the case of Selected Sites or Facilities not owned by TA, TA's duty to provide such access shall be limited to providing all reasonable assistance to Customer in obtaining such access from said third parties.

         b. Construction and Installation. If Customer installs an Interconnect Facility, Customer shall provide at its expense all necessary equipment and TA-approved materials including, but not limited to, cables and conduit, building and similar permits, and any FTP's and labor to construct and install such Interconnect Facility; provided however that TA shall provide reasonable assistance to Customer in obtaining any such permits. Customer shall provide the FPP for Interconnect Facilities. TA will, at its option, either install the Customer-provided FPP or allow Customer to install FPP at the Selected Site.

         b. Demarcation. The demarcation point for Interconnect Facilities shall be at the FPP in each Selected Site.

         c. Ownership. During the Site Term, TA shall retain ownership of any portion of each Interconnect Facility that is installed on Selected Sites; provided, however, that title to any part of the Interconnect Facility within Selected Sites shall be transferred to TA upon expiration or termination of the Site Term or this Agreement.

         e. Limitation on Interconnection with TA Customers. Except as provided in Section 1.h., Customer shall not use any Interconnect Facility to allow TA

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         customers, other carriers or any other parties to interconnect directly with Customer or each other at a Selected Site.

         e. Maintenance and Changes. TA shall provide all maintenance and repair of any Interconnect Facility installed by Customer, or fiber installed by Customer in any Interconnect Facility provided by TA, on Customer's side of the point of demarcation. Customer shall not make any improvement, modification, or addition to, or relocate or remove any Interconnect Facility provided by TA. Any improvement, modification, addition to, relocation, or removal of any Interconnect Facility installed by Customer shall be subject to TA's prior review and written approval, which will not be unreasonably withheld or delayed. If Customer requests and TA undertakes or approves any improvement, modification, addition to, relocation, or removal of any Interconnect Facility installed by Customer, Customer shall pay the cost thereof.

3.       Selected Site Delivery and Termination.

         a. Delivery of Selected Site. TA shall provide Customer with a tentative schedule of availability of each Selected Site and any changes to the tentative schedule. TA shall notify Customer in writing when a Selected Site is available for delivery and installation of Customer Equipment ("Commencement Date") and will provide reasonable access to Customer for installation of the Customer Equipment.

         b. Selected Site Termination and Termination Charges. Customer may terminate a Selected Site at any time before the Commencement Date without any liability by giving written notice thereof to TA. Customer may terminate a Selected Site following the Commencement Date but before Customer installs any Customer Equipment or Interconnect Facility or equipment or material related to any Interconnect Facility upon not less than ten (10) days advance written notice to TA and payment of liquidated damages of three (3) months Rent and any non-recurring charges for such Selected Site. Customer may terminate a Selected Site after Customer installs any Customer Equipment or Interconnect Facility or equipment or material related to any Interconnect Facility upon not less than twenty (20) days advance written notice to TA and payment of liquidated damages in the amount of the Rent for the remainder of the Site Term and any other recurring and non-recurring charges for the remainder of the Site Term unless
         TA, upon use of reasonable efforts, finds another party to occupy said space including reclaiming said space for its own purposes.
         Termination of a Selected Site will not affect any other Selected Site.

4.       Notice to Collocate or Interconnect.

         a. Collocate. Not less than ten (10) days prior to Customer's planned installation of its Customer Equipment at a Selected Site, Customer shall provide a notice to TA (the "Collocation Notice"). The Collocation Notice shall include notice of Customer's desire to collocate in the particular Selected Site, a copy of Customer's design drawings meeting CAD requirements and an installation schedule. The Collocation Notice shall also include: (a) Customer's requested installation date(s); (b) any excess cable storage requirements; (c) identification

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         of all Customer Equipment to be installed; (d) a diagram of the desired location of the Customer Equipment; (e) the space, power, environmental and other requirements for the Customer Equipment; and
         (f) the estimated date to commence and complete the installation. Customer shall provide to TA all other information reasonably required by TA. Within ten (10) days of receiving the Collocation Notice, TA shall respond to Customer's Collocation Notice with its acceptance or objections to Customer's proposal.

         b. Interconnect. Not less than forty-five (45) days prior to Customer's planned installation of its Interconnect Facilities at any Selected Site Customer shall provide a notice to TA (the "Interconnect Notice"). The Interconnect Notice shall include notice of Customer's desire to install the Interconnect Facilities at the particular Selected Site, a copy of Customer's construction design drawings meeting CAD requirements and an installation schedule. The Interconnect Notice shall also include: (a) Customer's requested installation date(s); (b) any excess cable storage requirements; (c) identification of all Interconnect Facilities to be installed; (d) a diagram of the desired location of the Interconnect Facilities; (e) the space, power, environmental and other requirements for the Interconnect Facilities; and (f) the estimated date to commence and complete the installation. Customer shall provide to TA all other information reasonably required by TA. Within thirty (30) days of receiving the Interconnect Notice, TA shall respond to Customer's Interconnect Notice with its acceptance or objections to Customer's proposal.

5.       Access to Selected Site.

         a. Access. Unless otherwise provided in this Agreement access to Customer's Space shall consist of the following: TA shall provide Customer with secure, separate, unescorted twenty-four (24) hour access to Customer's assigned Customer Space ("Unescorted Access"). Upon providing a sixty (60) day written notice to Customer, TA at its sole discretion may terminate Unescorted Access. Upon termination of Unescorted Access, TA shall provide Customer with escorted twenty-four
         (24) hour access to Customer's assigned Customer Space (Escorted Access). Under the Escorted Access plan, for routine maintenance issues, Customer must notify TA's Change Management group at 866-491-5540 between 8 am and 9 pm., or at changeman@tamerica.com. For emergency maintenance issues, Customer must notify TA's Change Management group at 866-491-5540 between 8 am and 8 pm, or TA's 24/7 Network Operations Center at 877-638-6621. Customer agrees to pay TA's charges for emergency escort services, which charges shall be based on a rate of Ninety Dollars per hour ($90.00/hr). If Customer requires access to TA's common space, it shall provide TA with reasonable advance notice and TA shall provide escorted access. Customer shall pay TA's charges for such escorted access. In no case shall Customer enter TA's common space without a TA escort, unless authorized by TA in writing in advance.

         b. Security. Customer shall abide by TA's reasonable security requirements. When deemed appropriate by TA, Customer employees or representatives shall be issued passes or visitor identification cards which must be presented upon request before entry to Selected Sites and surrendered upon demand or upon

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         termination of this Agreement. Such passes or other identification shall be issued only to persons meeting any reasonable security criteria applicable at the relevant Selected Site for such purpose. Any individual entering a Selected Site will be required to notify (by telephone) the TA Network Operations Center. TA shall provide Customer with a toll free number to reach the Network Operations Center. Upon leaving the Selected Site, the individual shall notify the Network Operations Center to confirm exiting the space and lock the entrance gate.

         c. Right to Terminate Individual's Access. Notwithstanding any other provision of this Agreement, TA shall, without threat of liability, have the right to immediately terminate the right of access of any Customer personnel, agent or representative should it determine in the reasonable exercise of the discretion that such access is or poses an immediate and serious threat to persons or property located at the Selected Site or the integrity of the TA network. TA shall promptly notify Customer of any such termination, and Customer shall have a reasonable opportunity to demonstrate that the individual access rights should be reinstated. Any termination of an individual's access shall remain in effect pending such demonstration and TA's determination as to the advisability of such reinstatement. This determination shall not be unreasonably withheld or delayed. Any determination by TA shall be final.

6.       Use of Customer Equipment and Interconnect Facilities.

         a. Power Use. Customer shall not install any Customer Equipment or other equipment that overloads any electrical circuits or associated hardware that uses greater than 20 AMPs of power.

         b. Standards. Customer shall ensure that the Customer Equipment and any Interconnect Facilities are installed, operated, and maintained to meet or exceed any reasonable requirements of TA, any reasonable requirements of TA's building management or insurance underwriters, and any applicable local, state and federal codes and public health and safety laws and regulations (including fire regulations and the National Electric Code).

         c. Intervention. If any part of Customer's fiber, Interconnect Facilities or Customer Equipment is not placed and maintained in accordance with the terms and conditions of this Agreement and Customer fails to correct the violation within fifteen (15) business days from receipt of written notice thereof from TA, then TA may, at its option, without further notice to Customer, correct the deficiency at Customer's expense without liability for damages, except to the extent caused by TA's gross negligence or willful misconduct, to any fiber, Interconnect Facilities or Customer Equipment or for any interruption of Customer's services. As soon as practicable thereafter, TA shall advise Customer in writing of the work performed or the action taken. Customer shall reimburse TA for all expenses reasonably incurred by TA associated with any work or action performed by TA pursuant hereto. Customer shall remit payment to TA within thirty (30) days from its receipt of TA's invoice therefor.

         d. Threat to Persons or Property. If TA determines that Customer's actions or failure to fulfill an obligation of this Agreement, or its Interconnect Facilities

URRS Agreement                     Page 134             Dated: September 9, 2002
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
         or Customer Equipment poses an immediate threat (i) to the safety of TA's employees or the public, (ii) to the use by other parties of their fiber or equipment, (iii) to the physical integrity of any Selected Site, Facility or other TA's facilities, or the facilities of the other parties, or (iv) materially interferes with the performance of TA's service obligations for the Selected Site, TA shall give notice to Customer, and in the event that Customer does not take immediate action to cure such threat, TA may perform such work and/or take such action that it deems necessary without notice to Customer and without subjecting itself to any liability for damage to Customer fiber, Interconnect Facilities or the Customer Equipment or for any interruption of Customer's services, except to the extent caused by TA's gross negligence or willful misconduct. As soon as practicable thereafter, TA shall advise Customer in writing of the work performed or the action taken. Customer shall reimburse TA for all expenses reasonably incurred by TA associated with any work or action performed by TA pursuant hereto. Customer shall remit payment to TA within thirty (30) days from its receipt of TA's invoice therefor.

7. Liens and Encumbrances. Customer shall not create and, if created by Customer, shall not permit any lien or encumbrance, including, without limitation, tax liens, mechanics' liens, or other liens or encumbrances, on the TA network, any Facilities, the Selected Sites, any equipment or property of TA or any third party in the Facilities or Selected Sites or any Interconnect Facility.

8. Taxes and Franchises, Licenses and Permit Fees. Customer shall be responsible for payment of all sales, use, gross receipts, excise, access, bypass, franchise or other local, state and Federal taxes, fees, charges or surcharges however designated, imposed on or based upon the provision, sale or use of the Cabinet or Interconnect Facility or any equipment or materials related to the Cabinet or Interconnect Facility (the "Taxes"), except Taxes on the income or property of TA.

9. Relocation of Customer Equipment and Interconnect Facilities. Customer shall, at TA's sole expense, relocate its fiber, Interconnect Facilities and Customer Equipment within a Selected Site upon TA's written request and in the reasonable (under the circumstances) time frame requested by TA; provided, that such relocated Facilities are substantially the same as the previously used Facilities and such relocation can be performed without unreasonable interruption of services by Customer.

10. Inspections. TA reserves the right to have an inspector present during any delivery or installation of Customer Equipment or Interconnect Facility, and to make periodic inspections of any part of a Selected Site, Facility, Interconnect Facility, Cabinet or Customer Equipment. Customer shall have the right to have one or more of its employees or representatives present during the time of any such inspection involving Customer Equipment or Interconnect Facilities. TA shall give Customer reasonable advance notice of such inspections, except in those instances where TA determines that safety considerations justify the need for such an inspection without the delay of providing notice. The making of periodic inspections or the failure to do so shall not operate to impose upon TA any liability of any kind whatsoever nor relieve Customer of any responsibility, obligation, or liability in accordance with this Agreement.

11. No Restrictions on TA. Except as otherwise specifically limited in this

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
Agreement, TA shall have the right to maintain and operate its facilities in a manner meeting or exceeding standard telecommunications industry practice as will best enable it to fulfill its own service requirements.

12.      Term and Termination.

         a. Term. The Term of this Agreement ("Term") shall commence on execution by the Parties and shall continue in effect until the earlier of (a) the expiration of all Site Terms or (b) the expiration or termination of this Agreement in accordance with its terms. Termination of this Agreement shall result in the immediate termination of all Site Terms.

         b. Termination by TA. TA may terminate this Agreement in the following circumstances:

                  (i) at any time following Customer's termination of all Site Terms in accordance with Section 3.b;

                  (ii) immediately upon the Customer becoming insolvent or bankrupt or unable to pay its debts as they fall due or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceedings being instituted by or against the Customer and, if instituted against the Customer and defended by the Customer, remaining undismissed for thirty (30) days; or

                  (iii) immediately upon the appointment of a receiver or receiver and manager or officer with similar powers over any part of the Customer's property.

                  (v) upon thirty (30) days prior written notice, (or immediately in the event of imminent danger to persons or property) if TA, in its reasonable opinion, determines that continued operation of the Customer Equipment at the Selected Site represents a danger to the public or to TA personnel or the personnel of TA customers, or will interfere with TA's network, equipment or facilities or the equipment or facilities of TA's customers or will otherwise adversely affect the provision of service by TA and Customer has not cured the condition giving rise to the notice; provided that TA need for space in a Selected Site shall not constitute interference with or be deemed to adversely affect the provision of service by TA. TA may, at its option and in lieu of termination, suspend any and all services and/or facilities, including the furnishing of electrical power, to be provided hereunder until such time as the perceived danger or interference has been eliminated. Written notice of suspension shall be given to Customer as far prior to suspension as practical, and otherwise as soon as reasonably practical thereafter.

         c. Termination by Customer. Customer may terminate this Agreement in the following circumstances:

                  (i) at any time following Customer's termination of all Site Terms in accordance with Section 3.b;

URRS Agreement                     Page 136             Dated: September 9, 2002
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
                  (iii) immediately upon TA becoming insolvent or bankrupt or unable to pay its debts as they fall due or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceedings being instituted by or against the Customer and, if instituted against TA and defended by TA, remaining undismissed for thirty (30) days;

                  (iv) immediately upon the appointment of a receiver or receiver and manager or officer with similar powers over any part of the Customer's property.

         d. Termination Charges. In the event of termination of this Agreement by TA for any of the reasons enumerated in paragraph b (ii) and (iii) above, Customer shall pay, as liquidated damages and not as a penalty, termination charges equal to the net present value of the remaining Rent payments.

13.      Default.

         a. Default. Either Party may terminate this Agreement upon the other Party's default and continuance after fifteen (15) days written notice thereof in the observation or performance of any material term, covenant or condition of this Agreement; provided, however, that where such default cannot reasonably be cured within such fifteen (15) day period, if the defaulting Party shall proceed promptly to cure the same and prosecute such curing with due diligence, the time for curing such default shall be extended for a period no longer than forty-five
         (45) days from the date of the receipt of the default notice.

         b. Remedies. In the event that TA terminates of this Agreement pursuant to this Section 13, Customer shall pay to TA, as liquidated damages and not as a penalty, an amount equal to the net present value of the remaining Rent payments. In the event that Customer terminates this Agreement pursuant to this Section 13 Customer, as its sole remedy, may terminate this Agreement and seek such actual damages as are available under law or equity; provided, however that the amount of such damages shall be limited to the amount of Rent paid by Customer during the twelve (12) months prior to such termination.

414      Removal of Customer Equipment. Customer shall,(and TA shall provide access as necessary) within thirty (30) days after the termination or expiration of a Site Term, remove all Customer Equipment and Customer Interconnect Facilities from the Selected Site. Customer shall, (and TA shall provide access as necessary) within sixty (60) days after termination or expiration of this Agreement, remove all Customer Equipment and Customer Interconnect Facilities from all Selected Sites. Removal shall be at Customer's sole cost under TA's supervision. If Customer fails to remove the same within said periods it shall deemed abandoned, and TA shall notify Customer in writing that TA will either:

                  (i) remove Customer's Equipment and Customer Interconnect Facilities and issue an invoice to Customer for the cost of removal and storage; or

                  (ii) thirty (30) days from the date of the notice take ownership of such

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
         abandoned Customer Equipment and Customer Interconnect Facilities.

         If TA provides the notice with respect to clause (i), Customer shall pay the invoice within thirty (30) days of receipt thereof. If TA provides the notice with respect to clause (ii), Customer shall remove the Customer Equipment and Customer Interconnect Facilities within such thirty (30) day period or thereafter upon TA's request execute a bill of sale or other document evidencing TA's title to such Customer Equipment and Customer Interconnect Facilities.

15       Insurance.

         a. Type. During the term of this Agreement, the Parties shall each obtain and maintain, the following insurance:

                  (i) Commercial General Liability Insurance with a combined single limit of $5,000,000 for bodily injury and property damage.

                  (ii) Worker's Compensation Insurance in amounts required by applicable law and Employers Liability Insurance with limits of $1,000,000 each accident.

                  (iii) Automobile Liability Insurance with a combined single limit of $1,000,000 for bodily injury and property damage, to include coverage for all owned, non-owned and hired vehicles.

                  (iv) Excess or Umbrella Liability Insurance with a combined single limit in excess of the amounts required in (I,II,III) above of $5,000,000 for bodily injury and property damage each occurrence and annual aggregate.

         b. The Customer shall also obtain and maintain All-Risk Property insurance with standard extended coverage, replacement value, without co insurance factor, for the full replacement value of Customer's Equipment, any Improvements and Betterments to the building(s), and until all Equipment has been removed from the Touch America Building.

         b. Limits. The limits set forth above are minimum limits and shall not be construed to limit the liability of either Party.

         c. TA Insurers. TA insurance policies required above shall be obtained and maintained with companies rated A or better by Best's Key Rating Guide. All such insurance or shall, to the extent of TA's indemnity obligation contained in this Agreement, be primary to any other available coverage. TA shall provide Customer with an insurance certificate confirming compliance with the insurance requirements in this Section 14. The insurance certificate shall indicate that Touch America shall endeavor to notify Customer not less than thirty (30) days prior to any cancellation or material change in coverage.

         d. Customer Insurers. Customer's insurance policies required above shall be obtained and maintained with companies rated A or better by Best's Key Rating Guide. All such insurance shall, to the extent of Customer's indemnity obligation contained in this Agreement, be primary to any other available coverage.

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
         Customer shall provide TA with an insurance certificate confirming compliance with the insurance requirements in this Section 15. The insurance certificate shall indicate that TA shall be notified not less than thirty (30) days prior to any cancellation or material change in coverage.

         e. Denied Coverage. In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance provided above, the Party carrying such coverage shall make commercially reasonable efforts to pursue such claim with its carrier.

         f. Subrogation. Except for Worker's Compensation coverage, each party shall obtain from the insurance companies providing the coverage required by this Agreement a waiver of all rights of subrogation or recovery against the other party and its parent corporation, shareholders, affiliates, subsidiaries, assignees, officers, directors, and employees or any other party entitled to indemnity under this Agreement.

16       Indemnification and Limitation of Liability.

         a. Customer. Customer hereby releases and agrees to indemnify, defend, protect and hold harmless TA, its employees, officers, directors, agents, contractors, shareholders and Affiliates ("Indemnified Persons"), from and against any third party claims, suits, proceedings and actions ("Claims") for:

                  (i) Any injury, death, loss or damage to any person, tangible property or facilities of any person or entity (including reasonable attorney fees and costs at trial and appeal) to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of Customer, its officers, employees, servants, agents or contractors in connection with its performance under this Agreement; and

                  (ii) Any liabilities or damages (including reasonable attorney fees and costs at trial and appeal) arising out of any violation by Customer of regulations, rules, statutes or court orders of any local, state or federal governmental agency, court or body in connection with its performance under this Agreement.

         b. TA. TA hereby releases and agrees to indemnify, defend, protect and hold harmless Customer, and its Indemnified Persons from and against any third party Claims for:

                  (i) Any injury, death, loss or damage to any person, tangible property or facilities of any person or entity (including reasonable attorney fees and costs at trial and appeal), to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of TA, its officers, employees, servants, agents or contractors in connection with its performance under this Agreement; and

                  (ii) Any liabilities or damages (including reasonable attorney fees and costs at trial and appeal) arising out of any violation by TA of regulations, rules, statutes or court orders of any local, state or federal governmental agency, court or body in connection with its performance under this Agreement.

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
         c. Survival. TA and Customer hereby expressly recognize and agree that each Party's obligation to indemnify, defend, protect and save harmless Indemnified Persons is a material obligation to the continuing performance of the Parties' other obligations, if any, hereunder. The obligations of this Section 16 shall survive the expiration or earlier termination of this Agreement. TA and Customer each affirmatively state and warrant to the other that its indemnity obligation will be supported by liability insurance to be furnished by it, as set forth in Section 14 above; provided that recovery under or in respect of this indemnity shall not be limited to the proceeds of any such insurance.

         d. Limitation. Notwithstanding any other provision of this Agreement, TA AND CUSTOMER HEREBY EXPRESSLY AGREE THAT IN NO EVENT SHALL EITHER OF THEM BE LIABLE TO THE OTHER FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO HOWSOEVER CAUSED, WHETHER OR NOT ARISING FROM SOLE, JOINT OR CONCURRENT NEGLIGENCE.

17. Subordination. Customer's rights under this Agreement shall be totally subordinate to any bona fide mortgages, loans, deeds of trust, or any other encumbrance upon the Selected Site, Facility or other real or personal property of TA which may be incurred by TA; provided, however, that TA shall use reasonable efforts to assure Customer's rights under this Agreement are not disturbed. Customer shall sign any such reasonable documents as are necessary to satisfy any lender, private or institutional, to reflect said subordination.

18       Assignment.

         a. By Customer. Customer may not assign or otherwise transfer this Agreement or any rights or obligations hereunder to any other party without the prior written consent of TA, which consent shall not be unreasonably withheld; provided, however, any such assignee or transferee shall agree in writing to be bound and abide by this Agreement. Customer shall have the right, without TA's consent, to assign or otherwise transfer this Agreement, or to any entities controlling, controlled by or under common control with Customer, ("Affiliates") or to any corporation that purchases all of the stock or all or substantially all of the assets of Customer, or as collateral to any lender; provided, however, that: (a) any such assignment or transfer shall be subject to TA's rights under this Agreement and any assignee or transferee shall continue to perform Customer's obligations to TA under the terms and conditions of this Agreement; and (b) such assignee or transferee shall agree in writing to be bound and abide by this Agreement. In the event of any permitted partial assignment of any rights hereunder Customer shall remain the sole point of contact with TA.

         b. By TA. TA may not assign or otherwise transfer this Agreement or any rights or obligations hereunder to any other party without the prior written consent of Customer, which consent shall not be unreasonably withheld;

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
         provided, however, any such assignee or transferee shall agree in writing to be bound and abide by this Agreement. TA shall have the right, without Customer's consent, to assign or otherwise transfer this Agreement to any Affiliate of Customer, or to any corporation that purchases all of the stock or all or substantially all of the assets of Customer, or as collateral to any lender; provided, however, that: (a) any such assignment or transfer shall be subject to Customer's rights under this Agreement and any assignee or transferee shall continue to perform TA's obligations to Customer under the terms and conditions of this Agreement; and (b) such assignee or transferee shall agree in writing to be bound and abide by this Agreement. In the event of any permitted partial assignment of any rights hereunder TA shall remain the sole point of contact with Customer.

19       Confidentiality.

         a. Separate Agreement. If the Parties have entered into (or later enter into) a confidentiality agreement, the terms of such an agreement shall control and Section 19 (b) below shall not apply; provided, however, that if any such confidentiality agreement expires or is no longer effective at any time when this Agreement is effective, Section 19 (b) below shall be in effect for such periods.

         b. Agreement. In the absence of a separate confidentiality agreement between the Parties, if either Party provides confidential information to the other in writing and identified as such or if in the course of performing under this Agreement a Party learns confidential information regarding the facilities or plans of the other, the receiving Party shall protect the confidential information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information; provided, however, that the Parties shall each be entitled to provide such confidential information to their respective directors, officers, members, managers, employees, agents, and contractors ("Representatives"), Affiliates, or the Representatives of such Affiliates, in each case whose access is reasonably necessary; provided, however, that neither the Party nor its Affiliates nor their respective Representative shall use such confidential information for any marketing, competitive or sales purpose. Each such recipient of confidential information shall be informed by the Party disclosing confidential information of its confidential nature, and shall be directed to treat such information confidentially and shall agree to abide by these provisions. In any event, each Party shall be responsible for any breach of this provision by any person to whom that Party discloses confidential information. Neither TA nor Customer shall be required to hold confidential any information that: (a) becomes publicly available other than through the recipient; (b) is independently developed by the disclosing Party; or (c) becomes available to the disclosing Party without restriction from a third party. These obligations shall survive expiration or termination of this Agreement for a period of two (2) years.

         c. Limitation. Notwithstanding clauses (a) and (b) above, confidential information shall not include information disclosed by the receiving Party as required by applicable law or regulation; provided, however, that the disclosing Party uses reasonable efforts to provide the other Party with written notice of such potential disclosure, prevent such disclosure, and provide the other Party with a reasonable opportunity to secure the confidential protections thereof.

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
         Notwithstanding the foregoing, this Agreement may be provided to any governmental agency or court of competent jurisdiction to the extent required by applicable law.

         d. Trademarks. Neither Party shall use the name, tradename, servicemark or trademark of the other, nor issue any press releases regarding this Agreement or the terms and conditions of this Agreement or use the other Party's name in any promotional or advertising material without the prior written consent of such Party.

20       REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that it has full power and authority to execute, deliver and perform its obligations under this Agreement, that it has duly executed and delivered this Agreement and that this Agreement constitutes the legal valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, TA MAKES NO WARRANTY TO CUSTOMER OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE INSTALLATION, DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE OF ANY SELECTED SITE CABINET OR INTO INTERCONNECT FACILITY OR ANY OTHER EQUIPMENT FACILITY OR SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

21       Independent Parties. The Parties are independent contractors and nothing herein, including the presence of a TA or Customer employee or representative (as an inspector or otherwise) while an employee or representative of the other Party at any Facilities or any Selected Site or performing work pursuant to this Agreement, shall make a Party an agent, partner or joint venturer of the other Party; make a Party liable for the actions of the other Party or relieve a Party of the responsibility to perform its obligations hereunder in a safe and workmanlike manner.

22       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without reference to its choice of law principles.

23       Notice. Any notices required or permitted to be given under this
Agreement will be deemed sufficiently given if in writing, and if delivered by hand, by courier, by confirmed facsimile or sent by registered or certified mail, postage and fees prepaid, addressed to the party to be notified at its address shown below, or at such other address as may be furnished in writing to the notifying party.

TOUCH AMERICA, INC.                                  CUSTOMER
130 North Main Street                                XXX, LLC
Butte, MT  59701                                     XXXX
Attention: Liza Dennehy                              XXXX
                                                     Attention:
Copies to:

URRS Agreement                     Page 142             Dated: September 9, 2002
Appendix G

TOUCH AMERICA, INC.
Legal Department
130 North Main Street
Butte, MT  59701
Attention: Susan Callaghan

24.      Miscellaneous.

         a. Amendment. This Agreement may not be amended or modified except in writing signed by both Parties.

         b. Severability. In the event that any one or more of the clauses, covenants or provisions contained in this Agreement should be held unenforceable under any federal, state or local government law, statute, code, or regulatory rule, such invalidity or unenforceability shall not affect the remainder of this Agreement, which remains in full force and effect.

         c. Waiver. Any failure of a Party to insist upon the strict observance or performance by the other Party of the provisions of this Agreement shall not be deemed a waiver by such Party of any such provision, a modification of such provision or a release by such Party of its right to claim a breach by reason of such failure.

         d. Entire Agreement. This Agreement and any referenced attachments constitute the complete agreement between the Parties related to the subject matter hereof, and supersedes any prior or contemporaneous agreements, whether written or oral.

         e. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

         f. Facsimile Delivery. This Agreement may be delivered by facsimile transmission of an executed counterpart signature page hereof, and after attachment of such transmitted signature page to a copy of this Agreement, such copy shall have the same effect and evidentiary value as copies delivered with original signatures. Any Party delivering this Agreement by facsimile transmission shall deliver to the other Party, as soon as practicable after such delivery, an original executed counterpart signature page of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of

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
the date first written above.

Touch America, Inc. ("TA")                           XXX, LLC ("Customer")

_______________________________________________________________________________
Name:                                          Name

_______________________________________________________________________________
Title:                                         Title:

URRS Agreement                     Page 144             Dated: September 9, 2002
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
                                  APPENDIX H

                             INTENTIONALLY OMITTED

URRS Agreement                     page 145             Dated: September 9, 2002
Appendix H

                                  APPENDIX I

                                QUITCLAIM DEED

                                METRO CONDUIT

         SIERRA TOUCH AMERICA, LLC., a Nevada limited liability company (the "Grantor"), for good and valuable consideration paid to it by SIERRA PACIFIC COMMUNICATIONS, a Nevada corporation (the "Grantee"), pursuant to a Unit Redemption, Release, and Sale Agreement dated as of September 9, 2002 between Grantor and Grantee (the "Agreement"), and for other good and valuable consideration, receipt and sufficiency of which are hereby mutually acknowledged, does hereby remise, release and quitclaim unto Grantee forever, all the right, title, interest and claim which Grantor has in and to the following:

         The land, improvements and appurtenances upon, over, across, above, and along which is placed, and occupied thereby, the personal property and assets described or identified as the "Metro Conduit" in Section V of the Agreement or on schedules relating thereto, in the Counties of Washoe, Storey, Churchill, Carson and Douglas, in the State of Nevada.

         This instrument shall be binding upon, inure to the benefit of, and be enforceable by, Grantee and its successors and assigns.

         IN WITNESS WHEREOF, the undersigned Grantor has executed this Quitclaim Deed as of the 9th day of September, 2002.

                                            GRANTOR:

                                            SIERRA TOUCH AMERICA LLC,
                                            a Nevada limited liability company

                                            By _________________________________
                                               MICHAEL J. MELDAHL,
                                               Manager
STATE OF MONTANA    )
COUNTY OF SILVER BOW    )

         The foregoing instrument was acknowledged before me this ___ day of _______, 2002, by _________________________, known to be the individual described in and who executed this instrument.

                                                ________________________________

         NOTARY PUBLIC

My Commission Expires: _________________________

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Appendix I

                                  APPENDIX J

                                 METRO CONDUIT
                          ASSIGNMENT AND BILL OF SALE

         SIERRA TOUCH AMERICA, LLC., a Nevada limited liability company (the "Seller"), for good and valuable consideration paid to it by SIERRA PACIFIC COMMUNICATIONS, a Nevada corporation (the "Purchaser"), pursuant to a Unit Redemption, Release, and Sale Agreement dated as of September 9, 2002 between Seller and Purchaser (the "Agreement"), and for other good and valuable consideration, receipt and sufficiency of which are hereby mutually acknowledged, does hereby sell, assign, transfer, convey, and deliver to Purchaser, its successors and assigns, the following:

         The personal property and assets described or identified as the "Metro Conduit" in Section V of the Agreement or on schedules relating thereto, free and clear of any and all material claims, liens, and encumbrances except as specifically identified or assumed by Purchaser as set forth in Schedule II of the Agreement.

         Seller hereby covenants and agrees that it will warrant and defend the sale of these assets against each and every person or persons whomsoever claiming against any or all of the same. This instrument shall be binding upon, inure to the benefit of, and be enforceable by, Seller and Purchaser and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment and Bill of Sale as of this 9th day of September 2002.

                                          SELLER:

                                          SIERRA TOUCH AMERICA LLC,
                                          a Nevada limited liability company

                                          By ___________________________________
                                             MICHAEL J. MELDAHL, Manager

                                          PURCHASER:

                                          SIERRA PACIFIC COMMUNICATIONS,
                                          a Nevada corporation

                                          By ___________________________________
                                             RICHARD J. COYLE, JR., President

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Appendix J

                                  APPENDIX K

                              METRO IRU AGREEMENT

         This METRO IRU AGREEMENT (the "Agreement") is made as of September 9, 2002, between SIERRA TOUCH AMERICA LLC, a Nevada limited liability company, with offices at 130 North Main, Butte, Montana 59701 ("SPC"), and SIERRA PACIFIC COMMUNICATIONS, a Nevada corporation, with offices at 5860 S. Pecos, Bldg. G, Ste. 100, Las Vegas, NV 89120 ("SPC") (each individually a "Party", and collectively the "Parties").

         WHEREAS, SPC has commenced construction of a fiber optic communication system consisting of dark fiber strands and other fiber optic facilities within the Reno and Las Vegas metropolitan areas (collectively, the "Metro Network") described in Attachment 1 hereto, and

         WHEREAS, upon the terms and conditions set forth below and set forth in the Unit Redemption, Release, and Sale Agreement between Touch America, Inc., STA, and SPC of even date herewith (the "URRS Agreement"), and the April 25, 2000 Operating Agreement of Sierra Touch America LLC between SPC and Touch America, Inc., STA desires to acquire from SPC and SPC desires to convey to STA an indefeasible right of use in twelve strands of dark fiber from the Reno metropolitan network and four (4) strands of dark fiber from the Las Vegas metropolitan network.

         NOW, THEREFORE, in consideration of the mutual promises set forth below, the Parties hereby agree as follows:

1.       DEFINITIONS

As used in this Agreement:

1.1 "Authorized Use" means a business purpose of STA's optical fiber telecommunications network for telecommunication traffic of STA or STA's Customers.

1.2      "Strands" individual fiber optic strands within the Network.

1.3 "Dark Fiber" means one or more Strands subject to this Agreement through which an associated light, signal or light communication transmission must be provided to furnish service. 1.4 "Indefeasible Right Of Use" or "IRU" means an irrevocable and exclusive right to use SPC's Dark Fiber as described in this Agreement.

1.5 "Environmental, Health, or Safety Complaint" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or communication from any federal, state, or municipal authority or any other private party involving a Hazardous Discharge from, in or at or along SPC's Network or SPC's facilities installed in the Network or any violation related to SPC's Route or its facilities installed in the Route of any order, permit, or Environmental, Health and Safety Law.

1.6 "Environmental, Health and Safety Laws" means any federal, state, or local statute, regulation, rule, ordinance or applicable governmental order, decree, or settlement agreement, or principle or requirement of common law, regulating or protecting the environment or human health or safety, including without limitation the Comprehensive Environmental

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Appendix K

Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.), as amended, and regulations promulgated thereunder.

1.7 "Hazardous Discharge" means any release, spill, leak, pumping, emission, discharge, injection, leaching, pouring, disposing or dumping of a Hazardous Substance.

1.8 "Hazardous Substance" means any pollutant or contaminant or any hazardous or toxic chemical, waste, material, or substance, including without limitation any defined as such under Environmental, Health and Safety Laws, and including without limitation asbestos, petroleum products and wastes, polychlorinated biphenyl's, and radon gas.

1.9 "Metro Network" or "Network" means SPC's fiber optic facilities within the Reno and Las Vegas metropolitan areas.

1.10 "STA Strands" means twelve (12) strands of dark fiber from the Reno metropolitan network and four (4) strands of dark fiber from the Las Vegas metropolitan network, as designated by SPC.

1.11 "Useful Life" means the period from the Acceptance Date of STA's Strands until the date they are no longer capable of producing commercial revenues.

2.       GRANT OF IRU

2.1 Upon the terms, covenants and conditions contained in this Agreement and subject to the terms and conditions contained in URRS Agreement, SPC grants to STA and STA accepts from SPC an Indefeasible Right of Use of the STA Strands solely for Authorized Use (the "IRU") during the Term of the IRU as provided in this Agreement. STA shall have no further right, title or other interest in SPC's Network, its fiber optic facilities or SPC's Strands. SPC shall have the right to grant and renew rights to any entity to use SPC's Network, its fiber optic facilities or any other property of SPC (exclusive of the STA Strands during the term of the IRU).

2.2 It is understood and agreed as between the Parties that the grant of the IRU shall be treated for federal and all applicable state and local tax purposes as the sale and purchase of the STA Strands, and that on or after the exercise of its IRU, STA shall be treated as the owner of the STA Strands for such purposes. The Parties agree to file their respective income tax returns, property tax returns and other returns and reports for their respective Assessments on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith.

3.       TESTING AND ACCEPTANCE

3.1 SPC shall test all STA's Strands in accordance with the procedures specified in Schedule C ("Fiber Cable Splicing, Testing, and Acceptance Standards and Procedures") to verify that STA's Strands are installed and operational in accordance with the specifications described in Schedule C. SPC shall provide STA reasonable advance notice of the date and time of each Fiber Acceptance Testing such that STA shall have the opportunity to have a person or persons present to observe SPC's Fiber Acceptance Testing. When SPC has determined that the results of the Fiber Acceptance

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
Testing with respect to a particular segment show that the STA's Strands so tested are installed and operating in conformity with the applicable specifications as set forth in Schedule C, SPC shall promptly provide STA with a copy of such test result.

3.2 If and when SPC gives written notice to STA that the test results of the Fiber Acceptance Testing are within parameters of the specifications in Schedule C with respect to an entire segment, STA shall provide SPC with written notice accepting (or rejecting by specifying the defect or failure in the Fiber Acceptance Testing that is the basis for such rejection) STA's Strands. If STA fails to notify SPC of its acceptance or rejection of the final test results with respect to STA's Strands comprising a segment within twenty
(20) days after STA's receipt of notice of such test results, STA shall be deemed to have accepted such segment. If, during the course of such testing, any material deviation from the specifications set forth in Schedule C is discovered, the construction or installation of the affected portion of the segment shall be repaired to such specification by SPC at SPC's sole cost and expense. The date of such notice of acceptance (or deemed acceptance) of STA's Strands for all segments along the Route shall be the "Acceptance Date" for the Route.

4.       CONSIDERATION

4.1 Consideration for the STA Strands shall be as set forth in the URRS Agreement, the STA Operating Agreement, and related documents.

4.2 Beginning on August 1, 2003, STA shall pay to SPC an annual maintenance fee of Two Hundred Forty dollars ($240.00) per Network mile each year during the term of this Agreement for maintenance of the STA Strands. Thereafter, STA shall pay the annual maintenance fee on or before the anniversary date of this Agreement each year. This amount shall be adjusted annually to reflect changes in the U.S. Producer Price Index (Bureau of Labor Standards "All Finished Goods" Series ID WPUSOP3000), but in no event shall such amount be less than $20 per actual route mile per month.

4.3 Except as otherwise specifically provided, STA shall pay all applicable fees and charges provided for in this Agreement, within thirty (30) days after receipt of invoice.

4.4 All payments not made within thirty (30) days of the due date shall bear a late payment charge of one (1%) percent per month of the unpaid balance or the highest lawful rate, whichever is less.

5.       TERM.

5.1 The Term of this Agreement shall begin on the date first above written and shall end upon the expiration of the Useful Life of the STA Strands.

6.       TERMINATION

6.1 Upon the expiration of the Term of this Agreement, STA's IRU in the STA Strands shall immediately terminate and all rights of STA to use the STA Strands, or any part thereof, shall cease and SPC shall owe STA no additional duties or consideration.

7.       AUTHORIZATIONS

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
7.1 SPC has obtained certain easements, leases, licenses, fee interests, rights of- way, permits, authorizations and other rights necessary to allow SPC to install and operate the Network. If a governmental entity requires STA or its permitted assigns to obtain a separate license or permit for the STA Strands, then SPC shall be responsible to obtain such license or permit at its sole cost and expense. SPC agrees to use commercially reasonable efforts in cooperating with STA with respect to STA's efforts to secure such licenses or permits.

8.       MAINTENANCE AND OPERATION

8.1 SPC shall maintain the STA Strands in accordance with the requirements and procedures set forth in Schedule D ("Maintenance and Operations Specifications and Procedures"). STA shall cooperate with and assist, as may be reasonably required, SPC in performing said maintenance.

8.2 In the event of service outages, SPC agrees to use commercially diligent efforts to respond promptly and restore STA's Strands within the parameters of the specifications in Schedule C; provided however, that STA shall solely be responsible, at its own expense, for restoring an outage caused by a failure of light, signal or light communication transmission. STA shall also be solely responsible, at its own expense, for the routine surveillance of the STA Strands, and the operation, maintenance and repair of all terminal equipment and facilities required in connection with the use of the STA Strands.

8.3 SPC shall provide STA access to STA's Strands by cable stub taken by SPC from the Network Facilities and delivered to STA at a splice point or, as mutually agreed to by the parties, in selected SPC OA Sites at the fiber distribution panel. If a splice point is not located at an SPC manhole/handhole/overhead splice enclosure, SPC shall, if mutually agreed, obtain all necessary permissions (if possible) and construct, at STA's expense, a manhole/handhole/overhead splice enclosure for STA. STA shall, if necessary, obtain the permissions outlined in the preceding sentence. All other splice points shall be located at an SPC manhole/handhole/overhead splice enclosure. STA is permitted to request access to splice points in the future, provided STA reimburses SPC for any costs it incurs in providing access to such splice points.

         8.3.1 SPC shall accomplish sheath opening and stub out of STA's Strands at the splice points in STA's and SPC's manholes/handholes/ overhead splice enclosures. STA may splice its own fiber optic cable to STA's Strands only in STA's manholes/handholes/overhead splice enclosures. SPC shall splice STA's fiber optic cable to STA's Strands in SPC's manhole/handhole/overhead splice enclosures.

         8.3.2 The parties shall enter into a Collocation Agreement pursuant to which SPC shall provide collocation space to STA at SPC's Sites along the Route, such space and related services to be specifically defined in the Collocation Agreement. Should STA subsequently request additional space in SPC facilities along the Route not identified in the Collocation Agreement, SPC agrees to provide such space if it is available at the time STA requests such additional space. All billings for collocation space shall be made under the Collocation Agreement, and not this Agreement.

8.4 Within thirty (30) days after the Acceptance Date, SPC shall provide to STA as-built drawings for the Route. The drawings shall contain ROW detail, splice locations, manhole/handhole/overhead splice enclosure locations and STA fiber count detail.

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
8.5 In exercising its rights under this Agreement, both parties shall at their own expense comply with all applicable Environmental, Health and Safety Laws; the requirements and specifications of the National Electrical Code and the National Electrical Safety Code (all of the foregoing collectively referred to as "EHS Requirements"); other applicable governmental laws, regulations, ordinances, rules, codes, orders, guidance, permits, and approvals; and applicable easement or license conditions. Any notice, report, correspondence, or submissions made by STA to federal, state, or municipal environmental, safety, or health authorities related to the SPC's Route or Network shall be provided by STA to SPC promptly, and in no case later than twenty-four (24) hours. STA also shall promptly provide to SPC a copy of any Environmental, Health or Safety Complaint received by STA, and in no case late than three (3) business days after STA's receipt of same. STA shall ensure that its employees are trained in the proper procedures for entering and operating in the SPC's Route and in its Network, optical amplifier sites and regenerator sites.

8.6 STA agrees to reimburse SPC the reasonable cost of SPC (i) constructing manholes/handholes/overhead splice enclosures for STA; (ii) accomplishing all sheath openings and stub out of STA's Strands; and (iii) splicing STA's fiber optic cable to STA's Strands. Such charges shall be at SPC's fully loaded labor rates then in effect and SPC's cost of material plus fifteen (15%) per cent.

8.7 Should STA's splices or other work not be placed and maintained in accordance with the provisions of this Agreement, SPC may at its option correct said condition. SPC shall notify STA in writing prior to performing such work whenever practicable. However, when such conditions pose an immediate safety threat, interfere with the performance of SPC's service obligations, or pose an immediate threat to the physical integrity of SPC's facilities, SPC, may perform such work and take such action that it deems necessary without first giving notice to STA. As soon as practicable thereafter, SPC shall advise STA of the work performed and the action taken and shall endeavor to arrange for re-accommodation of STA's Strands so affected. STA shall promptly reimburse SPC for all reasonable costs incurred by SPC for all such work, action, and re-accommodation performed by SPC.

8.8 In the event a Hazardous Discharge or other conditions are discovered or created at or near work being performed by STA in on or around SPC's Route that may require (i) investigation or remediation or (ii) unforeseen measures to protect the environment, health or safety (collectively "Adverse EH&S Conditions"), the party discovering the condition shall immediately notify the other party. The party in the best position to do so (or, if the parties are equally situated, STA) shall then immediately take reasonable measures to temporarily contain or otherwise avoid exacerbation of or exposure to the Adverse EH&S Conditions. Unless SPC affirmatively notifies STA otherwise, STA shall also take such other actions as applicable EH&S Requirements prescribe.

8.9 STA shall be responsible for obtaining and maintaining, at its sole expense, from the appropriate public or quasi-public authority, any franchises, licenses, permits or other similar authorizations required to enter upon the property where SPC's Route is located and to operate and maintain the STA Strands and the STA Conduit in the SPC's Route.

8.10     STA, at its sole cost and expense, shall (i) use STA's Strands and
(ii) conduct all work in or around SPC's Route in a safe condition and in a manner reasonably acceptable to SPC, so as not to physically, electronically or inductively conflict or interfere or otherwise adversely affect SPC's Route or the facilities placed therein by SPC, joint users, or other authorized STA's. SPC

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Appendix K
agrees to operate its facilities in the SPC's Route in a similar manner.

8.11 STA must obtain prior written authorization from SPC approving any future work and the party performing such work before STA shall perform any work in or around SPC's Route.

8.12 In the event STA receives information that SPC's Network or the fiber optic facilities are damaged, it shall notify STA of said damage by phone at:
____________.

This is a 24 hour, 7 day per week notification number. In the event SPC receives information that STA's Strands are damaged, SPC will notify STA of said damage by phone at SPC's emergency telephone number. The call shall be directed to the Supervisor on Duty, and the caller shall provide the following information.

          1.     Name of Company making report.

          2.     Location reporting problem

          3.     Name of contact person reporting problem.

          4.     Telephone number to call back with progress report.

          5.     Description of the problem in as much detail as possible.

          6.     Time and date the problem occurred or began.

          7. State whether or not the problem presents a jeopardy situation to SPC's Network, the fiber optic facilities or STA's Strands.

8.13 SPC shall designate and notify STA of the particular Strands of Dark Fiber that will constitute the STA Strands with thirty (30) days of the signing of this Agreement.

8.14 If SPC moves, replaces or changes the location, alignment or grade of SPC's Network ("Relocation"), SPC shall provide STA sixty (60) calendar days' prior notice of any such relocation, if possible, and shall proceed concurrently to relocate the STA Strands. If the Relocation is because of an event of Force Majeure, pursuant to Section 26.2, or of any governmental or third party authority, including a Taking by right of eminent domain, STA shall reimburse SPC for SPC's proportionate share of the costs of the Relocation of SPC's Route. To the extent SPC receives reimbursement from such governmental or third party, which is allocable to a Relocation of SPC's Network, SPC will credit or reimburse STA for its proportionate share of the reimbursement. STA's proportionate share shall be based on the number of SPC Strands relative to the total fiber count in the affected conduit.

9.       OWNERSHIP

Legal title to the STA Strands shall at all times be vested in SPC. Neither the provision of the use of the STA Strands by SPC to STA hereunder, nor any payments by STA in connection therewith, shall create or vest in STA any easement, interest, or any other ownership or property right of any nature in the STA Strands, except as granted in specifically herein. 9.2 SPC may use or permit the use of SPC's Network, the fiber optic facilities therein and the telecommunications capacity thereof for any lawful purpose. Nothing in this Agreement shall be construed or interpreted to prohibit SPC from leasing or licensing the Network or otherwise providing capacity to others or from installing additional fibers or capacity, including without limitation, fiber optic capacity, within SPC's Network (other than the STA Strands during the term of the IRU) or to prohibit SPC from operating such Network (alone or in combination with others) in competition with STA.

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
10.      EMINENT DOMAIN

If there is a taking of the STA Strands by right of eminent domain (a "Taking") which results in the remainder of the STA Strands being unable to be restored to a condition suitable for STA's business needs within ninety (90) days from the date of the Taking ("Substantial Taking"), STA will be permitted to participate, to the extent of its interest and at its expense, in such eminent domain proceeding, and this Agreement may be terminated as a result of such proceedings. In such event the IRU fee and maintenance fee shall abate from the date of Taking and any previously paid IRU fee and/or maintenance fee attributable for any period beyond such date shall be returned to STA. If there shall be a Taking which does not constitute a Substantial Taking, this Agreement shall not terminate but SPC shall, with due diligence, restore STA's Strands as speedily as practical to its condition before the Taking in accordance with the provisions herein.

11.      INDEMNIFICATION

11.1 STA will indemnify, defend, and hold harmless SPC and SPC's agents, officers and employees, from any and all losses, damages, costs, expenses (including reasonable attorneys fees), statutory fines or penalties, actions, or claims for personal injury (including death), damage to property, or other damage in any way arising from STA's activities undertaken pursuant to this Agreement (including, without limitation, the installation, construction, operation or maintenance of the STA Strands), except to the extent caused by the negligence or willful misconduct on the part of SPC or SPC's agents, officers or employees.

11.2 Without limiting the foregoing, STA specifically will indemnify, defend, and hold harmless SPC and SPC's agents, officers and employees from any and all claims asserted by STA's customers in any way arising out of or in connection with this Agreement or the STA Strands, except to the extent caused by the negligence or willful misconduct on the part of SPC or SPC's agents, officers or employees.

11.3 SPC will indemnify, defend, and hold harmless STA and STA's agents, officers and employees, from any and all losses, damages, costs, expenses (including reasonable attorneys fees), statutory fines or penalties, actions, or claims for personal injury (including death), damage to property, or other damage in any way arising from SPC's activities undertaken pursuant to this Agreement (including, without limitation, the installation, construction, operation or maintenance of the Route), except to the extent caused by the negligence or willful misconduct on the part of STA or STA's agents, officers or employees.

11.4 EXCEPT FOR PERSONAL INJURY AND PROPERTY DAMAGE AS PROVIDED ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT (INCLUDING BY WAY OF ILLUSTRATION, LOST REVENUES AND LOST PROFITS), PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREUNDER, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT OR OTHERWISE.

12.      INSURANCE

During the term of this Agreement, each party shall obtain and maintain and shall require any of its permitted contractors to obtain and maintain not less than the following insurance:

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Appendix K

--------------------------------------------------------------------------------------------------
TYPE OF COVERAGE                                                AMOUNT OF COVERAGE
--------------------------------------------------------------------------------------------------
Worker's Compensation Insurance                    Statutory Amount
--------------------------------------------------------------------------------------------------
Employer's Liability Occupational Disease          $1 million each accident
and Bodily Injury Insurance                        $1 million disease each employee
                                                   $1 million disease-policy limit
--------------------------------------------------------------------------------------------------
Commercial General Liability Insurance,            Combined single limit personal injury and
including premises-operations,                     property damage on an occurrence policy form
products/completed operations, independent         with policy amounts of (i) not less than $5
contractors, contractual (blanket), broad form     million per occurrence (without a limitation on
property damage, with umbrella excess liability    aggregate amount); or (ii) not less than $5
(collectively, "Comprehensive Coverage")           million per occurrence with an aggregate
                                                   annual amount of not less than $5 million
--------------------------------------------------------------------------------------------------
Automobile Liability Insurance for owned,          $2 million
hired and non-owned autos ("Automobile             combined single limit bodily injury/property
Liability Coverage")                               damage
--------------------------------------------------------------------------------------------------

         The limits set forth above are minimum limits and will not be construed to limit either party's liability.

This insurance shall cover the amounts and types of liability listed above with respect to each party's obligations under this Agreement.

Each policy evidencing the insurance described in this Section 10 must contain a provision that the insurance policy, and the coverage it provides, shall be primary and noncontributing with respect to any policies carried by the party and its affiliates, and that any policies carried by the party and its affiliates shall be excess insurance.

The comprehensive general liability policies and umbrella excess liability policies of the party and its subcontractors each shall contain a provision including the other party, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees and agents, as additional insureds.

Prior to commencement of any work under this Agreement, each party must furnish to the other certificates of insurance stating that the insurer will use best efforts to notify the other part at least thirty (30) days prior to cancellation of, or any material change in, the coverage provided.

Either party is entitled to self-insure coverages under this Agreement through programs adopted by their respective risk management departments.

13.      COMPLIANCE WITH LAWS

Notwithstanding anything to the contrary in this Agreement, each Party shall ensure that any and all activities it performs pursuant to this Agreement shall comply with all applicable laws. Without limiting the generality of the foregoing, each Party shall comply with all applicable provisions of i) workmen's compensation laws, ii) unemployment compensation laws, iii) the Federal Social Security Law, iv) the Fair Labor Standards Act, and v) Environmental, Health and Safety Laws.

14.      DISCLAIMER OF WARRANTIES

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Appendix K

         EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SPC MAKES NO WARRANTIES REGARDING THE SERVICES OR DELIVERABLES PROVIDED UNDER THIS AGREEMENT AND MAKES NO WARRANTIES EXPRESS, IMPLIED, OR SPCTUTORY, AS TO THE INSTALLATION, DESCRIPTION, QUALITY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15.      SPC SALES OR DISPOSITIONS

Nothing in this Agreement shall prevent or be construed to prevent SPC from, selling or otherwise disposing of any portion of SPC's Network or fiber optic facilities or other property of SPC used for the STA Strands, provided, however, that in the event of a sale or other disposition, SPC shall condition such sale or other disposition subject to the rights of STA under this Agreement.

16.      LIENS

STA shall not cause or permit SPC's Network and the fiber optic facilities and other property of SPC to become subject to any mechanic's, artisan's, material-man's, architect's, or similar services' liens, which arise in any way from or as a result of STA's activities, and shall cause any such liens which may arise to be discharged or released.

17.      DEFAULT PROVISIONS AND REMEDIES

17.1 Each of the following shall be deemed an Event of Default by STA under this Agreement:

         17.1.1 Failure by STA to perform or observe any other material terms, covenant, agreement or condition of this Agreement on the part of STA to be performed and such default continues for a period of thirty (30) days after written notice thereof from SPC (provided that if such default cannot be cured within such thirty (30) day period, this period will be extended if STA commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure);

         17.1.2 The filing of a tax or mechanic's lien caused by STA against SPC's Network or fiber optic facilities or other property of SPC which is not bonded or discharged within thirty (30) days of the date SPC receives notice that such lien is filed.

17.2 Upon the occurrence of an Event of Default, SPC, without further notice to STA in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

         17.2.1 Perform, on behalf and at the expense of STA, any obligation of STA under this Agreement which STA has failed to perform and of which SPC shall have given STA notice, the cost of which performance by SPC shall be payable by STA to SPC upon demand;

         17.2.2 Exercise any other legal or equitable right or remedy which it may have, including suspension or termination of maintenance services SPC provides to STA hereunder.

17.3 The following events or occurrences shall constitute a default by SPC under this Agreement:

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
         17.3.1 Failure by SPC to perform or observe any other terms, covenant, agreement or condition of this Agreement on the part of SPC to be performed and such default continues for a period of thirty (30) days after written notice thereof from STA (provided that if such default cannot be cured within such thirty (30) day period, this period will be extended if SPC commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure).

17.4 Upon the occurrence of an Event of Default, STA, without further notice to SPC in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

         17.4.1 Perform, on behalf and at the expense of SPC, any obligation of SPC under this Agreement which SPC has failed to perform and of which STA shall have given SPC notice, the cost of which performance by STA shall be payable by SPC to STA upon demand;

         17.4.2 Exercise any other legal or equitable right or remedy which it may have.

17.5 All rights and remedies of either party set forth in this Agreement shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity, or both.

18       FORCE MAJEURE

Neither SPC nor STA shall be in default under this Agreement with respect to any delay in its performance caused by any of the following conditions (each a "Force Majeure Event"): (1) act of God; (2) fire; (3) flood; (4) material shortage or unavailability not resulting from the responsible party's failure to timely place orders or take other necessary actions therefor; (5) government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"); (6) war or civil disorder; (7) failure of a third party to grant or recognize an SPC Occupancy Right; or (8) any other cause beyond the reasonable control of such party; provided, however, that this Section 20 shall not apply to the payment of money. The party claiming relief under this Section 20 shall promptly notify the other in writing of the existence of the Force Majeure Event relied on, the expected duration of the Force Majeure Event, and the cessation or termination of the Force Majeure Event. The party claiming relief under this Section 20 shall exercise commercially reasonable efforts to minimize the time for any such delay.

19       TAXES AND USE OF PUBLIC RIGHTS-OF-WAY, LICENSE AND PERMIT FEES

19.1 Subject to Section 19.4, STA shall be responsible for any and all sales, use, income, gross receipts, excise, transfer, ad valorem or other taxes, and any and all franchise fees or similar fees ("Assessments") assessed against it due to its ownership of an IRU, and its use of the STA Strands, including the providing of services over the STA Strands, or its ownership or use of facilities connected to the STA Strands.

19.2 Subject to Section 19.1, SPC shall be responsible for any and all Assessments assessed against it due to its construction, ownership or use of the SPC Network or fiber optic facilities, including providing of services over the SPC Network or its ownership or use of facilities connected to the SPC Network.

19.3 Notwithstanding Sections 19.1 and 19.2 above, if STA is assessed annual fees for use of public rights-or-way, STA shall pay its proportionate share of such fees, its proportionate share

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
being determined as provide in Section 8.14.

19.4 In the event that STA is assessed for any Assessments related to STA's ownership of an IRU or use of the STA Strands which may not feasibly be separately assessed, SPC within thirty (30) days of receipt of an invoice therefor, shall provide information and documentation to STA sufficient to demonstrate the basis for the Assessments and the amount and due date for payment of the Assessments. In addition, STA shall provide SPC with all information reasonably requested by SPC with respect to any such Assessments. After such thirty (30) day period, SPC, in it sole discretion, may pay such Assessment and invoice STA for reimbursement. STA shall reimburse SPC for such payment within ten (10) days of receipt of SPC's invoice. Notwithstanding such payment by SPC, STA, at its option, shall have the right at its sole cost to contest any such Assessments and SPC will reasonably cooperate with STA in pursuing any such contest; provided that STA shall have reimbursed SPC for such Assessments. In the event STA, in its sole discretion, elects to not pay such tax or fee, it shall so notify SPC. SPC, at its option, may pay the Assessments, or contest the payment; provided that STA shall indemnify and hold harmless SPC for the payment of such Assessments and all interest and penalties related thereto; and provided further, that such contest shall be resolved or such Assessments shall be paid so as to prevent any forfeiture of rights or property or the imposition of any lien on the SPC's Network or SPC's fiber optic facilities.

20.      SUCCESSION, ASSIGNABILITY

20.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors or assigns.

20.2 Except as provided in this Section 20, a party ("Transferring Party") shall not assign, encumber or otherwise transfer this Agreement or all or any portion of its rights or obligations hereunder to any party without the prior written consent of the other party ("Other Party"), which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Transferring Party shall have the right, without Other Party's consent, to (i) subcontract any of its construction or maintenance obligations hereunder or (ii) assign or otherwise transfer this Agreement in whole or in party (a) to any parent, subsidiary or affiliate of Transferring Party, or (b) any corporation or other entity which Transferring Party may be merged or consolidated or which purchases all or substantially all of the stock or assets of Transferring Party; provided that the assignee or transferee in any such circumstance shall be subject to all of the provisions of this Agreement, including without limitation, this Section 20 and provided further that promptly following any such assignment or transfer, Transferring Party shall give Other Party written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, Transferring Party shall remain the sole point of contact with Other Party. When Other Party's consent to assign is required, Other Party will have the right to withhold consent if, in its judgment reasonably exercised, the proposed assignee cannot adequately assume the obligations of this Agreement. In no event will any assignment by Other Party be permitted without the delivery to Other Party of a binding agreement in writing from the proposed assignee that (i) states that the proposed assignee will assume all current, future and outstanding past obligations under this Agreement as if such assignee had originally executed this Agreement and
(ii) evidence proof satisfactory to Other Party that the proposed assignee has insurance coverage comparable to the described in Section 10 or other assurances that the proposed assignee can adequately perform the obligations it will assume under this Agreement.

20.3 Notwithstanding the Provisions of this Section 20, without the prior written consent of SPC, STA shall have the right to lease, license, grant an IRU with respect to, or otherwise in any

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
manner transfer or make available in any manner to, any of STA's rights in the STA Strands and such lessee, licensee or other transferee shall have the ability to grant leases, licenses and grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to, any of such party's rights in the strands or conduit such party receives.

20.4 Neither party shall attempt to circumvent any of its obligations under this Agreement, or deprive the Other Party of any anticipated benefit under this Agreement, through the use of ownership changes, reorganizations, creation of new entities, or other artificial devices.

20.5 Neither this Agreement, nor any term or provision hereof, nor any inclusion by reference shall be construed as being for the benefit of any person or entity not a signatory hereto.

21.      NOTICES

Any demand, notice or other communication to be given to a party in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail, return receipt requested, by Tele-copy or commercial over night delivery service addressed to the recipient as set forth as follows or to such other address, individual or Tele-copy number as may be designated by notice given by the party to the other:

STA:
Sierra Touch America, LLC.
130 North Main
Butte, Montana  59701

Attention: Contracts Officer
Telephone Number: 406-497-5317
Emergency Telephone Number: same
FAX Number: 406-497-5203

With a copy to:

Sierra Touch America, LLC.
130 No. Main
Butte, Montana 59701

Attention: General Counsel
Telephone Number: 406-497-5427
Emergency Telephone Number: same
FAX Number: 406-497-5203

SPC:
Sierra Pacific Communications
5860 S. Pecos Road,
Bldg. G, Ste. 100,
Las Vegas, NV  89120

Attention: Director, Facilities
Telephone Number: 702-949-7932
Emergency Telephone Number: Same

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
FAX Number: 702-949-7928

with a copy to:

Sierra Pacific Resources
6100 Neil Road
Reno, NV  89520

Attention: General Counsel
Telephone Number: 775-834-5698
Emergency Telephone Number: 775-834-5691
FAX Number: 775-834-4811

Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, return receipt requested on the date of receipt thereof and, if given by telecopy, on the day of transmittal thereof if given during the normal business hours of the recipient and on the next business day if not given during normal business hours.

22.      NON-WAIVER

No course of dealing, course of performance or failure of either party strictly to enforce any term, right or condition of this Agreement shall be construed as a waiver of any term, right or condition.

23.      CHOICE OF LAW

The construction, interpretation and performance of this Agreement shall be as governed by the law of the state ofNevada.

24.      HEADINGS

All headings contained in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause.

26.      PUBLICITY AND ADVERTISING

26.1 Neither party shall publish or use any advertising, sales promotions, or other publicity materials that use the other party's logo, trademarks, or service marks without the prior written approval of the other party.

26.2 Each party shall have the right to review and approve any publicity material, press releases, or other public statements by the other that refer to such party or that describe any aspect of this Agreement. Each party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other party.

26.3 Nothing in this Agreement establishes a license for either party to use any of the other party's brands, marks, or logos without prior written approval of the other party.

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27.      REPRESENTATIONS AND WARRANTIES

Each party represents and warrants that:

(i) it has full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

(ii) this Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

(iii) its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court, or body.

28.      ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written communications, understandings and agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits and/or Schedules referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party.

29.      NO THIRD PARTY BENEFICIARIES

Except as set forth in Section 31, this Agreement does not provide and is not intended to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.

30.      NO PERSONAL LIABILITY

Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section 30 and shall be entitled to enforce the obligations of this Section 30.

31.      RELATIONSHIP OF THE PARTIES

The relationship between the parties shall not be that of partners, agents or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. The parties, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

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
32.      SUCCESSORS AND ASSIGNS.

This Agreement and each of the parties' respective rights and obligations under this Agreement shall be binding upon and shall inure to the benefit of the parties and each of their respective permitted successors and assigns.

33.      UNENFORCEABLE PROVISIONS

No provision of this Agreement shall be interpreted to require any unlawful action by either party. If any section or clause of this Agreement is held to be invalid or unenforceable, then the meaning of that section or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Agreement with respect to the matter in question, and the remainder of the Agreement shall remain in full force and effect. However, in the event such a section or clause is an essential element of the Agreement, the parties shall promptly negotiate a replacement that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

34.      COUNTERPARTS

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

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
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives on the date first above written.

                                              Sierra Touch America, LLC.

                                              By:  ____________________________
                                              Name:  Michael J. Meldahl
                                              Title: Manager

                                              Sierra Pacific Communications

                                              By:  ____________________________
                                              Name:  Richard J. Coyle, Jr.
                                              Title: President

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
                                  APPENDIX K

                                 ATTACHMENT 1

                         DESCRIPTION OF METRO NETWORK

[LAS VEGAS METRO]

                                   [GRAPHIC]

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
[RENO METRO]

                                   [GRAPHIC]

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
                                  APPENDIX K

                                  SCHEDULE C

         FIBER CABLE SPLICING, TESTING, AND ACCEPTANCE STANDARDS AND PROCEDURES

1. SPC will perform all tests, provide documentation, and meet the standards identified in this Schedule C. Analysis of final bi-directional Optical Time Domain Reflectometer ("OTDR") data will be the tool used to support final acceptance of the fibers.

2.       ACCEPTANCE STANDARDS

         2.1      PIGTAIL TRACES

                  When pigtails are attached to the end of the cable, the pigtail test will be performed for that site. A 1-km launch reel that matches the backbone cable will be attached between the OTDR and the pigtail. The loss of the pigtail splice and connector will be measured and recorded at 1550 nm. SPC will provide STA with a copy of the OTDR traces of all pigtail splices stored on diskette.

                  The loss value of the pigtail connector and its associated splice with matching mode field diameters will not exceed .5dB at 1550 nm. The loss value of the pigtail connector and its associated splice with mismatched mode field diameters should not exceed .8 dB.

         2.2      BI-DIRECTIONAL TRACES

                  Bi-directional OTDR traces will be taken without a launch reel. OTDR traces should be taken in both directions at 1550 nm. Loss measurements for each splice point should be measured and recorded in both directions. These loss values should then be averaged. The traces for all fibers should be recorded on diskette and provided to the STA.

                  NOTE: THESE MEASUREMENTS WILL BE MADE AFTER THE SPLICE
                        HANDHOLE OR MANHOLE IS CLOSED IN ORDER TO CHECK FOR MACRO-BENDING PROBLEMS.

                  2.2.1    FIELD SPLICES

                           The objective for each splice is an averaged loss value of 0.1 dB or less when measured bi-directionally with an OTDR at 1550 nm. If after 3 attempts, SPC is not able to produce a loss value of
                           0.1 dB or less bi-directionally at

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
                           1550 nm, then 0.3 dB or less bi-directionally at 1550 nm will be acceptable. Fibers not meeting the 0.1 dB or less specification will be identified as Out Of Specification (OOS). Documentation of the three attempts (reburns) to bring the OOS fiber within specification will be provided.

                  2.3      LIGHT SOURCE AND POWER METER TEST

                           A bi-directional End to End test will be performed on each fiber in a span at 1550 nm with a Light Source and Power Meter. The purpose of this test is to determine actual span loss and to prove there is a one-to-one correspondence of all fibers. It is the SPC's responsibility to insure proper continuity of all fibers at the fiber level, not just the pigtail level. Any "frogs" or fibers that cross in the route will be remedied by SPC. The following span loss calculation will be used:

                              (A * L) + (0.1 * N) + C = Acceptable Span Loss

                           A = Attenuation per KM at 1550 nm

                           L = Optical length of cable measured in kilometers
                              (from OTDR Trace)

                           N = Number of splices in a span

                           C = Connector loss. The connector loss will not
                               exceed .5dB. The section test will have (2) pigtail connectors/splices under test, so 1.0dB will be allowed for this loss.

         NOTE: STA MAY PROVIDE AN EXCEL SPREADSHEET FORMATED ON DISK FOR ENTRY OF TEST DATA. SPC WILL COMPLETE THE SPREADSHEET AND FORWARD TO STA.

3.       NAMING OF TRACES

         OTDR traces taken for bi-directional testing and the OTDR traces of the pigtail splice must be recorded on floppy diskette and provided to STA. To name the traces, each party will provide alpha abbreviations for the sites. The 8-character file name plus 3-character file extension name should follow this example:

         First four letters = source point

         Letters 5, 6, 7 = Destination point

         8th letter = wavelength

         Extension = fiber number

         Examples:

                  Springfield to Lebanon at 1550 nm, fiber 96 = sgfdlbn5.096

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                  Springfield to Monett pigtail trace on fiber 1 = sgfdmntp.001

         NOTE:    ALL HEADER INFORMATION ON OTDR TRACE WILL BE COMPLETED.

4.       OTDR SETUP

         The OTDR that is acceptable for testing is the Hewlett Packard HPE6000B or equivalent. This system must have a floppy disk drive for storing the trace files. Again, it should be noted that it is vital that during all tests (OTDR, power meter, etc.), that all connectors are clean. This can dramatically affect test results. The following settings should be used.

         NOTE: BEFORE THE START OF ANY TESTING, ALL CONNECTORS WILL BE CLEANED PURSUANT TO MANUFACTURER'S SPECIFICATIONS

5.       TEST PACKAGES

         SPC shall provide a package containing the following test data for each fiber. All data provided should be saved on diskette.

         A.    OTDR span traces taken at 1550 nm.

         B.    Pigtail traces taken for each fiber.

         C. An Excel spreadsheet containing the power meter and light source data for both directions at 1550 nm.

         D.    A document identifying splice points with OOS test results.

6.       TESTING AND ACCEPTANCE OF THE LEASED FIBERS

         SPC shall test the Leased Fibers in accordance with the procedures specified in this schedule C to verify that the Leased Fibers are installed and operating in accordance with the specifications. SPC shall provide such test data to STA in accordance with Section 3.1 of the Metro IRU Agreement.

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
                                 APPENDIX K
                                 Schedule D

           MAINTENANCE AND OPERATIONS SPECIFICATIONS AND PROCEDURES

"ROUTINE MAINTENANCE" is all preventive maintenance activities including upgrades and repairs, including but not limited to those activities outlined in this Metro IRU Agreement.

"NON-ROUTINE MAINTENANCE" is all efforts and services provided in response to an emergency circumstance which requires restoration.

1.       GENERAL

    a.   SPC shall maintain a Network Operations Center (NOC) with twenty-four
         (24) hour access , (7) seven days a week, staffed by trained and qualified personnel. SPC shall maintain a toll-free number to contact personnel at NOC. SPC's NOC personnel shall dispatch maintenance and repair personnel along the system to handle and repair problems detected through the NOC's remote surveillance equipment, by the STA, or otherwise.

    b.   SPC's maintenance employees shall be available for dispatch twenty-four
         (24) hours a day, seven (7) days a week. SPC shall use best commercially reasonable efforts to have its first maintenance employee at the site requiring an emergency maintenance activity within four (4) hours from the time alarm identified by SPC's NOC or notification by STA, whichever occurs first. Emergency maintenance is defined as any service affecting situations requiring an immediate response.

    c. STA shall utilize an Operations Escalation List, to report and seek immediate initial redress of exceptions noted in the performance of SPC in meeting maintenance service objectives.

    d. In performing its services hereunder, SPC shall take workmanlike care to prevent impairment to the signal continuity and performance of the system. The precautions to be taken by SPC shall include notification to STA. In addition, SPC shall reasonably cooperate with STA in sharing information and analyzing the disturbances regarding the cable and/or Fiber Facility.

    e. SPC shall use its best effort to notify STA seven (7) days prior to the date of any planned non-emergency maintenance activity. In the event that a SPC planned activity is canceled or delayed for whatever reason as previously notified, SPC shall notify STA at SPC's earliest opportunity and will comply with the provisions of the previous sentence to reschedule any delayed activity.

    f. Non-emergency work that is reasonably expected to produce any signal discontinuity must be coordinated between parties. Generally, this work should be scheduled, pursuant to the Scheduled Maintenance Procedures, on a Saturday or Sunday after midnight and before 6:00 a.m. local time. Major system work such as fiber rolls and hot cuts will be scheduled for SMP.

    g. SPC shall have qualified representatives on site at any time another company is

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
         crossing the System or digging within four (4) feet of buried facilities. SPC shall maintain all signposts along the Route with the number of the "call before you dig" organization.

    h. SPC shall maintain the system in a manner that permits normal operation of the equipment associated with the system. Such maintenance includes, but is not limited to, landscaping, weed control, fence repair, smoke detectors, air conditioning, power and trash removal.

2.       FACILITIES

    a. SPC shall maintain the System in a manner that permits normal operation of the Leased Fibers and STA Equipment used in connection therewith.

    b. SPC shall perform appropriate Routine Maintenance on the Cable and Equipment in accordance with SPC's then current preventive maintenance procedures that shall not substantially deviate from industry practice and shall be responsible for correcting dysfunction. SPC shall notify STA in advance of Routine Maintenance procedure. Typical routine procedures and the frequency of the procedure include but are not limited to:
                      Semi-Annually
                      Optical equipment levels verified and reported
                      Power levels verified and reported

                      All records remain on master files and at each site for reference.

    c. SPC's NOC shall monitor the housekeeping alarms throughout the system. STA may monitor SPC's housekeeping alarms. Upon receipt of an alarm, SPC shall take appropriate action and notify STA of a major service jeopardy situation.

    d. At a minimum, SPC's NOC shall monitor the alarms and in a similar fashion as it does for the rest of its network, including, but not limited to, degradation and dysfunction of transmission systems, intrusion. Upon receipt of an alarm, SPC shall take appropriate action.

3.       FIBERS

    a. Subject to the provisions of paragraph 3.b., hereof, SPC shall maintain the Cable in good and operable condition and shall repair the cable in workmanlike manner pursuant to Section 5 hereof.

    b. SPC shall patrol the route of cable on a reasonable, routine basis and shall perform all required locates. SPC shall have qualified representatives on site at any time another company is crossing the cable or digging within four (4) feet of the cable or, if aerial, use attached escalation list to notify utility provider. SPC shall perform appropriate routine maintenance on the Cable in accordance with SPC's then current preventative maintenance. SPC's maintenance procedures shall not substantially deviate from industry practice.

4.       RESTORATION

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
    a. When restoring a cut cable, the parties agree to work together to restore all traffic as quickly as possible. SPC, immediately upon arriving on the site of the cut, shall determine the best course of action to be taken to restore the cable and shall begin restoration efforts. Upon SPC's NOC learning of an emergency restoration event, SPC will notify STA at (1) hour intervals until the emergency event or restoration is resolved.

    b. It will be the responsibility of SPC and STA to report to one another respectively of any known environmental hazards which would restrict or jeopardize any maintenance work activities in shelters or right of ways areas of operations.

    c. When restoring a cut Cable, the parties agree to work together to restore all traffic as quickly as possible. SPC, immediately upon arriving on the site of the cut, shall determine the course of action to be taken to restore the Cable and shall begin restoration efforts. SPC shall initially splice a buffer tube 12 fibers of its choice containing SPC's fibers. Once continuity is established allowing transmission systems to come back on line, SPC shall begin splicing STA's lit fibers. This process will continue until all fibers in all lit STA buffer fibers are spliced and all STA traffic restored. SPC repair and restoration efforts shall be conducted in a manner whereby STA's lit Leased Fibers receive preferential repair and restoration service.

    d. SPC will maintain an updated list of local area qualified maintenance support contractors equipped with the necessary equipment and personnel.

    e. Upon notification of interruption of fiber service, disrepair, impairment or other need for repair or restoration of the Cable and the location of the damaged Cable, SPC shall pursue commercially reasonable efforts to mobilize SPC crews to achieve necessary repair or restoration, including, but without limitation, to have Maintenance personnel at the affected site within four (4) hours after receipt of such notice with the required restoration material and equipment. In the event SPC fails to respond in such timeframe, STA may dispatch personnel and restore the Cable at SPC's expense.

    f. In the event that STA's use of the Cable is interrupted due to the occurrence of a Force Majeure event repairs and restoration will be made as expeditiously as possible.

    g. The requirement for detection of the fault location is "as exact as possible" utilizing test records, cable documentation, GPS coordinates and OTDR test results of the affected cable segment. Subject to the priorities described above in the event that STA's use of the Cable is interrupted due to an occurrence of a Force Majeure Event, repairs and restoration shall be made as expeditiously as possible. STA recognizes that the four (4) hour response time represents optimal conditions, and may be impossible to achieve when emergency restoration of SPC's System Integrity is required or when responding to certain remote locations. Actual response times will be influenced by such factors as terrain, weather conditions present at the time the request is made, and the actual mileage from SPC's dispatch station to the fault site.

    h. For purposes of this section, "commercially reasonable efforts" means activities and performances consistent with prudent utility practice, existing contract provisions

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
         for SPC hourly employees, preserving SPC System Integrity, and response times that do not jeopardize the health and safety of the employees and agents of SPC and STA.

    i. SPC maintenance employees shall be responsible for correcting or repairing Cable discontinuity or damage, including, but not limited to, the emergency repair of the Cable or STA fibers within. SPC shall use reasonable efforts to repair Cable traffic affecting discontinuity within eight (8) hours after learning of the discontinuity or the service affecting situation.

    j. SPC shall maintain sufficient capability to teleconference with STA during an emergency repair in order to provide continuous communication. Within twenty-four (24) hours after completion of an emergency repair, SPC shall commence its planning for permanent repair, shall notify STA of such plans, and shall implement such permanent repair within an appropriate time thereafter. Restoration of open fibers on fiber strands not immediately required for service, the repair shall be scheduled for the next available SMP (as described in section 4 above).

    k. SPC shall comply with the Fiber Cable Splicing Specifications as provided in Schedule C. SPC shall provide to STA any modifications to these specifications for STA's approval, which shall not be unreasonably withheld. STA shall have the right but not the obligation at its sole expense to either conduct its own fiber acceptance testing to verify that they are operating in accordance with the test specifications or observe SPC or its contractor during testing.

URRS Agreement                     Page 172             Dated: September 9, 2002
Appendix K

                                  APPENDIX L

                         COMPLETION NOTICE TO THE URRS

To:    Sierra Pacific Communications (SPC)

Date:  __________________

       Notice is hereby given that Sierra Touch America LLC (STA) has completed construction and testing of the following facilities pursuant to the Unit Redemption. Release and Sale Agreement dated September 9, 2002 among SPC, STA, and Touch America, Inc., a Montana corporation:

       [ ]        First Conduit

       [ ]        IRU Conduits

       [ ]        IRU Fiber

       -----------------------------------------

                                 (STA) Sierra Touch America, LLC
                                 a Nevada limited liability company

                                 By: ______________________________
                                       MICHAEL J. MELDAHL, MANAGER

URRS Agreement                     Page 173             Dated: September 9, 2002
Appendix L

                                  APPENDIX M

                            FORM OF QWEST AGREEMENT

                       AMENDED AND RESTATED AGREEMENT FOR
                       CONSTRUCTION AND SALE OF A CONDUIT

         THIS AMENDED AND RESTATED CONDUIT SALE AGREEMENT ("Agreement") dated this 4 day of September, 2002, is made by and between Sierra Pacific Communications ("SPC"), a Nevada corporation with offices located at 5860 South Pecos Road, Building G, Suite 100, Las Vegas, Nevada 89120, and Qwest Communications Corporation ("Qwest"), a Delaware corporation, with offices located at 1801 California Street, Denver, Colorado 80202. SPC and Qwest may be referred to individually as a "Party," and collectively may be referred to as the "Parties".

                                    RECITALS

         WHEREAS, Qwest and SPC previously entered into an agreement regarding the subject matter of this Agreement on or about June 29, 2001; and further agree that each Party hereby waives any default of the other Party under such June 29, 2001 agreement.

         WHEREAS, the Parties have agreed to certain changes in the structure of the sale and other terms described in the June 29, 2001 agreement, and agree that agreement shall be replaced in its entirety with this Agreement;

         WHEREAS, SPC is constructing and installing or otherwise procuring a multiple conduit fiber optic system (the "System") of approximately eight hundred twelve (812) miles in length from Sacramento, California to Salt Lake City, Utah, all along public and private right of way more particularly described in Exhibit A (the "Right-of-Way"); and

         WHEREAS, Qwest desires to purchase from SPC the following conduits within the Right of Way along the Route:

         (iv) one (1) one-and-one-quarter inch (1.25") conduit of approximately one hundred forty-six (146) miles in length between Sacramento, California and Reno, Nevada ("Leg One");

         (v) one (1) two inch (2") conduit of approximately three hundred fifty (350) miles in length between Reno, Nevada and Ely, Nevada ("Leg Two");

         (vi) one (1) two inch (2"") conduit of approximately three hundred sixteen (316) miles in length between Ely, Nevada and Salt Lake City, Utah ("Leg Three").

together with the associated vaults, handholes and manholes, and other related facilities within the Route, as set forth in Section 1 herein and on Exhibit B (collectively, the "Conduit System"), and as constructed pursuant to the specifications attached hereto as Exhibit G (the "Specifications").

NOW THEREFORE, for and in consideration of the Recitals and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

URRS Agreement                     Page 174             Dated: September 9, 2002
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
1.       Sale of the Conduit

         1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, SPC agrees to convey to Qwest, and Qwest agrees to purchase from SPC, the Conduit System. SPC shall use commercial best efforts to effect the completion of the Conduit System according to the schedule set forth on Exhibit E (the "Scheduled Completion Dates"). SPC shall provide Qwest as-built drawings within sixty (60) days following the Acceptance Date as defined in Section 3.02.

         1.02 Access and Maintenance. The Parties acknowledge that SPC will install, or cause to be installed, handholes or manholes at standard intervals along the Route in accordance with the Specifications. To the extent SPC has such rights and as further set forth in Section 2.06, SPC shall convey to Qwest any and all access rights to the Conduit System, and Qwest shall maintain any fiber optic cable contained therein; provided, however, such access is conditioned upon Qwest complying with any access protocols. In addition, Qwest shall also have such access to all vaults, handholes, manholes and other facilities where such access is commonly shared by SPC and other telecommunications facility users and collocators within the Right of Way along the Route, subject to STA access protocols as stated in Maintenance Agreement.

         1.03 Maintenance. Concurrent with the Final Payment, Qwest and SPC shall execute a maintenance agreement, in the form of Exhibit F hereto, for the maintenance, repair, and relocation of the Conduit System (excluding fiber optic cable) in accordance with the Specifications (the "Maintenance Agreement"). Qwest's obligation to purchase said maintenance from SPC shall be limited to one
(1) two (2) year term with monthly payments equal to $24,000 per month, commencing on the effective date of this Agreement. The first payment shall be prorated to reflect a partial month, if applicable. Qwest shall have the option to renew the Maintenance Agreement at the same monthly rate and in one-year increments for a total of two (2) renewal years. At such time as Qwest places fiber in the Conduit system, the Parties agree to modify the specifications and procedures of the Maintenance Agreement as appropriate to address the presence of such fiber.

         1.04 Additional Associated Property. Provided that Qwest gives SPC written notice of additional requirements prior to the completion of construction of the standard handholes or manholes, SPC will install or cause to be installed, if any such installation does not materially interfere with the existing facilities of SPC and is otherwise reasonably practicable as determined by SPC in its reasonable discretion, additional handholes or manholes at such other locations as requested by Qwest at Qwest's expense. Prior to installing such handholes or manholes, SPC shall notify Qwest of whether such handholes or manholes are subject to rights of way requirements of private entities, or subject to approval by permitting agencies and governmental authorities. Based on such information, Qwest may elect not to install the additional handholes or manholes. If Qwest elects to install additional handholes or manholes, Qwest shall pay SPC all direct costs and out-of-pocket expenses associated with such additional work plus a management fee equal to fifteen percent (15%) of such costs.

2.       Payment.

URRS Agreement                     Page 175             Dated: September 9, 2002
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
         2.01 Total Purchase Price. Qwest shall pay SPC twenty million and no/100 dollars (US$20,000,000.00) for the Conduit System (the "Total Purchase Price") as set forth in this Section 2.

         2.02 First Payment. Qwest has already paid to SPC, and SPC acknowledges the receipt thereof, the sum of four million nine hundred eighty-eight thousand seven hundred eighty four and no/100 dollars (US$4,988,784.00) (the "First Payment").

         2.03 Second Payment. Qwest shall pay SPC by wire transfer of immediately available funds the sum of five million eleven thousand two hundred sixteen and no/100 dollars (US$5,011,216.00) immediately upon the execution of this Agreement by both Parties (the "Second Payment").

         2.04 Final Payment. Final payment due for the conduit system shall be ten million and no/100 dollars (US $10,000,000.00) payable as set forth below (the "Final Payment"). Qwest shall pay SPC by wire transfer of immediately available funds the sum of nine million four hundred thousand and no/100 dollars (US$9,400,000.00) payable on the Acceptance Date (as defined in Section 3.03 below). Upon receipt of said $9,400,00.00, SPC shall promptly transfer title to the Conduit System to Qwest via a bill of sale in the form attached as Exhibit C upon receipt of the Final Payment. Qwest shall hold back ("Hold Back") an amount of six hundred thousand and no/100 dollars until SPC delivers the as-built drawings as set forth in section 1.01 and shall pay by wire transfer of immediately available funds such Hold Back amount upon receipt of the as built drawings

         2.05 Security. SPC hereby grants Qwest a security interest in (i) the Conduit System, (ii) all equipment, goods and materials purchased or otherwise obtained for use in the Conduit System, and (iii) SPC's transferable occupancy rights in the Right-of-Way in so far as such rights extend to the Conduit System, to secure payments made by Qwest to SPC, and SPC's performance, under this Agreement.

SPC hereby warrants and covenants that the security interests granted to Qwest in this Section 2.05 are (i) a first-priority security interest in Legs One and Two of the Conduit System, (ii) a security interest in Leg Three of Conduit System and (iii) SPC's transferable occupancy rights in the Right-of-Way in so far as such rights extend to the Conduit System. Qwest agrees and acknowledges that the enforcement of the security interest granted to Qwest in this Section
2.05 is subject to the terms and conditions of Section 4.01(a) of this Agreement.

SPC shall take all reasonable action requested by Qwest to assist Qwest in the perfection of the security interest granted to Qwest herein. Immediately upon the first to occur of (i) SPC's transfer of title to the Conduit System via bill of sale as provided hereunder, or (ii) Qwest's default under Section 4.01(b) of this Agreement, the security interest granted herein shall immediately extinguish and terminate and be of no further force or effect.

         2.06 Right of Way. Promptly following full payment of the Final Payment to SPC, SPC shall partially assign to Qwest the assignable occupancy rights in the Right-of-Way occupied by the Conduit System to the extent such rights are legally transferable; provided, however, Qwest shall cooperate with SPC in obtaining any required consents to such transfers from private entities or governmental authorities, and shall be responsible for its share of any annual recurring fees charged in connection with such occupancy rights. SPC

URRS Agreement                     Page 176             Dated: September 9, 2002
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
will convey such rights by way of occupancy agreements. If SPC's occupancy rights cannot be assigned directly to Qwest, then SPC shall grant, to the extent permissible under applicable law and underlying rights of way agreements, access rights to Qwest through license, indefeasible right of use or otherwise so that it may access the Conduit System to operate, maintain, and repair the Conduit System and install, maintain, and repair fiber optic cable in the Conduit System. If SPC cannot grant the full rights to access, operate, maintain and repair the Conduit System, then SPC shall agree to perform, or cause to be performed, such services, not allowed or permitted to be performed by Qwest, on Qwest's behalf at customary and reasonable costs and timeframes.

         2.07 AMP Sites. For that portion of the Conduit System located in Nevada and Utah, SPC shall provide Qwest with (i) a 20 year IRU for a minimum of one-half (1/2) acre (Qwest Space) at each of the applicable AMP sites described on Exhibit H, and shall deliver said IRUs to Qwest upon receipt of Final Payment
(ii) all easements, permits and associated rights of way necessary for Qwest to utilize said Qwest Space as is customary, and shall deliver said easements, permits and associated rights of way necessary for Qwest to utilize said Qwest Space as is customary to Qwest upon receipt of Final Payment (iii) 48V DC power at $10 and amp per month at each Qwest Space, at a minimum of 200 amps per site, with an option for Qwest to increase the amperage within the Regen sites at the same cost per each additional amp. Qwest shall indemnify SPC for any damage to persons or property in connection with its access to, and use and occupancy of, such space on the site, in conformity with Qwest's indemnification obligations set forth in Section 6.06. Qwest agrees to pay its pro rata share of the total of the acquisition price and acquisition costs specific to each such regeneration or AMP site, including but not necessarily limited to costs associated with government permits, licenses, and other authorizations, environmental reviews, physical inspections, and due diligence investigations for each site. Such pro rata share shall be equivalent to Qwest's proportionate share of such costs based on the total square acreage of the land to be used by Qwest as compared to the total square acreage of the land actually permitted or licensed to SPC. SPC shall acquire the use of said property on behalf of SPC and Qwest and convey to Qwest its portion through assignment, license, indefeasible right of use or similar instrument upon receipt of the Final Payment.

         2.08 Interest Rate. If Qwest fails to make any payment under this Agreement when due, then such payment shall accrue interest both before and after judgment at the lower of (i) the highest rate permitted by law, or (ii) one (1%) per month.

3.       Conduit System Completion

         3.01 Completion of the Conduit System. When SPC has determined that the Conduit System has been constructed and installed substantially in conformity with the Specifications, SPC shall provide Qwest a written notice of the same of the Conduit System (a "Completion Notice"). SPC's delivery of the Completion Notice shall constitute SPC's representation and warranty to Qwest
(i) that the Conduit System has been constructed and installed substantially in conformity with the Specifications, (ii) that all costs and expenses of construction have been paid, and (iii) that the Conduit System has been tested and is in good working order.

         3.02 Acceptance of the Conduit System. Within fifteen (15) days of receipt of a Completion Notice, Qwest shall either accept or reject the Completion Notice (specifying in reasonable detail the defect in the applicable specifications) by delivery of written notice to

URRS Agreement                     Page 177             Dated: September 9, 2002
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
SPC. In the event Qwest rejects the Completion Notice, SPC shall promptly commence to remedy, or cause to remedy, any nonconforming item. Thereafter, SPC shall again provide Qwest a Completion Notice and the foregoing procedure shall again apply. Any failure of Qwest to timely reject a Completion Notice shall be deemed to constitute final acceptance for purposes of this Agreement and in such event Qwest shall be deemed to have accepted the Conduit System, as applicable, on the fifteenth day after delivery of the Completion Notice.

         3.03 Acceptance Date. The acceptance date (the "Acceptance Date") shall be defined as the later of (i) February 1, 2003 or (ii) thirty (30) days following acceptance of the Completion Notice with respect to the Conduit System as set forth in Section 3.02.

         3.04 Fiber Installation. Qwest shall perform all work with respect to the pulling, splicing and testing of the fiber optic cable within the Conduit System

4.       Default and Termination Provisions.

         4.01 Default. Except as set forth below, neither Party shall be in default under this Agreement herein unless and until the Party shall have received written notice of such default from the other Party, and shall have failed to cure the same within thirty (30) days after receipt of such notice. Any event of default may be waived under the terms of this Agreement at the other Party's option. Events of default and the remedies of the parties shall include, but not be limited to, the following:

         (a) Failure to Complete the Conduit System or Other Failure of SPC. If Qwest has not received a Completion Notice by June 30, 2003, or upon SPC's breach of any other term or condition of this Agreement and its failure to cure such breach, Qwest's sole remedy shall be the right to immediately terminate this Agreement and enforce the security interest granted to Qwest in Section 2.05 of this Agreement and/or cause SPC to transfer clear title and ownership of the Conduit System to Qwest as follows:

                  (i) Qwest may enforce its security interest against, and/or cause SPC to transfer to Qwest clear title and ownership to Legs One and Two of the Conduit System.; and

                  (ii) Upon Qwest's payment of Ten Million Dollars ($10,000,000.00) to SPC, Qwest may enforce its security against, and/or cause SPC to transfer clear title and ownership to Leg Three of the Conduit System.

         (b) Failure to Make Payment. Upon the failure by Qwest to timely cure any undisputed payment default after notice thereof from SPC, Qwest shall immediately forfeit any right, title or interest in any portion of the Conduit System, its security interest in the Conduit System shall immediately extinguish and terminate and be of no further force or effect, and SPC shall retain all amounts paid by Qwest through the date of default. The foregoing shall not mitigate or reduce any claim SPC may have for any amounts due and owing it by Qwest pursuant to the terms and conditions of this Agreement.

URRS Agreement                     Page 178             Dated: September 9, 2002
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
5.       Legal Requirements.

         5.01 Authorizations; Compliance. To the best of SPC's knowledge, SPC is permitted to install and locate the Conduit System and Qwest is permitted to own, operate, maintain, remove, repair and reinstall the Conduit System as provided under this Agreement. SPC shall assign to Qwest any and all underlying rights, permits, licenses and governmental approvals to the extent permitted. Qwest shall be responsible for obtaining any and all underlying rights, permits, licenses and governmental approvals that are required for Qwest use, operation and ownership of the Conduit System subsequent to the Acceptance Date. In implementing the terms of this Agreement, SPC and Qwest agree to comply with all applicable local, municipal, state or federal laws, rules, regulations and orders.

         5.02 Permittee Agreement. Qwest acknowledges and agrees that all rights of Qwest with respect to that segment of the Route that is upon and within rights-of-way owned or controlled by the Nevada Department of Transportation ("NDOT") are dependent upon and subject to SPC's rights under that certain June 29, 2001 Permittee Agreement between NDOT and SPC. Qwest agrees that it will not do any act or thing that will cause or result in a default by SPC under the Permittee Agreement. This Agreement shall be subject to all terms, conditions, and provisions of the Permittee Agreement, and Qwest hereby binds itself to and agrees, with respect to the Conduit System located within NDOT rights of way, to all terms and provisions of the Permittee Agreement applicable thereto, which are hereby incorporated by reference. Additionally, attached as Exhibit D is form release language, which is required by NDOT to be incorporated into this Agreement.

         5.03 Taxes. Qwest shall pay all taxes, fees and other impositions, including without limitation personal property taxes, value added and gross receipts taxes, which are assessed on the Conduit System after the relevant Acceptance Date. SPC shall be responsible for all taxes imposed on the Conduit System prior to the relevant Acceptance Date.

         5.04 Confidentiality. This Agreement and all materials, maps, and other documents which are disclosed by one party to the other in fulfilling the provisions and intent of this Agreement, are and shall be confidential ("Confidential Information"). Neither party shall divulge or otherwise disclose Confidential Information to any third party without the prior written consent of the other party except as required for the implementation of this Agreement, and to auditors, attorneys, financial advisors, lenders and prospective lenders, provided that in each case the recipient agrees in writing to be bound by the confidentiality provisions set forth in this Section 4.04. A party may also disclose Confidential Information without the prior written consent of the other party if required by a court order or as otherwise required by law or in any legal or arbitration proceeding relating to this Agreement; provided, however, that in such case, the disclosing party shall give the other party five (5) days' written notice of such disclosure to allow such party to seek a protective order or otherwise prevent or protect such disclosure.

6.       General

         6.01 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by United States first class mail, postage prepaid, registered or certified, return receipt requested], or by hand delivery (including by means of a professional messenger service) addressed as follows:

URRS Agreement                     Page 179             Dated: September 9, 2002
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
                      To SPC:       Sierra Pacific Communications
                                    P.O. Box 300088
                                    Reno, NV 89520
                                    Attention:  Manager, Facilities

              With a copy to:       Sierra Pacific Communications
                                    Associate General Counsel
                                    Nevada Power Company M/S 3A
                                    P.O. Box 230
                                    Las Vegas, NV  89151

                    To Qwest:       Qwest Communications Corporation
                                    13952 Denver West Parkway
                                    Building 53, Suite 200
                                    Denver, CO 80401.
                                    Attention: Vice President of Outside
                                    Plant Construction

              With a copy to:       Qwest Law Department
                                    1801 California Street, Suite 3800
                                    Denver, Colorado 80202
                                    Attention:  Procurement Attorney

         Any such notice or other communication shall be deemed to be effective when actually received or refused. Either party may by similar notice given change the address to which future notices or other communications shall be sent.

         6.02 Modification. This Agreement may not be rescinded, amended or otherwise modified except by a writing executed by an authorized representative of both SPC and Qwest.

         6.03 Assignment. Neither party shall assign or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign or otherwise transfer without the express written consent of the other in connection with: (i) any disposition of all or substantially all of the assets of either party; (ii) any merger, consolidation or reorganization of either party; (iii) any assignment, in whole or in part, to any subsidiary, parent company or other affiliate of either party; (iv) any collateral assignment, security interest or pledge of this Agreement to a lender. In any event the assignor shall remain obligated to the other party under the terms of this Agreement unless the other party releases and discharges the assignor in writing.

         6.04 Warranties. SPC represents and warrants that Qwest shall receive title to the personal property that comprises the Conduit System free and clear of all encumbrances, including any mechanics or material liens, except as may be specifically provided in Section 6.14(c). SPC warrants that all construction of the Conduit System shall have been performed in a manner consistent with telecommunication industry standards and the Specifications. All warranties made under this Section 6.04 shall be true and correct as of the Acceptance Date and shall survive expiration or termination of this Agreement for a

URRS Agreement                     Page 180             Dated: September 9, 2002
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
period of one (1) year from the Acceptance Date. EXCEPT AS SET FORTH IN THIS
SECTION 6.04, SPC MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDUIT SYSTEM, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. THE WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES MADE BY SPC TO QWEST WITH RESPECT TO THIS AGREEMENT AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED. If Qwest discovers any defect in the Conduit System within one (1) year of the Acceptance Date, Qwest shall notify SPC in writing of the same and SPC shall, within thirty (30) days of receiving such notice, correct or cause to be corrected any defect at SPC's cost and expense. If the defect is of a nature that will cause immediate damage or harm to the Conduit System, Qwest shall notify SPC of the same and SPC shall use reasonable commercial efforts to have any defect repaired within forty-eight (48) hours of receiving such notice or, if SPC cannot have the defect repaired within forty-eight (48) hours of receiving notice, Qwest may repair the defect at SPC's cost. Additionally, SPC agrees to pass on and assign to Qwest any warranty it may have received from the manufacturer or supplier, to the extent that such warranty is assignable.

         6.05 Insurance. Each Party shall procure and maintain in force, at its own expense, insurance coverage in amounts that a reasonably prudent business person would maintain considering the obligations of the parties hereunder but in no event less than coverage of the following types and limits:
(a) workers' compensation as required by applicable law; (b) employer's liability with minimum limits of $1,000,000; (c) general liability with minimum limits of $2,000,000; and (d) automobile liability with minimum limits of $2,000,000. Such required insurance shall be obtained through insurers reasonably acceptable to the other party and licensed to conduct business in the jurisdiction. Each party shall obtain from the insurance companies providing the coverage required by this Agreement, the permission of such insurers to allow such party to waive all rights of subrogation and each party does hereby waive all such subrogation rights. Both parties expressly acknowledge that a party shall be deemed to be in compliance with the provisions of this Section 6.05 if it maintains a state-approved self-insurance program providing for a retention of up to $1,000,000, and covers any excess coverage requirements under subsections (a) - (d) above with insurance

         6.06 Indemnity. Each Party hereby agrees to indemnify, defend, protect and hold harmless the other party, its employees, agents, officers and directors (the "Indemnified Persons"), from and against, and assumes liability for, all suits, actions, damages or claims of any character brought against the Indemnified Persons because of any damage received or sustained by any persons or tangible property which in whole or in part arise on account of (i) the negligent acts or omissions or willful misconduct of the indemnifying Party in the performance of or related to the indemnifying Party's duties or obligations under this Agreement, or (ii) a breach of this Agreement. Notwithstanding the termination of this Agreement for any reason, the provisions in this paragraph shall survive such termination.

         6.07 Complete Agreement. This Agreement represents the entire understanding between SPC and Qwest with respect to the installation and sale of the Conduit System covered hereunder and incorporate all prior and contemporaneous understandings, whether written or oral, between the parties. This Agreement supersedes all other prior oral or written agreements concerning the installation and sale of the Conduit System

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
covered hereunder. This Agreement may not be rescinded, amended, or otherwise modified except in writing executed by the authorized representatives of both parties.

         6.08 No Personal Liability. Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer, director or agent of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations or provisions of this Section.

         6.09 Attorneys' Fees. Subject to Sections 3.02 and 6.19 , in the event any suit or action is brought by a party under this Agreement to enforce any of its terms, or in an appeal therefrom, the prevailing party will be entitled to have the other party pay its reasonable attorneys' fees, as fixed by the trial court and/or appellate court, whichever the case may be.

         6.10 Damages; Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other party for any loss of profits or indirect, incidental, consequential, punitive or exemplary damages of any type whatsoever arising under or related to this agreement. The parties expressly agree that damages of the types referenced in the immediately preceding sentence do not include damages for termination of contract provided under Section 4 of this Agreement. The parties further agree that no claim for losses or damages whatsoever in connection with this Agreement shall be made more than two (2) years after the date that the event giving rise to such claim is known or reasonably should have been known to the party making such claim.

         6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         6.12 Severability. In the event that any provision of this Agreement is held unenforceable or invalid, the remainder of the Agreement shall remain in full force and effect, and that the unenforceable or invalid provision be replaced with a reasonable provision that most closely reflects the intention of the parties.

         6.13 Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without reference to conflicts of law principles.

         6.14 SPC's Representations and Warranties. SPC represents and warrants that:

                  (a) SPC is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. SPC has full power and lawful authority to enter into this Agreement and consummate the transactions contemplated by this Agreement.

                  (b) As of the Acceptance Date, SPC has good and marketable title to the personal property which comprises the Conduit System, free and clear of all liens, claims and encumbrances.

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
                  (c) To the best of SPC's knowledge and except as otherwise set forth in Exhibit G, neither SPC nor the Conduit System is subject to any pending or threatened litigation, proceeding or administrative investigation.

                  (d) To the best of SPC's knowledge and as of the Acceptance Date, the Conduit System complies with all applicable laws.

                  (e) As of the Acceptance Date, there are no parties in possession of any of the Conduit System, and there are no other rights of possession to or use of the Conduit System which have been granted to any third party or parties, except where access is commonly shared by SPC and other telecommunications facility users and collocators within the Right of Way along the Route.

                  (f) As of the Acceptance Date SPC has not granted to any party any option, contract or other agreement with respect to the purchase or sale of the Conduit System.

                  (g) To the best of SPC's knowledge, there are no pending or threatened condemnations or similar proceedings affecting any of the Conduit System and, to the best of SPC's knowledge, no such proceeding is contemplated by any governmental authority. SPC has no knowledge i) that the Conduit System is situated within any special assessment district, or ii) of any proposal under which the Conduit System is to be placed in any such special assessment district.

                  (h) To the best of SPC's knowledge and provided Qwest performs its transactional and continuing obligations under this Agreement, the entering into and consummation of the transactions contemplated hereby will not conflict with or, with or without notice or the passage of time or both, constitute a default under, any contract, lease or other agreement, including, without limitation, the contracts to which SPC is a party or by which SPC may be bound or any laws affecting SPC or the Conduit System. This Agreement and all documents referenced herein to be executed by SPC are and shall be valid and legally binding obligations of SPC.

                  (i) To the best of SPC's knowledge, (i) all representations and warranties made by SPC in this Agreement, and all information contained in any statement, document or certificate furnished to Qwest in connection with this transaction, are free from any untrue statement of material fact and do not omit to state any material facts necessary to make the statements contained herein or therein not misleading; and
         (ii) the copies of any documents furnished to Qwest in connection with this transaction are true and complete copies of the documents they purport to be. Each of the representations and warranties of SPC contained in this Agreement are acknowledged by SPC to be material and to be relied upon by Qwest in proceeding with this transaction, shall be deemed to have been remade by SPC as of the Acceptance Date and shall survive the Acceptance Date.

         6.16 Qwest's Representations and Warranties. Qwest represents and warrants that:

                  (a) Qwest is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, and has or will have the corporate power and authority to enter into this Agreement and to consummate the

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
         transactions contemplated by this Agreement. Prior to the date of execution of this Agreement, this Agreement will have been duly authorized by all necessary corporate action on the part of the Qwest. This Agreement constitutes the legal, valid and binding obligation of Qwest, enforceable against Qwest in accordance with its terms.

                  (b) No third party approval or consent is required to enter into this Agreement or the documents referenced herein or to consummate the transactions contemplated hereby. To the best of Qwest's knowledge, the entering into and consummation of the transactions contemplated hereby will not conflict with or, with or without notice or the passage of time or both, constitute a default under, any contract, lease or other agreement, including, without limitation, the contracts to which Qwest is a party or by which Qwest may be bound or any laws affecting Qwest.This Agreement and all documents referenced herein to be executed by Qwest are and shall be valid and legally binding obligations of Qwest.

                  (c) All representations and warranties made by Qwest in this Agreement, and all information contained in any statement, document or certificate furnished to SPC in connection with this transaction, are free from any untrue statement of material fact and do not omit to state any material facts necessary to make the statements contained herein or therein not misleading. The copies of any documents furnished to SPC in connection with this transaction are true and complete copies of the documents they purport to be. Each of the representations and warranties of Qwest contained in this Agreement are acknowledged by Qwest to be material and to be relied upon by SPC in proceeding with this transaction, shall be deemed to have been remade by Qwest as of the Acceptance Date and shall survive the Acceptance Date.

         6.17 Conditions to Qwest's Obligations. Qwest's obligations under this Agreement are subject to the satisfaction, on the Acceptance Date, of each of the following conditions, any of which may be waived in writing by Qwest:

                  (a) SPC will have fully complied with and performed all of its obligations under this Agreement.

                  (b) All representations of SPC in this Agreement will be true and complete as of the date when given and on the Acceptance Date.

                  (c) All consents, approvals and waivers required to consummate the transactions contemplated by this Agreement will have been obtained in writing by SPC.

         6.18 Conditions to SPC's Obligations. SPC's obligations under this Agreement are subject to the satisfaction, on the Acceptance Date, of each of the following conditions, any of which may be waived in writing by SPC:

                  (a) Qwest will have fully complied with and performed all of its obligations under this Agreement.

                  (b) All representations of Qwest in this Agreement will be true and complete as of the date when given and on the Acceptance Date.

                  (c) All consents, approvals and waivers required to consummate the

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
         transactions contemplated by this Agreement will have been obtained in writing by Qwest.

         6.19 Risk of Loss. If, prior to the Scheduled Completion Date, the Conduit System or any portion thereof is destroyed by any casualty or is the subject of a taking, SPC may repair or replace the affected potion of the Conduit System and, in such event, all the terms and conditions of this Agreement shall remain in full force and effect. If SPC chooses not to repair the Conduit System, then Qwest will have the option, to be exercised within twenty (20) days following the date on which SPC notifies Qwest in writing that it will not repair or replace the affected portion of the Conduit System, to (a) terminate this Agreement and receive from SPC, within ten (10) days of providing SPC with notice of such termination, any portion of the Purchase Price which Qwest paid to SPC as of the date of the destruction or taking, or (b) deduct from the Purchase Price the value of that portion of the Conduit System which was so destroyed or taken as is mutually agreed to by Qwest and SPC or, in the event of disagreement, the amount determined by an arbitrator or appraiser mutually agreeable to Qwest and SPC, and to otherwise consummate this transaction.

         6.20 Dispute Resolution. Except for an action seeking a temporary restraining order or injunction, or suit to compel compliance with this dispute resolution process, the Parties agree to exclusively use the dispute resolution procedures set forth in this Section 6.20 with respect to any controversy or claim arising out of or relating to this Agreement. For a period of forty-five
(45) days after notice from either Party, the Parties shall attempt in good faith to resolve the dispute by direct negotiation of representatives of the Parties. If the Parties do not resolve the dispute within such period, such dispute shall be resolved by arbitration in a location agreed to by the parties and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Federal Arbitration Act, 9 U.S.C. Sections 1-15, not state law, shall govern the arbitrability of all claims, the arbitration shall be held in the jurisdiction of the Party against whom the arbitration is filed Judgment on any award rendered by the arbitrator under this Section may be entered in any court having jurisdiction thereof. No award rendered under this Section, shall include indirect, consequential, special or punitive damages. If any party files a judicial or administrative action asserting claims subject to arbitration as prescribed herein, and another party successfully stays such action or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys' fees.

         6.21 Force Majeure. Neither party shall be liable to the other party, and each party's performance under this Agreement shall be excused, if and to the extent that any failure or delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; fire; flood; fiber, cable, conduit, or other material failures, shortages or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders therefor; lack of or delay in transportation; the effect of applicable laws, or the imposition of any governmental codes, ordinances, laws, rules, regulations or restrictions, or delay in governmental authorizations; war or civil disorder; strikes or other labor disputes; failure of a third party to grant or recognize an underlying right (provided that SPC has made timely and reasonable commercial efforts to obtain the same); or any other cause beyond the reasonable control of such party. The party claiming relief under this Section shall notify the other in writing of the existence of the event relied on and the

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
cessation or termination of said event, and the party claiming relief shall exercise reasonable commercial efforts to minimize the time of any such delay.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

QWEST COMMUNICATIONS
CORPORATION

By: _______________________________        By: _____________________________

Name: _____________________________        Name:  RICHARD J. COYLE, JR.

Title: ____________________________        Title: President

URRS Agreement                     Page 186             Dated: September 9, 2002
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
                                   EXHIBIT A

                            MAP OF THE RIGHT-OF-WAY

                                   [GRAPHIC]

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
                                    EXHIBIT B

                               THE CONDUIT SYSTEM

                     VERDI, NEVADA TO SACRAMENTO, CALIFORNIA

         This portion of the route consists of approximately 131 miles (691,680') in length. The telecommunications system along the route from the Union Pacific Railroad milepost 227, approximately 8/10 of a mile east of the California - Nevada State Line near Verdi Nevada to Hirshdale Road UPRR MP 218.3, approximately 11 miles (58,080'). From Hirshdale Road to West Truckee, approximately 16.5 miles (87,120'). West Truckee to Soda Spring, approximately
6.8 miles (35,904'). Soda Springs to Cisco Grove approximately 9.1 miles (48,048'). Cisco Grove to Blue Canyon approximately 12 miles (63,360'). Blue Canyon to Colfax UPRR MP 142, approximately 21 miles (110,880'). UPRR MP 142 to Sacramento UPRR MP 89 approximately 53.7 mile (283,536'). Sacramento UPRR MP 89 to 1005 North B Street approximately 1 mile (5280').

                                   RENO METRO

         The fiber optic cable line will start .8 of a mile from the California border into Nevada and ties in with a Williams handhole between UPRR and 1-80 and ends at the Wells Fargo building at 200 South Virginia Street. Phase II begins at 200 South Virginia Street, Wells Fargo building, and ends at South Meadows Parkway.

                                   LONG HAUL

         The fiber optic cable line will start at the intersection of South Meadows Parkway and South Virginia Street in Reno and follow the highway right-of-way south from Reno along U.S. highway 395 to East Lake Boulevard. From East Lake Boulevard, the cable will continue southward along a corridor to Goni Road and then to Arrowhead Drive in Carson City. At Arrowhead Drive it will head eastward to US Highway 50 and continue east crossing the rest of Nevada, passing through the cities of Fallon, Austin, Eureka, and Ely and continuing into Delta Utah. At Delta the route would follow US Highway 6 northeastward to State Route 132 In Lynndyl, Utah. At State Route 132 the cable would continue northeast to just west of Nephi, Utah, where it would intersect State Route 91. On State Route 91 the fiber optic cable would continue northward through Mona to Santaquin, Utah. The cable would then head northeast, following side roads and a portion of State Route 115 on the west side of Interstate 15 (1-15). Just north of Spanish Fork the fiber optic cable would cross under 1-15 and tie in with another fiber optic cable system on 4800 South, approximately 0.2 miles east of 1-15. The route would then continue north on I-15 to Provo, UT, run along city streets into the Provo POP located at the corner of East 100 and North 100, then along city streets to I-15, then north on I-15 to the vicinity of the Bangerter Highway, north to west 700 south, along city streets to 161 Regent Street, north on Regent Street to the termination point at 100 South State Street.

                                   CALIFORNIA

-   Verdi Nevada on UPRR MP 227 to MP 218.3 at Hirshdale Rd. spread 5.1.

-   Hirshdale Rd. to West Truckee, spread 5.2.

-   West Truckee to Soda Springs, spread 5.3

-   Soda Springs to Cisco Grove, spread 5.4

-   Cisco Grove to Blue Canyon, spread 5.5

-   Blue Canyon to Colfax UPRR MP 142, spread 5.6

-   Colfax UPRR MP 142 to Sacramento UPRR 89, spread 6

-   Sacramento UPRR 89 to 1005 North "B" Street, Sacramento Ca, spread 7

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
                                   NEVADA

-   Reno Metro, Phase 1 is approximately 74,406 feet

-   Phase 2 is approximately 51,069 feet.

- Spread 1, South Meadow Parkway to Lyon County line Is approximately 321,496 feet.

- Spread 2, Churchill County line to the Lander County line is approximately 567,791 feet.

- Spread 3, Lender County line to the White Pine County line is approximately 578,458 feet.

-   Spread 4, White Pine County to Utah border is approximately 702,319 feet.

                                   UTAH

- Spread 5, Millard County at the Nevada/Utah border to Juab County line is approximately 616,238 feet.

- Spread 6, Juab County line to north of Spanish Fork approximately 0.2 miles east of 1-15 end is approximately 355,097 feet.

-   Spanish Fork to Provo, UT approximately 7.95 miles (42,000 feet).

-   Provo north to Salt Lake City, UT approximately 59.14 miles (312,265 feet).

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
                                   EXHIBIT C

                                  BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sierra Pacific Communications, a Nevada corporation ("SPC"), does hereby sell, transfer, and convey to Qwest Communications Corporation, a Delaware corporation ("Qwest"), all right, title and interest in the following personal property:

         (i) one (1) one-and-one-quarter inch (1.25") conduit of approximately one hundred forty-six (146) miles in length between Sacramento, California and Reno, Nevada;

         (ii) one (1) two inch (2") conduit of approximately three hundred fifty (350) miles in length between Reno, Nevada and Ely, Nevada;

         (iii) one (1) two inch (2"") conduit of approximately three hundred sixteen (316) miles in length between Ely, Nevada and Salt Lake City, Utah;

together with the associated vaults, handholes and manholes, and other related facilities within the Route as set forth in Exhibit B (the "Conduit System"), installed on approximately 812 miles between Sacramento, CA and Salt Lake City, Utah and as more particularly described in the Amended and Restated Agreement for Construction and Sale of a Conduit between the SPC and Qwest dated September 4, 2002. SPC hereby warrants to Qwest that good and clear title to the personal property that comprises the Conduit System is hereby vested in Qwest free and clear of all liens, claims, encumbrances and rights of others.

         IN WITNESS WHEREOF, SPC has caused this Bill of Sale to be executed and delivered in its name this ____ day of _______, 2003.

                                       SIERRA PACIFIC COMMUNICATIONS
                                         ("SPC")

                                            Insert Company Name

                                       By:  _________________________________

                                       Name: ________________________________

                                       Title: _______________________________

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
                                            Date:
                                                _______________________________

                                   EXHIBIT D

                           NDOT FORM RELEASE LANGUAGE

         IRU Grantee acknowledges and agrees that neither NDOT, nor its representatives, agents, servants, and/or employees is responsible for the continuing Operation and Maintenance of the System and the IRU Grantee's IRU Fibers. Neither NDOT, its representatives, agents, servants, and/or employees shall be responsible or liable for any damage to, or interruption of the Operational status of IRU Grantee's network and/or the IRU Fibers, provided, however, that in the event that Maintenance on the IRU Fibers is required due to the supervening negligence or willful misconduct of NDOT, its representatives, agents, servants of employees, the reasonable costs and expenses of such Maintenance work shall be borne by NDOT, subject to any limitations set forth in the Permittee Agreement between NDOT and SPC. IRU Grantee understands and agrees that the Installation of the IRU Fibers and the System is within a public highway environment and therefore subject to the inherent dangers of such environment including, without limitation damage to the IRU Fibers resulting from traffic accident or construction along the ROW. IRU Grantee agrees to release, remise and forever discharge NDOT, its representatives, agents, servants, and employees from any liability associated with or relating to damage to, or interruption of the Operational status of, the System and/or the IRU Fibers, whether or not the proximate cause of such damage or interruption was the negligence of NDOT, representatives, agents, servants, and/or employees, including, without limitation, liability for incidental or consequential damages and/or loss of business or business revenue; provided, however, that in the event that Maintenance on the IRU Fibers is required due to the supervening negligence or willful misconduct of NDOT, its representatives, agents, servants or employees, the reasonable costs and expenses of such Maintenance work shall be borne by NDOT, subject to the limitations set forth in the Permittee Agreement between NDOT and SPC.

URRS Agreement                     Page 191             Dated: September 9, 2002
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
                                   EXHIBIT E

                                COMPLETION DATES

ROUTE STATUS CONDUIT INSTALLATION:        STATUS                EST. COMPLETION
Sacramento to Reno                        Complete

South Meadows - Lyon/Churchill            79.7% complete            10-30-02

Churchill County NV                       98.5% complete            10-30-02

Lander & Eureka Counties, NV              94% complete              10-30-02

White Pine county, NV                     87% complete              10-30-02

Millard County, UT                        99.1% Complete            10-30-02

Juab & Utah Counties, UT                  98% complete              10-30-02

Spanish Fork - Bangerter UT               0.0% complete             11-31-02

I15 - Provo POP, UT                       0.0% complete             12-31-02

Provo, UT - SLC                           0.0% complete             01-31-03

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
                                   EXHIBIT F

                   MAINTENANCE SPECIFICATIONS AND PROCEDURES

1.       DEFINITIONS:

Terms used in this exhibit are defined in the Agreement and as follows:

Agreement: The Agreement between Qwest Communications ("CUSTOMER") and Sierra Pacific Communications, the Service Provider ("SP")

Cable Relocation: The physical relocation of the System, which may be required by public (e.g., city or state government) or private entities.

Facilities: All physical building spaces, including but not limited to regenerator huts, terminal offices, terminal huts, and manholes, where the System is present along the Route.

Maintenance Activity: All work activities as defined in Section 2 of this Schedule.

Method of Procedure (MOP): The plan developed by the SP, which details the activities, required to be followed during work activities near or on the System.

One-Call Agency: Each state has a state run agency established by the state for anyone (including but not limited to contractors) to call a pre-designated phone number to report potential intrusions to the System. Every state has its own One-Call Agency.

Operations Center (OC): The facility or facilities, along with the personnel and other assets required to monitor, communicate, coordinate, restore, repair, and perform all Maintenance Activity.

Planned Cable Activity (PCA) : Any planned conduit activity, including activities that do not impair the conduit as well as activities that do impair the conduit, that could potentially affect SP's service of the System.

Planned System Work Period (PSWP): A pre-arranged period of time reserved for performing certain work on the System that may potentially impact traffic. Generally, this will be restricted to weekends, avoiding the first and last weekend of each month and high-traffic weekends. The PSWP shall be agreed upon per this Exhibit C of this Agreement.

Restoration, Total (Total Restoration): A condition whereby the conduit cannot carry service along one or more Route Segment(s) or Route Section(s) on a Link(s). An example of this condition is a backhoe severing the conduit.

Service Acceptance Date: The date that the Customer accepts the System and requires service on the System.

2.       MAINTENANCE ACTIVITIES

The following subsections describe the types of Maintenance Activities that must be performed. All Maintenance Activity types described below shall be performed by or under the direction of the SP.

For all Maintenance Activities, CUSTOMER may contact SP at any time to discuss fiber status or

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
to notify SP of changes in status or any other issues which require action by the SP. However, no other party, including but not limited to a lessee of the CUSTOMER's conduit (i.e. CUSTOMER subleases its conduit to a third party), shall call the SP for anything related to CUSTOMER's conduit without the written agreement of both the CUSTOMER's and SP's escalation lists (Attachment
2) Tier 3 representative. It is the intention of this Agreement that any lessee of fibers in the conduit coordinate all problems and issues solely with the originating party of the Disposition.

Parties have the right to review each other's maintenance standards, which include preventative maintenance procedures, Planned Cable Activity procedures, and cable restoration procedures.

SP shall notify CUSTOMER at least ten (10) business days prior to the date in connection with any Planned System Work Period (PSWP) of any Maintenance Activity and as soon as possible after becoming aware of the need for unscheduled maintenance. CUSTOMER shall have the right to be present during the performance of any Maintenance Activity or unscheduled maintenance so long as this requirement does not interfere with SP's ability to perform its obligations under this Agreement. In the event that Maintenance Activity is canceled or delayed for whatever reason as previously notified, SP shall notify CUSTOMER at SP's earliest opportunity, and will comply with the provisions of the first sentence of this paragraph to reschedule any delayed activity.

2.2.     Preventative Maintenance
Preventative maintenance will be performed according to the SP's standards. Each SP's maintenance standards must include the following:

         2.1. Consistent with Transportation Equity Act 21 (TEA21) Best practices, the SP will:

                  - Subscribe to each and all One-Call Agencies that govern Route Segment(s), Route Section(s) or Link(s) they maintain.

                  -    Abide by all state One-Call Agency laws

                  -    Respond to all locate requests.

                  - Analyze, assign, and dispatch locate request to SP's qualified technicians

         2.2. The SP will positively respond to excavation activity notifications as follows:

---------------------------------------------------------------------------------------
Locate and Mark Cable                                   Within fifty (50) feet of System
---------------------------------------------------------------------------------------
Locate, Mark, and Standby to protect conduit            Within ten (10) feet of System
---------------------------------------------------------------------------------------
Positive confirmation of the location of the            Within eighteen (18) inches
Customer's Conduit will be done through                 either side of System
various means of (e.g. Potholing) to ensure
that Customers' cable is not damaged
---------------------------------------------------------------------------------------

         2.3.     Positively respond to boring operations as follows:

----------------------------------------------------------------------------------------
Standby and monitor the boring operation                Within one hundred (100) feet of
to ensure the cable is not damaged.                     System
(Potholing, etc. as required)
----------------------------------------------------------------------------------------

         2.4.     Route Patrol

Patrol the route by a qualified technician in accordance with the current SP's procedures for maintenance a minimum of four (4) times a year. This "patrol" will consist of riding the route to identify potential maintenance issues (e.g. erosion, encroachments, damaged or missing signs,

URRS Agreement                     Page 194             Dated: September 9, 2002
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
etc.).

         2.5.     Signs

The SP will routinely replace signs that are damaged.

         2.6.     Right Of Way Maintenance

Brush, trees and/or other vegetation should be trimmed to the edge of the ROW as required to support ROW accessibility and worker safety. Under no circumstances should prevailing growth exceed 30 inches in height or lower if it obstructs signage visibility. Ongoing trimming of the ROW communicates a message to others that the underground plant exists in the right of way and that the SP cares about it. As such, ROW-clearing and trimming serves as a crucial part of the overall right-of-way maintenance effort to enhance plant protection.

At a minimum ROW maintenance must comply with local, state, and federal requirements.

         2.7.     Voltage Suppressor / Arrestor

Wherever the cable sheath voltage exceeds 50v AC, voltage suppressers or arrestors shall be installed by Customer at the splice points and regenerator locations.

         2.8.     Planned Cable Activity

A Planned Cable Activity (PCA) is any activity, which can be planned in advance (i.e., not an emergency) that will cause maintenance personnel to physically move the conduit. There are two types of PCAs: intrusive and non-intrusive.

         2.9.     Intrusive PCAs

An intrusive PCA is an activity where the SP will expose the buffer tube.
Examples:

                  -    installation of insulating joints / isolation closures,

                  -    reroutes / cutovers / hot cuts

Intrusive PCAs must be performed from 6pm to 6am local time Monday through Friday or any time during the weekends, excluding holidays. If exceptions are required to these times, including holidays, utilize the escalation list.

         2.10.    Non-Intrusive PCAs

Examples of non-intrusive PCAs are as follows:

                  -    conduit lowering or rearrangements

                  -    conduit or manhole rearrangements

Non-intrusive PCAs can be performed anytime.

         2.2.4.   Responsibilities of SP and CUSTOMER

For ALL PCAs, the SP must notify the CUSTOMER at least fourteen (14) calendar days prior to the activity.

For PCA activity that will result in signal discontinuity, the following process will be performed:

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
         - AT LEAST FOURTEEN (14) CALENDAR DAYS IN ADVANCE: SP shall provide a copy of its Method of Procedure (MOP) in writing to CUSTOMER and will notify CUSTOMER of this PCA per escalation list.

         - AT LEAST TEN (10) CALENDAR DAYS IN ADVANCE: After receipt of SP's MOP, CUSTOMER then will provide a copy of its MOP to the SP that incorporates the switching, verification, identification, and testing of CUSTOMER's fibers.

         - AT THE TIME OF THE PCA: The SP and CUSTOMER shall maintain communication via phone for the entire execution of the event. CUSTOMER shall coordinate the execution of CUSTOMER's MOP with SP.

         - If for any reason any PCA is canceled or delayed, then SP shall notify CUSTOMER as soon as SP is aware of the change, and SP will reschedule the activity.

         2.11.    Cable and Conduit Restoration

The SP will respond to all CUSTOMER's notifications indicating any failure, any interruption, or any impairment to the CUSTOMER's conduit System.

         2.12.    Restoration

The SP shall notify CUSTOMER of the cable cut, per the escalation list, including the time of the conduit cut, and the Route Section as soon as possible, but no later than 15 minutes from the time the cut occurs. Once this information is provided to the CUSTOMER, the SP shall establish a communications bridge with the CUSTOMER and stay in constant communication throughout the cable cut.

The SP shall notify the CUSTOMER of the physical location of the conduit cut as soon as possible but no later than 90 minutes from the time the cable cut occurs.

For every total cable cut, SP shall respond immediately after receiving notification with a goal of restoring CUSTOMER's conduit in six (6) hours from the time of the cable cut. The only exception to this response time is when an uncontrolled incident, such as a flood, a chemical spill, a fire, a bridge collapse, a riot, or other circumstance prevents access to the damage area.

To accomplish this conduit restoration, it is acknowledged that the repairs so affected may be temporary in nature. In such event, within twenty-four (24) hours after completion of all temporary Restoration activity, SP shall commence its planning for permanent repair, and thereafter promptly shall notify CUSTOMER of such plans. If the SP informs the CUSTOMER that the temporary conduit repair cannot be made permanent immediately, then the permanent repair shall be mutually agreed upon by both parties.

The parties agree to mutually support each other during restoration activities.

In the event the restoration cable is exposed above ground, the SP must provide on-site personnel for conduit protection.

         2.13.    Conduit Damage and Restoration

The SP will respond to all notifications indicating any damage to the Conduits in the System. The CUSTOMER will affect repairs to the conduit immediately in occupied conduit or as soon as commercially reasonable and practical in the case of damaged empty conduit. The trench will be back filled using approved materials appropriate to the field conditions. Restoration standards will be at least as found prior to the excavation or better.

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Verification of continuity of Dark Fibers shall be the responsibility of the
CUSTOMER.

         2.14.    Hazardous Conditions / Service Precautions

A hazardous condition or service precaution is when an event, such as flooding, fire, street collapse, cable wash-out or a man-made event such as a train derailment occurs, and there is an increased probability that the System may be damaged, and maintenance activity is needed to prevent any potential damage.

For these events SP shall notify CUSTOMER, per escalation list, as soon as the SP knows of such event. The SP shall establish a communications bridge for these events and stay in constant communication.

         2.15.    Disaster Recovery

Disaster recovery is any event that affects service on the System and involves significantly more maintenance activity than just a cable restoration. Examples of disaster recovery are as follows:

         - train derailment occurs, which by itself would be a hazardous condition, but for this example it destroys a regeneration site, or

         - the cable at a bridge is washed out and restoration involves deploying several miles of cable to restore service.

For these events SP shall notify CUSTOMER, per escalation list, as soon as the SP knows of such event. The SP shall establish a communications bridge for these events and stay in constant communication.

The parties agree to mutually support each other during disaster recovery activities. Examples of support may include providing fault locating, splicing, or running cable. All support is at the discretion of the SP -- meaning that the SP shall have its crew performing disaster recovery and may accept and direct the support from the CUSTOMER if the CUSTOMER offers such support.

3.       OPERATIONS / NETWORK CONTROL CENTER(S)

         3.1.     Operations / Network Control Centers

The terms Operations Center and Network Control Center are synonymous, and will be called Operations Centers for the remainder of this Schedule.

SP shall operate and maintain an Operations Center (OC) staffed twenty-four
(24) hours a day, seven (7) days a week including all holidays. The OC shall be staffed by trained and qualified personnel. SP's maintenance personnel shall be available for dispatch twenty-four (24) hours a day, seven (7) days a week.

4.       ESCALATION LIST

An escalation list (Attachment 1) will be shared between the parties. This list shall provide for coordination between SP and CUSTOMER for day-to-day issues, coordination of all Maintenance Activity communication and coordination, as well as escalation personnel in the event agreement cannot be reached at the lowest level of the escalation list.

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This escalation list may be modified by either party at any time if the party making the change notifies the other party in writing twenty-four (24) hours in advance of the change.

The escalation's Tier 1 contact shall be the day-to-day working level, which shall address daily maintenance operations activities.

5.       FACILITIES

Except to the extent otherwise expressly provided in the Agreement, CUSTOMER will be solely responsible for providing and paying for any and all maintenance of all electronic, optical, and any other equipment, materials and facilities used by CUSTOMER in connection with the operation of the Dark Fibers, none of which is included in the maintenance services to be provided hereunder.

Each party agrees that the Facilities shall be placed and maintained in accordance with the requirements and specifications of current editions of the National Electrical Code and the National Electrical Safety Code, the applicable rules and regulations of the Occupational Safety and Health Act (including those of 29 C.F.R. Section 1910.268(a) et seq.) and the requirements of any other authority having jurisdiction. Each party shall promptly furnish to each other, but in no case later than twenty-four (24) hours, copies of all notices, reports, correspondence, submissions, made by either party to federal, state, or municipal environmental, safety, or health authorities. Each party agrees that Facilities shall not physically, electronically or inductively interfere with those of facilities in place.

6.       COVERAGE PERIOD

Maintenance will be performed for agreed upon Route Segment(s) or Route Section(s) on a Link(s) commencing upon the Service Acceptance Date, and conclude upon expiration or termination of the Agreement.

7.       SUBCONTRACTING

The SP may subcontract any Maintenance Activities herein, provided the SP shall require the subcontractor(s) to perform in accordance with the Agreement. The use of any such subcontractor shall not relieve SP of any of its obligations herein.

8.       ESCALATION LISTS

1.       Touch America 24 by 7 NOC 877-638-6621

2.       Transport Manager - Tom Good

3.       NOC Director - Jonathan Strong

4.       Director, Field Operations - Jerry Piazzola

5.       Vice President, Networks - Kevin Dennehy

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                                   EXHIBIT G

                                15.  LITIGATION

1. Bayport Pipeline, Inc. v. STA and Mastec North America, Inc.; Case No. CV-02-0187-HDM (VPC); United States District Court for the District of Nevada; alleged breach of contract action.

                                      16.

2. TI Energy Services, Inc. v. STA; Cause No. 2001-59361; Harris County, Texas; 164th Judicial District; alleged breach of contract action.

3. Cleveland Inspection Services, Inc. v. Sierra Pacific Communications and Touch America, Inc.; Cause No. 0020905259; Salt Lake City, UT; lien foreclosure action.

4. Sorensen Construction, Inc. v. STA; Cause No. 020901281; Salt Lake City, UT; lien foreclosure action.

5.       Adesta Bankruptcy - includes Adesta facilities in Bangerter Hwy and
         I15 in Utah

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                                   EXHIBIT H

                   REGENERATION/AMP SITES IN NEVADA AND UTAH

         Moundhouse, NV
         Lahontan, NV
         Salt Wells, NV
         Edwards Creek, NV
         Cape Horn, NV
         Eureka, NV
         Moorman, NV
         Ely, NV
         Dry Gulch, NV
         Dog Valley, UT
         Hinkley, UT

17.

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